Exhibit 2.1

AGREEMENT OF MERGER

dated as of

May 12, 2009

between

FIRST BANKSHARES, INC.

and

XENITH CORPORATION

TABLE OF CONTENTS

		PAGE
	ARTICLE 1
	DEFINITIONS

Section 1.01	Definitions.	2
Section 1.02	Other Definitional and Interpretative Provisions.	2

	ARTICLE 2
	THE MERGER; CERTAIN RELATED MATTERS

Section 2.01	The Merger; Closing.	2

	ARTICLE 3
	CONVERSION OF SHARES; CASH ELECTION; EXCHANGE OF CERTIFICATES

Section 3.01	Xenith Common Stock.	3
Section 3.02	Conversion of FBS Shares.	3
Section 3.03	Elections.	3
Section 3.04	Proration of Election Price.	4
Section 3.05	Election Procedures; Exchange Agent.	4
Section 3.06	Exchange, Surrender and Payment Procedures for FBS Shares.	5
Section 3.07	Exchange and Surrender Procedures for Xenith Common Stock.	6
Section 3.08	Stock Options.	7
Section 3.09	Xenith Warrants.	9
Section 3.10	Adjustments.	10
Section 3.11	Fractional Shares.	11
Section 3.12	Withholding Rights.	12
Section 3.13	Lost Certificates.	12

	ARTICLE 4
	THE SURVIVING CORPORATION

Section 4.01	Articles of Incorporation.	12
Section 4.02	Bylaws.	12
Section 4.03	Directors and Officers.	12
Section 4.04	Principal Office; Authorized Capital Stock; Other Matters.	13

	ARTICLE 5
	REPRESENTATIONS AND WARRANTIES OF FBS

Section 5.01	Corporate Existence and Power.	13
Section 5.02	Corporate Authorization.	14
Section 5.03	Governmental Authorization.	14
Section 5.04	Non-contravention.	14

i

APPENDIX A—DEFINITIONS

SCHEDULES:

FBS Disclosure Schedule

Xenith Disclosure Schedule

EXHIBITS:

Exhibit A – Form of Plan of Merger

Exhibit B-1 – Form of FBS Voting Agreement

Exhibit B-2 – Form of Xenith Voting Agreement

Exhibit C – Form of FBS Rule 145 Affiliate Letter

Exhibit D – Form of Tax Representation Letter from Xenith

Exhibit E – Form of Tax Representation Letter from FBS

Exhibit F – Form of Employment Agreement

Exhibit G – Amended and Restated Articles of Incorporation of Surviving Corporation

Exhibit H – Amended and Restated Bylaws of Surviving Corporation

AGREEMENT OF MERGER

AGREEMENT OF MERGER (this “Agreement”) dated as of May 12, 2009 between First Bankshares, Inc., a Virginia bank holding company incorporated pursuant to the VSCA (“FBS”), and Xenith Corporation, a Virginia corporation (“Xenith”).

WHEREAS, SuffolkFirst Bank, a Virginia banking corporation (the “Bank”), is a wholly-owned subsidiary of FBS;

WHEREAS, the respective Boards of Directors of FBS and Xenith deem it advisable and in the best interests of their respective shareholders and corporations for Xenith to merge with and into FBS (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors of FBS and Xenith have approved the Merger and this Agreement, including the Plan of Merger in the form attached as Exhibit A hereto (the “Plan of Merger”);

WHEREAS, concurrently with the execution of this Agreement, as a condition of the willingness of FBS and Xenith to enter into this Agreement, certain shareholders of FBS have agreed to enter into a Voting Agreement (the “FBS Voting Agreement”) substantially in the form attached hereto as Exhibit B-1 providing for, among other things, the agreement of such shareholders to vote FBS Shares, representing in the aggregate approximately 16% of the outstanding FBS Shares, in favor of the Plan of Merger and the approval and adoption of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, as a condition of the willingness of FBS and Xenith to enter into this Agreement, certain shareholders of Xenith have agreed to enter into a Voting Agreement (the “Xenith Voting Agreement”) substantially in the form attached hereto as Exhibit B-2 providing for, among other things, the agreement of such shareholders to vote shares of Xenith Common Stock, representing in the aggregate 100% of the outstanding Xenith Common Stock as of the date hereof, in favor of the Plan of Merger and the approval and adoption of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended by FBS and Xenith that the Merger be treated as a reorganization within the meaning of Code Section 368(a) and that no gain or loss shall be recognized in connection with the Merger by any of FBS, Xenith or their shareholders, except with respect to Cash Elections by holders of FBS Shares and cash received by holders of Xenith Common Stock in lieu of a fractional share of Surviving Corporation Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

Certain defined terms used in this Agreement are set forth in Appendix A attached hereto.

Section 1.02 Other Definitional and Interpretative Provisions.

Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, local or foreign Governmental Entity. Any reference to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

ARTICLE 2

THE MERGER; CERTAIN RELATED MATTERS

Section 2.01 The Merger; Closing.

(a) Within five days following satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, including, without limitation, final determination of the Exchange Ratio as provided in Sections 3.10(b) and (c) hereof, FBS and Xenith shall file articles of merger with the State Corporation Commission of Virginia and make all other filings or recordings required by Virginia law in connection with the Merger. The Merger shall become effective (the “Effective Time”) at the time the Certificate of Merger is issued by the State Corporation Commission of Virginia (or at such later time as may be specified in the articles of merger) in accordance with the VSCA. Upon and following the Merger, the separate existence of Xenith shall cease, and FBS shall be the surviving entity resulting from the Merger (the “Surviving Corporation”).

(b) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of FBS and Xenith, all as provided under the VSCA.

(c) The closing of the Merger (the “Closing”) shall take place at such time and place as FBS and Xenith shall agree, on the date when the Effective Time is to occur (the “Closing Date”).

ARTICLE 3

CONVERSION OF SHARES;

CASH ELECTION; EXCHANGE OF CERTIFICATES

Section 3.01 Xenith Common Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of FBS or Xenith, each issued and outstanding share of common stock, par value $1.00 per share, of Xenith (“Xenith Common Stock”) outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of common stock, par value $3.20 per share, of FBS, as the Surviving Corporation (“Surviving Corporation Common Stock”), equal to one multiplied by the Exchange Ratio, as determined pursuant to Section 3.10 (the “Xenith Merger Consideration”).

Section 3.02 Conversion of FBS Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of FBS or Xenith:

(a) each FBS Share outstanding immediately prior to the Effective Time for which a Cash Election has been effectively made and not revoked (a “Cash Electing FBS Share”) shall be converted into the right to receive an amount equal to $9.23 in cash without interest, as may be adjusted pursuant to Section 3.10(a) (the “Cash Election Price”); and

(b) each FBS Share outstanding immediately prior to the Effective Time that is not a Cash Electing FBS Share shall, following the Effective Time, represent one share of Surviving Corporation Common Stock, as may be adjusted pursuant to Section 3.10(a) (a “Non-Electing FBS Share” and, together with the Cash Election Price, the “FBS Merger Consideration”).

Section 3.03 Elections.

Each Person who, at the close of business on the date of the FBS Shareholder Meeting or on such other date as FBS and Xenith publicly announce as the election date, is a record holder of FBS Shares will be entitled, with respect to any or all of such FBS Shares, to make an election (a “Cash Election”) on or prior to such date to receive the Cash Election Price on the basis hereinafter set forth.

Section 3.04 Proration of Election Price.

(a) The number of FBS Shares to be converted into the right to receive the Cash Election Price at the Effective Time shall not exceed the number of FBS Shares which is 25% of FBS Shares outstanding at the Effective Time (the “Cash Election Number”).

(b) If the number of Cash Electing FBS Shares exceeds the Cash Election Number, then such Cash Electing FBS Shares shall be treated in the following manner:1

(i) A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing the Cash Election Number by the total number of Cash Electing FBS Shares.

(ii) A number of Cash Electing FBS Shares covered by each shareholder’s Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of Cash Electing FBS Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Price; provided that any fractional Cash Electing FBS Shares resulting from such multiplication shall be rounded down to the next whole share.

(iii) Each Cash Electing FBS Share, other than those FBS Shares converted into the right to receive the Cash Election Price in accordance with Section 3.04(b)(ii), shall, following the Effective Time, represent one share of Surviving Corporation Common Stock as if such FBS Shares were not Cash Electing FBS Shares.

Section 3.05 Election Procedures; Exchange Agent.

(a) Prior to the date of the FBS Shareholder Meeting, FBS and Xenith shall prepare a form (an “Election Form”) pursuant to which a holder of record of FBS Shares may make a Cash Election with respect to each FBS Share owned by such holder. FBS shall cause an Election Form to be included with the Joint Proxy Statement and mailed to each holder of record of FBS Shares as of the record date for such meeting.

(b) Prior to the record date for the FBS Shareholder Meeting, FBS and Xenith shall appoint an agent (the “Exchange Agent”) for the purpose of (i) receiving Election Forms and determining, in accordance with this Article 3, the form of FBS Merger Consideration to be received by each holder of FBS Shares, and (ii) exchanging for the certificates of Xenith Common Stock (the “Xenith Certificates”) certificates representing shares of Surviving

[1]	As an example, if there are 2,276,298 FBS Shares outstanding, the Cash Election Number is 569,074. If the number of Cash Electing FBS Shares is 800,000, then the Cash Proration Factor would be 71.13%. If a shareholder owned 10,000 FBS Shares and made a Cash Election with respect to all 10,000 FBS Shares, he would receive cash for 7,113 FBS Shares (7,113 shares x $9.23 per share = $65,653) and he would retain 2,887 FBS Shares, which represent 2,887 shares of Surviving Corporation Common Stock.

Corporation Common Stock. At or prior to the Effective Time, (i) FBS shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Xenith Certificates, for exchange in accordance with this Article 3, subject to Section 3.07(a), certificates representing the shares of Surviving Corporation Common Stock that constitute the Xenith Merger Consideration, and (ii) Xenith shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Cash Electing FBS Shares, for exchange in accordance with this Article 3, subject to Section 3.06(b), an amount of cash necessary to satisfy the cash portion of the FBS Merger Consideration (collectively (i) and (ii), the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in accordance with merger transactions. At the Effective Time or promptly thereafter, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of record at the Effective Time of FBS Shares and each holder of record of Xenith Common Stock, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Cash Electing Certificates or Xenith Certificates, as the case may be, to the Exchange Agent) for use in such exchange.

(c) A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m., Richmond, Virginia time, on the date of the FBS Shareholder Meeting (the “Election Deadline”) an Election Form covering the FBS Shares to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form. Any FBS Share with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 3.05(c) by the Election Deadline shall be deemed to be a Non-Electing FBS Share. A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies FBS Shares to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any FBS Shares shall result in the revocation of all prior Election Forms with respect to all such FBS Shares. Any termination of this Agreement in accordance with Article 11 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

(d) FBS and Xenith jointly, not severally, shall have the right to make rules or adopt procedures, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections are to be taken into account in making the determinations required by this Section and the payment of the FBS Merger Consideration and the Xenith Merger Consideration.

Section 3.06 Exchange, Surrender and Payment Procedures for FBS Shares.

(a) Each certificate representing one or more Non-Electing FBS Shares prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such certificate, represent the identical number of shares of the Surviving Corporation Common Stock immediately following the Effective Time.

(b) Each holder of a certificate (a “Cash Electing Certificate”) representing one or more Cash Electing FBS Shares shall be entitled to receive, upon surrender to the

Exchange Agent of a Cash Electing Certificate, together with a properly completed letter of transmittal, the Cash Election Price for each Cash Electing FBS Share represented by such certificate. Until so surrendered, each such Cash Electing Certificate shall represent after the Effective Time for all purposes only the right to receive the Cash Election Price for each Cash Electing FBS Share represented by such certificate.

(c) If by virtue of the provisions of Section 3.04, a holder of FBS Shares holds a certificate as to which some but not all of the shares are Cash Electing FBS Shares, upon surrender of such certificate and the other documentation required by Section 3.06(b) above, the Exchange Agent will deliver to such holder the Cash Election Price for each of the Cash Electing FBS Shares represented by such certificate and a new stock certificate for that number of shares of Surviving Corporation Common Stock equal to the number of FBS Shares represented by the surrendered certificate that were not Cash Electing FBS Shares.

(d) If any portion of the Cash Election Price is to be paid to a Person other than the Person in whose name the surrendered Cash Electing Certificate is registered, it shall be a condition to such payment that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Cash Electing Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Any FBS Merger Consideration remaining unclaimed by holders of FBS Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.07 Exchange and Surrender Procedures for Xenith Common Stock.

(a) Each holder of Xenith Common Stock that has been converted into the right to receive the Xenith Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Xenith Certificate, together with a properly completed letter of transmittal, the Xenith Merger Consideration in respect of the Xenith Common Stock represented by a Xenith Certificate. Until so surrendered, each such Xenith Certificate shall represent after the Effective Time for all purposes only the right to receive such Xenith Merger Consideration.

(b) If any portion of the Xenith Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Xenith Certificate is registered, it shall be a condition to such payment that (i) either such Xenith Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Xenith Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of Xenith Common Stock. If, after the Effective Time, Xenith Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Xenith Merger Consideration provided for, and in accordance with, the procedures set forth, in this Article 3.

(d) Any Xenith Merger Consideration remaining unclaimed by holders of Xenith Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) No dividends or other distributions with respect to securities of Surviving Corporation constituting the Xenith Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.11, shall be paid to the holder of any Xenith Certificates not surrendered until such Xenith Certificates are surrendered, as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the securities of Surviving Corporation have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.11 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(f) Notwithstanding any provision contained in this Agreement to the contrary, all shares of Xenith Common Stock outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares (“Dissenting Shares”) in accordance with the VSCA (a “Dissenting Holder”) shall not be converted into a right to receive any of the Xenith Merger Consideration, but shall, from and after the Effective Time, have only such rights as are afforded to the holders thereof by the provisions of Article 15 of the VSCA, unless such Dissenting Holder fails to perfect or withdraws or loses such Dissenting Holder’s right to appraisal, in which case such shares shall be treated as if they had been converted as of the Effective Time of the Merger into the right to receive the portion of the Xenith Merger Consideration payable in respect of such shares pursuant to Section 3.01. Xenith shall give FBS prompt notice of (i) any demands received by Xenith for appraisal of shares, withdrawals of such demands, and any other instruments served pursuant to the VSCA and received by Xenith, and (ii) all negotiations and proceedings with respect to such demands.

Section 3.08 Stock Options.

(a) Xenith Stock Options. At the Effective Time, each option granted by Xenith to purchase Xenith Common Stock pursuant to Xenith’s 2009 Stock Incentive Plan (the “Xenith Option Plan”), (each a “Xenith Option”), which is then outstanding and unexercised, whether or not vested, shall cease to represent a right to acquire Xenith Common Stock and shall be converted automatically into an option to purchase shares of Surviving Corporation Common Stock (a “Surviving Corporation Option”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Xenith Option Plan under which such Xenith Option was granted, including vesting rights, the agreements evidencing grants thereunder and any other agreements between Xenith and an optionee regarding Xenith Options):

(i) the number of shares of Surviving Corporation Common Stock to be subject to the Surviving Corporation Option shall be equal to the product of the number of shares of Xenith Common Stock subject to the original Xenith Option and the Exchange Ratio; provided that any fractional shares of Surviving Corporation Common Stock resulting from such multiplication shall be rounded down to the next whole share;

(ii) the exercise price per share of Surviving Corporation Common Stock under the Surviving Corporation Option shall be equal to the exercise price per share of Xenith Common Stock under the original Xenith Option divided by the Exchange Ratio; provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the next cent; and

(iii) notwithstanding anything else contained in this Section 3.08(a), it is the intention of the parties that the assumption of Xenith Options hereunder shall meet the requirements of Section 424(a) of the Code, and that each Surviving Corporation Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related Xenith Option so qualified immediately prior to the Effective Time and that each Surviving Corporation Option shall continue to be exempt from Section 409A of the Code, and the foregoing provisions of this Section 3.08(a) shall be interpreted to further such purpose and intention.

(b) FBS Stock Options. At the Effective Time, each option granted by FBS to purchase FBS Shares pursuant to the SuffolkFirst Bank 2003 Stock Option Plan (the “FBS Option Plan”), (each an “FBS Option”), which is then outstanding and unexercised, whether or not vested, shall cease to represent a right to acquire FBS Shares and shall be converted automatically into a Surviving Corporation Option in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the FBS Option Plan under which such FBS Option was granted, including vesting rights, the agreements evidencing grants thereunder and any other agreements between FBS and an optionee regarding FBS Options):

(i) the number of shares of Surviving Corporation Common Stock to be subject to the Surviving Corporation Option shall be equal to the number of FBS Shares subject to the original FBS Option;

(ii) the exercise price per share of Surviving Corporation Common Stock under the Surviving Corporation Option shall be equal to the exercise price per FBS Share under the original FBS Option; and

(iii) notwithstanding anything else contained in this Section 3.08(b), it is the intention of the parties that the assumption of FBS Options hereunder shall meet the requirements of Section 424(a) of the Code, and that each Surviving Corporation

Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related FBS Option so qualified immediately prior to the Effective Time and that each Surviving Corporation Option shall continue to be exempt from Section 409A of the Code, and the foregoing provisions of this Section 3.08(b) shall be interpreted to further such purpose and intention.

(c) At the Effective Time, the Surviving Corporation shall, as a result of the Merger, automatically assume the Xenith Option Plan, including all rights and obligations thereunder. Following the Effective Time, the Surviving Corporation may grant Surviving Corporation Options in accordance with the terms of the Xenith Option Plan.

(d) Immediately following the Effective Time, Surviving Corporation shall reserve for issuance the number of shares of Surviving Corporation Common Stock necessary to satisfy Surviving Corporation’s obligations under this Section 3.08. Promptly after the Effective Time (but in no event later than ten Business Days thereafter), Surviving Corporation shall file with the SEC a registration statement on an appropriate form under the 1933 Act with respect to the shares of Surviving Corporation Common Stock subject to the Surviving Corporation Options, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or “blue sky” laws, for so long as such options remain outstanding.

(e) Prior to the Effective Time, FBS and Xenith shall take all such steps as may be required to cause any dispositions of equity securities of the Surviving Corporation (including derivative securities with respect to any equity securities of the Surviving Corporation) resulting from the transactions contemplated by this Agreement by each individual who following the effective time will be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Surviving Corporation to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 3.09 Xenith Warrants.

At the Effective Time, each Xenith Warrant, which is then outstanding, unexercised and vested shall cease to represent a right to acquire Xenith Common Stock and shall be converted automatically into a warrant to purchase shares of Surviving Corporation Common Stock (a “Surviving Corporation Warrant”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms under which such Xenith Warrant was granted, including vesting rights, the agreements evidencing grants thereunder and any other agreements between Xenith and a warrant holder regarding Xenith Warrants):

(a) the number of shares of Surviving Corporation Common Stock to be subject to the Surviving Corporation Warrant shall be equal to the product of the number of shares of Xenith Common Stock subject to the original Xenith Warrant and the Exchange Ratio; provided that any fractional shares of Surviving Corporation Common Stock resulting from such multiplication shall be rounded down to the next whole share; and

(b) the exercise price per share of Surviving Corporation Common Stock under the Surviving Corporation Warrant shall be equal to the exercise price per share of Xenith

Common Stock under the original Xenith Warrant divided by the Exchange Ratio; provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the next cent.

(c) At the Effective Time, the Surviving Corporation shall, as a result of the Merger, automatically assume the Xenith Warrant Agreements, including all rights and obligations thereunder.

Section 3.10 Adjustments.

(a) If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of FBS or Xenith shall occur (other than changes resulting from the offering of Xenith Common Stock contemplated by Sections 10.02(f) and 10.03(f) hereof), including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the FBS Merger Consideration, the Xenith Merger Consideration, the Cash Election Price and any other amounts payable pursuant to this Agreement and, if applicable, their respective determinations shall be appropriately adjusted.

(b) The exchange ratio shall be an amount (carried out four decimal places) equal to the quotient of the Adjusted Xenith Book Value Per Share divided by the Cash Election Price (the “Exchange Ratio”). 2 The “Adjusted Xenith Book Value Per Share” shall be equal to the Final Xenith Shareholders’ Equity divided by the number of shares of Xenith Common Stock outstanding immediately prior to the Effective Time.

(c) The Final Xenith Shareholders’ Equity shall be determined as follows:

(i) No less than ten days prior to the Closing Date, Xenith shall cause to be prepared and delivered to FBS the unaudited balance sheet of Xenith as of the end of the month immediately preceding the Closing Date (or, if the Closing Date occurs during the first fifteen days of a month, as of the end of the month preceding the month immediately preceding the Closing Date) (the “Estimated Xenith Closing Balance Sheet”), as well as a good faith estimate, based on a roll-forward of the Estimated Xenith Closing Balance Sheet, of Xenith’s total shareholders’ equity as of the Effective Time (which roll-forward shall include, without limitation, all expenses incurred by Xenith in connection with the transactions contemplated hereby, regardless of whether such expenses are expensed or capitalized pursuant to GAAP), which estimate shall be reasonably acceptable to FBS (the “Estimated Xenith Shareholders’ Equity”). Xenith shall make available to FBS access to its books and records, its financial and accounting personnel and all work papers related to the calculation of the Estimated Xenith Shareholders’ Equity. Section 3.10(c)(i) of the Xenith Disclosure Schedule sets forth a draft form of the Estimated Xenith Closing Balance Sheet prepared as if the Closing

[2]	As an example, if the Final Xenith Shareholders’ Equity is $46,300,000, there are 5,250,000 shares of Xenith Common Stock outstanding immediately prior to the Effective Time and the Cash Election Price is $9.23, then the Exchange Ratio will be 0.9555 (($46,300,000 ÷ 5,250,000) ÷ 9.23).

occurred on December 31, 2008. The Estimated Xenith Closing Balance Sheet shall be prepared in accordance with GAAP and in a manner consistent with Xenith’s most recent audited financial statements (except for normal year-end audit adjustments and except for lack of notes thereto).

(ii) If FBS has no objections to the Estimated Xenith Shareholders’ Equity (or fails to deliver notice of its objection within the applicable five day period) the Estimated Xenith Shareholders’ Equity shall be the Final Xenith Shareholders’ Equity.

(iii) If FBS has an objection to the Estimated Xenith Shareholders’ Equity, FBS shall deliver a detailed statement describing FBS’s objections to Xenith within five days following FBS’s receipt of the Estimated Xenith Closing Balance Sheet. FBS and Xenith shall use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within two days after Xenith has received the statement of objections, FBS and Xenith shall select a nationally-recognized accounting firm mutually acceptable to them to promptly resolve any remaining objections within five days following submission of such objections to the accounting firm. If FBS and Xenith are unable to agree on the choice of an accounting firm, FBS and Xenith shall select a nationally-recognized accounting firm by lot (after excluding Ernst & Young and Witt Mares, PLC). Such accounting firm shall consider only those items and amounts set forth in the Estimated Xenith Closing Balance Sheet, or the detailed statement of objections of FBS that remain in dispute and shall base its determinations solely on the submissions of the parties and the definitions and other relevant provisions contained herein. In resolving any disputed item, such accounting firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The decision of such accounting firm shall be final and binding on all parties hereto. If any unresolved objections are submitted to an accounting firm for resolution as provided above, the fees and expenses of such accounting firm shall be split 50%/50% between FBS and Xenith.

(iv) The Estimated Xenith Shareholders’ Equity shall be revised to reflect the resolution of any objections and such revised Estimated Xenith Shareholders’ Equity shall be the Final Xenith Shareholders’ Equity for all purposes hereunder.

Section 3.11 Fractional Shares.

No fractional shares of Surviving Corporation Common Stock shall be issued in the Merger. All fractional shares of Surviving Corporation Common Stock that a holder of Xenith Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest equal to the Cash Election Price multiplied by the fraction of a share of Surviving Corporation Common Stock to which such holder would otherwise have been entitled.

Section 3.12 Withholding Rights.

Each of the Exchange Agent and Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Section 3.12 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent or Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the FBS Shares, or Xenith Common Stock, as the case may be, in respect of which the Exchange Agent or Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.13 Lost Certificates.

If any Xenith Certificate or certificate evidencing FBS Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Xenith Merger Consideration or FBS Merger Consideration, as the case may be, to be paid in respect of the FBS Shares or shares of Xenith Common Stock represented by such certificate, as contemplated by this Section 3.13.

ARTICLE 4

THE SURVIVING CORPORATION

Section 4.01 Articles of Incorporation.

At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated by virtue of the Merger to read as set forth in Exhibit G. Thereafter, the articles of incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

Section 4.02 Bylaws.

At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated by virtue of the Merger to read as set forth in Exhibit H. Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

Section 4.03 Directors and Officers.

(a) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the Board of Directors of the Surviving Corporation shall consist of those Persons identified in Section 4.03(a)(i) of the Xenith Disclosure Schedule, which Persons consist of the the directors of Xenith as of the date hereof, along with three additional directors designated by FBS, and (ii) the Chairman of the Board and the executive officers of the Surviving Corporation shall be those Persons identified in Section

4.03(a)(ii) of the Xenith Disclosure Schedule. Subject to satisfying their fiduciary duties under applicable law, the Persons identified in Section 4.03(a)(i) of the Xenith Disclosure Schedule as the directors of the Surviving Corporation have indicated their intention to nominate for election as directors at the next annual meeting of shareholders two of the directors designated by FBS.

(b) The Surviving Corporation shall take all action necessary so that, after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the Board of Directors of the Bank shall consist of those Persons identified in Section 4.03(b)(i) of the Xenith Disclosure Schedule, which Persons consist of five individuals designated by FBS and six individuals designated by Xenith, (ii) the Chairman of the Board shall be T. Gaylon Layfield, III, and (iii) the executive and senior officers of the Bank shall be those Persons identified in Section 4.03(b)(iii) of the Xenith Disclosure Schedule. FBS, as the Surviving Corporation, in its capacity as sole shareholder of the Bank, agrees to reelect at the next annual meeting of shareholders of the Bank those Persons identified in Section 4.03(b) of the Xenith Disclosure Schedule, provided that such Persons meet the standards of conduct and requirements for election.

Section 4.04 Principal Office; Authorized Capital Stock; Other Matters.

The principal banking office of the Surviving Corporation shall be located at One James Center, 901 E. Cary Street, Suite 1700, Richmond, Virginia 23219. The authorized capital stock of the Surviving Corporation shall consist of 100,000,000 shares of common stock, with a par value of $1.00 per share and 25,000,000 shares of preferred stock, with a par value of $1.00 per share. Each share of capital stock of the Surviving Corporation shall be entitled to one vote. No preferred stock will be issued in the Merger.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FBS

Except as set forth in the disclosure schedule delivered by FBS to Xenith on or prior to the date hereof (the “FBS Disclosure Schedule”), FBS represents and warrants to Xenith that the following representations and warranties are true and correct as of the date hereof:

Section 5.01 Corporate Existence and Power.

(a) FBS is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. FBS is registered as a bank holding company under the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”). FBS is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. FBS has heretofore delivered to Xenith true and complete copies of the articles of incorporation and bylaws of FBS as currently in effect.

(b) The Bank is duly incorporated as a banking corporation, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Bank is an “insured bank” as defined in Section 3(h) of the Federal Deposit Insurance Act (“FDIA”) and is a member of the Federal Reserve System. The Bank is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. The Bank has heretofore delivered to Xenith true and complete copies of the articles of incorporation and bylaws of the Bank as currently in effect. With the exception of the Bank, FBS does not have any Subsidiaries.

Section 5.02 Corporate Authorization.

(a) The execution, delivery and performance by FBS of this Agreement and the consummation by FBS of the transactions contemplated hereby are within FBS’s corporate powers and, except for the required approval of FBS’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of FBS. The affirmative vote of the holders of a majority of the outstanding FBS Shares is the only vote, approval or consent of the holders of any of FBS’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of FBS (assuming the due authorization, execution and delivery hereof by Xenith).

(b) At a meeting duly called and held, FBS’s Board of Directors has (i) unanimously determined that this Agreement, the Plan of Merger and the transactions contemplated hereby are fair to and in the best interests of FBS’s shareholders, (ii) unanimously approved and adopted this Agreement, the Plan of Merger and the transactions contemplated hereby and (iii) unanimously resolved to recommend that the FBS shareholders approve the Plan of Merger.

Section 5.03 Governmental Authorization.

The execution, delivery and performance by FBS of this Agreement and the consummation by FBS of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity or with any Third Party other than (i) (A) the filing of articles of merger with respect to the Merger with the State Corporation Commission of Virginia, (B) the issuance by the State Corporation Commission of Virginia of a Certificate of Merger and (C) the filing of appropriate documents with the relevant authorities of other states in which FBS is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iii) the filing with and approval of or notice of the intention not to disapprove by the Board under Section 3 of the BHC Act, with respect to the Merger, (iv) the filing with and approval of the Board under the Bank Merger Act, with respect to the Merger, (v) any other filings and approvals required by the BFI or any other state or the District of Columbia with respect to the Merger and (vi) actions or filings with The Nasdaq Stock Market, Inc. (the filings and approvals set forth in clauses (i) through (vi), the “FBS Required Filings and Approvals”).

Section 5.04 Non-contravention.

(a) Except as set forth in Section 5.04(a) of the FBS Disclosure Schedule, the execution, delivery and performance by FBS of this Agreement and the consummation by FBS of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of FBS or the Bank, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which FBS or the Bank is entitled under any provision of any agreement or other instrument binding upon FBS or the Bank or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of FBS or the Bank or (iv) result in the creation or imposition of any Lien on any asset of FBS or the Bank.

(b) As of the date hereof, FBS has no Knowledge of any reason why, if required to meet statutory or other regulatory requirements, the opinion of FBS tax counsel referred to in Section 10.03(b) should not be obtained on a timely basis.

Section 5.05 Capitalization.

(a) The authorized capital stock of FBS consists of 10,000,000 authorized FBS Shares, par value $3.20 per share. As of January 27, 2009, there were outstanding 2,276,298 FBS Shares. As of December 31, 2008, there were outstanding employee stock options to purchase an aggregate of 94,493 FBS Shares (of which options to purchase an aggregate of 94,493 FBS Shares were exercisable). All outstanding shares of capital stock of FBS have been, and all shares that may be issued pursuant to any FBS option plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are or will be fully paid and nonassessable. No FBS Subsidiary or Affiliate owns any shares of capital stock of FBS.

(b) Except as set forth in this Section 5.05 and for changes since the FBS Balance Sheet Date resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of FBS, (ii) securities of FBS convertible into or exchangeable for shares of capital stock or voting securities of FBS or (iii) options or other rights to acquire from FBS, or other obligation of FBS to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of FBS other than pursuant to this Agreement (the items in clauses (i), (ii) and (iii) being referred to collectively as the “FBS Securities”). There are no outstanding obligations of FBS or the Bank to repurchase, redeem or otherwise acquire any of FBS Securities.

(c) Except as set forth in Section 5.05(c) of the FBS Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of the Bank, (ii) securities of the Bank convertible into or exchangeable for shares of capital stock or voting securities of the Bank or (iii) options or other rights to acquire from the Bank, or other obligation of the Bank to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Bank (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Bank Securities”). There are no outstanding obligations of the Bank or FBS to repurchase, redeem or otherwise acquire any of the Bank Securities.

Section 5.06 Regulatory Filings and the Sarbanes-Oxley Act.

(a) FBS or the Bank, as applicable, has filed with or furnished to the SEC or the Board, as applicable, and has made available to Xenith, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by FBS or the Bank since January 1, 2007 (collectively, the “Historical FBS Regulatory Documents”) together will all such documents provided after the date hereof pursuant to Section 7.06 (which shall be referred to as the “Current FBS Regulatory Documents”, and the Historical FBS Regulatory Documents together with the Current FBS Regulatory Documents shall be collectively referred to as the “FBS Regulatory Documents”).

(b) Except as set forth in Section 5.06(b) of the FBS Disclosure Schedule, as of its filing date, each FBS Regulatory Document complied, and each such FBS Regulatory Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and all other statutes, rules and regulations adopted, enforced or promulgated by the SEC or applicable regulatory body, as the case may be.

(c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each FBS Regulatory Document filed pursuant to the 1934 Act did not, and each such FBS Regulatory Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each FBS Regulatory Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) FBS has established and maintains “disclosure controls and procedures” that comply with Rule 13a-15 under the Exchange Act (as such term is defined in paragraph (e) of Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are effective in timely alerting FBS’s principal executive officer and principal financial officer to material information required to be included in FBS’s periodic reports required under the 1934 Act. FBS and the Bank each maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls that in all material respects provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FBS and to maintain accountability for FBS’s consolidated assets; (c) access to FBS’s assets is permitted only in accordance with management’s authorization; (d) the reporting of FBS’s assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as disclosed in Section 5.06(e) of the FBS Disclosure Schedule, neither FBS’s nor the Bank’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FBS, the Bank or their accountants.

(f) The minute books, stock certificate books and stock transfer ledgers of FBS and the Bank (a) have been kept accurately in the ordinary course of business and (b) are complete and correct in all material respects.

(g) FBS is not deemed an accelerated filer as defined in Rule 12b-2 of the 1934 Act.

(h) Except as set forth in Section 5.06(h) of the FBS Disclosure Schedule, as of March 31, 2009, there are no outstanding loans or other extensions of credit made by FBS or the Bank to any Officer or director or Insider of FBS or its Affiliates pursuant to Regulation O (12 C.F.R. Part 215). FBS has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O (12 C.F.R. Part 215).

(i) FBS has furnished Xenith with true and complete copies of the Reports of Condition and Income for the Bank as of December 31, 2005, December 31, 2006, December 31, 2007 and December 31, 2008 and will continue to furnish true and complete copies of such reports between the date of this Agreement and the Effective Time in accordance with Section 7.06 hereof (the “Call Reports”). The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the then-applicable regulatory accounting principles (“RAP”), including the instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with United States generally accepted accounting principles (“GAAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank and is consistent with the Interagency Policy Statement regarding the Allowance for Loan and Lease Losses.

Section 5.07 Financial Statements.

The audited consolidated financial statements and unaudited consolidated interim financial statements of FBS included in the FBS Regulatory Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of FBS and the Bank as of the dates thereof and their consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject to normal year-end audit adjustments and except for lack of notes thereto in the case of any unaudited interim financial statements).

Section 5.08 Deposit Summary.

Section 5.08 of the FBS Disclosure Schedule contains a summary of the amounts and types of the deposits held by the Bank as of March 31, 2009 and the weighted average interest rates being paid thereon as of such date (the “Deposit Summary”). The Deposit Summary is true, complete and correct in all material respects as of the date thereof.

Section 5.09 Disclosure Documents.

(a) The Joint Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Joint Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of FBS and Xenith, and at the time such shareholders vote on adoption of this Agreement and the Plan of Merger and at the Effective Time, the Joint Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(a) will not apply to statements in or omissions from the Joint Proxy Statement made in reliance upon information furnished to FBS by Xenith specifically for use therein.

(b) The FBS Private Placement Memorandum and any amendments or supplements thereto, as of its date, and at all subsequent times through the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements in or omissions from the FBS Private Placement Memorandum, and any amendments or supplements thereto, made in reliance upon information furnished to FBS by Xenith specifically for use therein.

(c) The information furnished by FBS to Xenith specifically for use in the Xenith Private Placement Memorandum, and any amendments or supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.10 Absence of Certain Changes.

Since the FBS Balance Sheet Date, the business of FBS and the Bank has been conducted in the ordinary course consistent with past practices and, except as disclosed in Section 5.10 of the FBS Disclosure Schedule, there has not been:

(a) any event, occurrence, development or state of circumstances or facts (other than related to the transactions contemplated by this Agreement) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBS;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of FBS, or any repurchase, redemption or other acquisition by FBS or the Bank of any outstanding shares of capital stock or other securities of, or other ownership interests in, FBS or the Bank;

(c) any amendment of any material term of any outstanding security of FBS or the Bank;

(d) any incurrence, assumption or guarantee by FBS or the Bank of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices and safe and sound banking practices;

(e) any creation or other incurrence by FBS or the Bank of any Lien on any material asset other than in the ordinary course of business consistent with past practices and safe and sound banking practices;

(f) any making of any material loan, advance or capital contributions to or investment in any Person other than (x) loans in the ordinary course of FBS’s or the Bank’s lending business consistent with past practices and (y) loans, advances or capital contributions to or investments in the Bank in the ordinary course of business consistent with past practices and safe and sound banking practices;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of FBS or the Bank;

(h) any material transaction or commitment made, or any material contract or agreement entered into, by FBS or the Bank relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by FBS or the Bank of any contract or other right, in either case, material to FBS and the Bank, taken as a whole, other than transactions and commitments, contracts and agreements entered into, and relinquishments in the ordinary course of business consistent with past practices and safe and sound banking practices and those contemplated by this Agreement;

(i) any material change in any method of accounting or accounting principles or practice by FBS or the Bank, except for any such change required by reason of a concurrent change in GAAP, RAP or Regulation S-X under the 1934 Act;

(j) except as described in Sections 9.11(b), 10.02(h), 10.02(i) and 10.03(h) herein, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of FBS or the Bank, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of FBS or the Bank, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of FBS or the Bank or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of FBS or the Bank, other than, in the case of clause (v), increases granted to employees (other than officers) in the ordinary course of business consistent with past practice;

(k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of FBS or the Bank, which employees were not subject to a collective bargaining agreement at the FBS Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(l) any material Tax election made (other than elections consistent with FBS’s and the Bank’s past practice) or changed, any annual Tax accounting period changed, any material method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or

(m) any material increase in FBS’s allowance for loan and lease losses, whether actually made by FBS or reasonably required to be made as a result of circumstances known to FBS, applying the Interagency Policy Statement on the Allowance for Loan and Lease Losses.

Section 5.11 No Undisclosed Material Liabilities.

Except as set forth in Section 5.11 of the FBS Disclosure Schedule, there are no liabilities or obligations of FBS or the Bank of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the FBS Balance Sheet or in the notes thereto or in the FBS Regulatory Documents filed after the FBS Balance Sheet Date but prior to the date hereof, and

(b) liabilities or obligations incurred after the FBS Balance Sheet Date in the ordinary course of business consistent with past practices and safe and sound banking practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBS.

Section 5.12 Compliance with Laws.

Except as set forth in Section 5.12 of the FBS Disclosure Schedule:

(a) FBS and the Bank are and, since January 1, 2004, have been in material compliance with, and to the Knowledge of FBS are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable law.

(b) The Bank is in material compliance with the Fair Housing Act (42 U.S.C. §3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. §2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. §1691 et seq.) and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does FBS have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

(c) To the Knowledge of FBS, all loans of the Bank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. §226 et seq.), the Federal Consumer Credit Protection Act (15 U.S.C. §1601 et seq.), all other applicable fair lending laws and other laws relating to discriminatory business practices and all statutes governing the operation of Virginia banking associations. Each loan on the books of the Bank was made in the ordinary course of its business.

(d) The Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. PATRIOT Act, including the “Know Your Customer” requirements thereunder, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts; furthermore, except as disclosed in Section 5.12(d) of the FBS Disclosure Schedule, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section.

(e) Section 5.12(e) of the FBS Disclosure Schedule contains a true, complete and accurate list of all written policies of FBS or the Bank, and FBS has provided or made available to Xenith copies of each such policy.

(f) The deposits of the Bank are insured by the FDIC under the FDIA and FBS has made available to Xenith a true, correct and complete copy of the certificate issued by the FDIC to that effect.

Section 5.13 Privacy and Data Protection

(a) FBS and the Bank are in compliance in all material respects with (i) all applicable international, federal, state, provincial and local laws, rules, regulations, directives and governmental requirements relating in any way to the privacy, confidentiality or security of Personal Information including, without limitation, the European Union Directives governing general data protection (Directive 1995/46/EC), electronic commerce (Directive 2002/58/EC), and data retention (Directive 2006/24/EC); the Canadian Personal Information Protection and Electronic Documents Act (PIPEDA); the Gramm-Leach-Bliley Act (“GLBA”), 15 U.S.C. §§ 6801-6827, and all regulations implementing GLBA; the Fair Credit Reporting Act (“FCRA”),

15 U.S.C. § 1681 et seq., as amended by the Fair and Accurate Credit Transactions Act, and all regulations implementing the FCRA; the Controlling the Assault of Non-Solicited Pornography and Marketing Act (“CAN-SPAM”); security breach notification laws (such as Va. Code Ann. § 18.2—186.6); laws imposing information security requirements (such as Va. Code Ann. § 59.1—443.2); and all other similar international, federal, state, provincial, and local requirements; and (ii) all FBS and Bank privacy policies and notices (collectively, “Privacy Laws”).

(b) FBS and the Bank maintain privacy policies and notices that comply with applicable Privacy Laws and govern the collection, use, disclosure and other Processing of Personal Information by FBS and the Bank, copies of which policies have been provided or have been made available to Xenith.

(c) Since January 1, 2004, neither FBS nor the Bank has collected, used, disclosed or otherwise Processed Personal Information in violation of any Privacy Laws.

(d) No applicable Privacy Law, legal requirement or any privacy or information security enforcement action, investigation or litigation prohibits FBS or the Bank from Processing Personal Information in the manner currently conducted by FBS or the Bank. In the event prior to the Effective Time any law or legal requirement, subpoena or other judicial or administrative order, or privacy or information security enforcement action, investigation or litigation is reasonably likely to adversely affect FBS’s or the Bank’s ability to Process Personal Information in the manner currently conducted by FBS or the Bank, FBS shall promptly notify Xenith.

(e) FBS and the Bank each maintain a written information security program that complies with applicable Privacy Laws and includes appropriate administrative, technical, physical, organizational and operational safeguards and other security measures designed to (i) ensure the security and confidentiality of Personal Information; (ii) protect against any anticipated threats or hazards to the security and integrity of Personal Information; and (iii) protect against any actual or suspected material unauthorized Processing, loss, use, disclosure or acquisition of or access to any Personal Information (hereinafter “Information Security Incident”).

(f) FBS and the Bank each exercise the necessary and appropriate supervision over their employees, agents, consultants and service providers to maintain appropriate privacy, confidentiality and security of Personal Information.

(g) FBS and the Bank each limit access to Personal Information to those of their employees, agents, consultants and service providers who have a need to know the Personal Information as a condition to fulfilling their business function responsibilities.

(h) To the extent FBS or the Bank provide access to Personal Information to any service provider, FBS and the Bank (i) have verified that such service provider is suitable and capable to fulfill its obligations concerning the Processing of Personal Information; and (ii) have entered with each such service provider into a written agreement that imposes Processing and other applicable obligations with respect to safeguarding the privacy, confidentiality and security of Personal Information.

(i) Since January 1, 2004, neither FBS nor the Bank has experienced or been affected by an Information Security Incident involving Personal Information. FBS and the Bank shall immediately inform Xenith, in writing, of any Information Security Incident of which FBS or the Bank become aware prior to the Effective Time. Such notice shall summarize in reasonable detail the effect on FBS, the Bank and Xenith, if known, of the Information Security Incident and the corrective action taken or to be taken by FBS and the Bank. FBS and the Bank shall promptly take all necessary and advisable corrective actions to prevent, mitigate or rectify such Information Security Incident.

Section 5.14 Litigation.

Except as set forth in the FBS Regulatory Documents filed prior to the date hereof and except as set forth in Section 5.14 of the FBS Disclosure Schedule, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the Knowledge of FBS, threatened against or affecting, FBS, the Bank, any present officer, director or employee of FBS or the Bank (or to the Knowledge of FBS, pending or threatened against or affecting any former officer, director or employee of FBS or the Bank), or any Person or any of their respective properties for whom or which FBS or the Bank may be liable, before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiffs demands, (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBS or the Bank or (ii) as of the date hereof, involve the imposition of permanent injunctive relief.

Section 5.15 Material Contracts.

(a) Except for the agreements, contracts and arrangements set forth in Section 5.15(a) of the FBS Disclosure Schedule (collectively, the “FBS Material Contracts”), neither FBS nor the Bank is a party to or, to the Knowledge of FBS, bound by or subject to, any agreement, contract, arrangement, commitment or understanding (whether written or oral) that:

(i) is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii) restricts the conduct of business or any line of business by FBS or the Bank (or, after the consummation of the Merger, Surviving Corporation or the Bank);

(iii) is a note, mortgage, indenture, loan or credit agreement, security agreement (each of which secures indebtedness of not less than $25,000), or other agreement or instrument reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to, FBS or any of it Affiliates;

(iv) is a management, consulting or employment agreement or a binding agreement or commitment to enter into the same;

(v) is an agreement or purchase order entered into or issued in the ordinary course of business for the purchase or sale of goods, services, supplies or capital assets requiring aggregate future payments of more than $25,000 by FBS or the Bank;

(vi) is an agreement of indemnification or guaranty that may result in an obligation by FBS or the Bank in excess of $25,000;

(vii) is a joint venture or other agreement involving the sharing of profits or losses;

(viii) is an agreement that provides for the disposition or acquisition by FBS or the Bank after the date of this Agreement of assets in excess of $25,000 (excluding dispositions or acquisitions of assets held or to be held in the Securities Portfolio in accordance with the Bank’s investment policy in effect on the date hereof);

(ix) is a contract or agreement with any director or officer of FBS or the Bank, or any person who is an immediate relative of any such person;

(x) is an agreement, contract or commitment relating to the acquisition by FBS or the Bank of the outstanding capital stock or equity interest of any Person; and

(xi) all contracts, commitments or obligations not made in the ordinary course of business and having unexpired terms in excess of one year or requiring aggregate future payments or receipts in excess of $25,000 or otherwise material to FBS or the Bank.

(b) Except as set forth in Section 5.15(b) of the FBS Disclosure Schedule, neither FBS nor the Bank is in breach of or default under any FBS Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No other party to any of the FBS Material Contracts is, to FBS’s Knowledge, in default in respect of any such FBS Material Contract.

(c) Each of the FBS Material Contracts is valid and binding and in full force and effect and, to FBS’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). FBS has previously made available to Xenith true and correct copies of each FBS Material Contract set forth in Section 5.15(a) of the FBS Disclosure Schedule.

Section 5.16 Finders’ Fees.

Except as set forth in Section 5.16 of the FBS Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of FBS or the Bank who might be entitled to any fee or commission from FBS or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.17 Opinion of Financial Advisor.

FBS has received the opinion of Anderson & Strudwick, financial advisor to FBS, to the effect that, as of the date of this Agreement, the FBS Merger Consideration is fair to FBS’s shareholders from a financial point of view (the “FBS Fairness Opinion”).

Section 5.18 Taxes.

Except as set forth in Section 5.18 of the FBS Disclosure Schedule:

(a) All Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, FBS or the Bank have been filed when due (taking into account valid extensions) under all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects. Neither FBS nor the Bank currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FBS or the Bank.

(b) FBS and the Bank have each paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which FBS and the Bank ordinarily record items on their respective books. The unpaid Taxes of FBS and the Bank (i) did not, as of the most recent audited consolidated financial statements and unaudited consolidated interim financial statements of FBS included in the FBS Regulatory Documents, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto) and (ii) will not exceed the reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of FBS and the Bank in filing their Tax Returns.

(c) The income and franchise Tax Returns of FBS and the Bank through the Tax year ended December 31, 2004 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. FBS has delivered to Xenith correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by FBS or the Bank since December 31, 2005. Neither FBS nor the Bank have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to FBS’s Knowledge, threatened against or with respect to FBS or the Bank in respect of any Tax or Tax Return.

(e) Neither FBS nor the Bank is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-United States Tax law). Neither FBS nor the Bank has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FBS nor the Bank is a party to or bound by any Tax allocation or sharing agreement. Neither FBS nor the Bank (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was FBS) or (ii) has any liability for the Taxes of any Person (other than FBS or the Bank) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-United States law), as a transferee or successor, by contract, or otherwise.

(f) Neither FBS nor the Bank will be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(g) During the five-year period ending on the date hereof, neither FBS nor the Bank was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) Neither FBS nor the Bank is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2). FBS and the Bank have properly disclosed in their federal income Tax Returns all “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(1), any predecessor regulation, or any similar provision of state or foreign law.

(i) Section 5.18(i) of the FBS Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which FBS or the Bank currently files Tax Returns.

(j) Neither FBS nor the Bank has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(k) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (whether disputed or not and including, without limitation, withholding on amounts paid to or by any Person, estimated taxes, alternative or add-on minimum taxes), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii)liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Person to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a Person that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 5.19 Employees and Employee Benefit Plans.

(a) Except as set forth on Section 5.19(a) of the FBS Disclosure Schedule, neither FBS nor any ERISA Affiliate sponsors or maintains and is not required to contribute to and has not during the preceding five (5) years sponsored, maintained or contributed to any Employee Benefit Plan. Except as disclosed in Section 5.19(a) of the FBS Disclosure Schedule:

(i)(A) Each Employee Benefit Plan and any related funding arrangement is in compliance with all applicable requirements of ERISA, the Code, and other applicable laws, and each Employee Benefit Plan has been administered in accordance with its written terms and applicable law; (B) all benefits due and payable under any Employee Benefit Plan have been paid or are in the process of being paid in accordance with the terms of such Employee Benefit Plan; (C) FBS and each ERISA Affiliate have timely made (and at the Effective Time will have timely made) all contributions and/or premiums required to be made to any Employee Benefit Plan; (D) there are no claims (except for claims for benefits in the ordinary course of plan administration), litigation, arbitration, government investigation or audit or other legal proceeding pending or, to the Knowledge of FBS or any ERISA Affiliate, threatened against or with respect to any Employee Benefit Plan and, to the Knowledge of FBS or any ERISA Affiliate, no facts exist which could give rise to such claims, litigation, arbitration, investigation, audit or other proceeding; (E) all reports, returns, forms, notifications or other disclosure materials required to be filed with any Governmental

Entity or distributed to employees with respect to any Employee Benefit Plan have been timely filed or distributed and are accurate and complete; (F) no nonexempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Time with respect to any Employee Benefit Plan; (G) no excise Taxes or civil penalties are payable or will become payable prior to the Effective Time with respect to any Employee Benefit Plan; (H) neither FBS nor any ERISA Affiliate is subject to any legal obligation to continue any Employee Benefit Plan after the Effective Time, nor would the Surviving Corporation be subject to any such obligation; and (I) each Employee Benefit Plan may be amended or terminated without the consent of any employee, beneficiary or other party.

(ii) FBS has previously delivered to Xenith complete copies of each written Employee Benefit Plan (or a written summary of the material terms of any Employee Benefit Plan for which there is not a written plan document); all related summary plan descriptions and/or summaries furnished or made available to employees, officers and directors of FBS or any ERISA Affiliate with respect to programs for which a summary plan description is not required; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the three most recent plan years, all annual reports (5500 series) for each Employee Benefit Plan that have been filed with any Governmental Entity; all current registration statements on Form S-8 (or any other applicable registration form); and all other material documents relating to any Employee Benefit Plan as may reasonably be requested by Xenith.

(iii) (A) Any Employee Benefit Plans which are intended to be qualified under Section 401(a) of the Code (collectively, the “Qualified Plans”) are so qualified; (B) to the Knowledge of FBS and any ERISA Affiliate, nothing has occurred that could reasonably be expected to adversely affect the tax-qualified status of the Qualified Plans; (C) the Qualified Plans have been amended to comply with all current applicable legislation (including any regulations issued thereunder), and have received a favorable determination letter or are the subject of an opinion letter from the IRS with respect to their tax-qualified status which considers all such current applicable legislation, or are still within a remedial amendment period as announced by the IRS; (D) FBS has delivered to Xenith complete copies of the most recent determination and opinion letters previously received and all correspondence relating to the applications for the most recent determination letters with respect to the Qualified Plans currently in effect; and (E) FBS has delivered to Xenith documentation relating to the correction of any Qualified Plan defects under any governmental correction program or otherwise.

(iv) No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and no Employee Benefit Plan is a multiple employer plan under Code Section 413(c) or a “multiemployer plan” as defined in Section 3(37) of ERISA.

(v) FBS and each ERISA Affiliate do not have any obligation, and have not made any representation, in connection with any medical, death or other welfare benefits for their employees or other service providers after they retire, except to the extent required under the group health plan continuation requirements of Sections 601 through 609 of ERISA, Section 4980B of the Code, or applicable state law.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation and golden parachute payments) becoming due to any current or former director or employee of FBS or any ERISA Affiliate under any Employee Benefit Plan or otherwise; (B) increase any benefits otherwise payable by FBS or any ERISA Affiliate, (C) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan or otherwise; or (D) result in any payments or benefits for which any deduction is disallowed or reduced under Sections 162(a)(1), 162(m) or 280G of the Code, as applicable.

(b) Except as set forth in Section 5.19(b) of the FBS Disclosure Schedule, there is no:

(i) collective bargaining agreement (a “CBA”) or any other agreement with any labor organization, union, group or association (“Labor Organization”) applicable to the employees of FBS or the Bank to which FBS or the Bank are a party to or bound;

(ii) unfair labor practice complaint pending or, to FBS’s Knowledge, threatened against FBS or the Bank before the National Labor Relations Board or any other federal, state local or foreign agency;

(iii) pending or, to FBS’s Knowledge, threatened or affecting FBS or the Bank, strike, slowdown, work stoppage, lockout or other collective labor action or dispute by or with respect to any employees of FBS or the Bank;

(iv) grievance, arbitration or unfair dismissal proceeding arising out of any CBA or other grievance procedure pending against FBS or the Bank;

(v) claim, audit, litigation, government investigation, administrative proceeding or arbitration against FBS or the Bank involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of violations of the Family and Medical Leave Act, claims of wrongful discharge, claims of unfair labor practices, workers’ compensation claims, unemployment claims and claims related to occupational safety and health law;

(vi) pending or, to FBS’s Knowledge, threatened representation question or union or labor organizing activities with respect to employees of FBS or the Bank;

(vii) written personnel policy, rule or procedure applicable to employees of FBS or the Bank;

(viii) individual employment agreement in any form whatsoever including, but not limited to, any agreement for a term of employment, stock option agreement, stock purchase agreement, bonus agreement, or covenant not to compete; or

(ix) policy or agreement in any form whatsoever which alters the at-will status of the employees of FBS or the Bank.

(c) FBS and the Bank have at all times properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable.

(d) FBS and the Bank have at all times properly classified each of their respective employees as exempt or non-exempt for purposes of the Fair Labor Standards Act.

(e) FBS and the Bank have at all times for each of their respective employees properly withheld and paid all applicable Taxes and all other withholdings required by law.

(f) FBS has previously delivered to Xenith a complete and accurate listing of each employee of FBS and the Bank along with the employee’s job title, 2008 and 2009 annual salary, 2008 bonus and expected 2009 bonus, any other 2008 and 2009 compensation, and current accrued leave.

Section 5.20 Environmental Matters.

(a) (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of FBS, is threatened by any Governmental Entity or other Person, in each case, with respect to any matters relating to FBS or the Bank and relating to or arising out of any Environmental Law;

(ii) FBS and the Bank are and have been in material compliance with all applicable Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities of FBS or the Bank of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of FBS there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any material liability under or relating to any Environmental Law.

(b) There has been no written environmental investigation, study, audit, test, review or other analysis conducted of which FBS or the Bank has Knowledge (and, in the case of any predecessor entity of FBS or the Bank, also in the possession of FBS or the Bank) in relation to the current or prior business of FBS or the Bank or any property or facility now or previously owned, leased or operated by FBS or the Bank that has not been delivered to Xenith at least five Business Days prior to the date hereof.

(c) Neither FBS nor the Bank own, lease or operate or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d) For purposes of this Section 5.20, the terms “FBS” and “the Bank” shall include any entity that is, in whole or in part, a predecessor of FBS or the Bank and for which, by contract, agreement or otherwise, FBS or the Bank is the successor to any liabilities of such predecessor that might arise or have arisen under Environmental Law; provided, however, that for purposes of the parenthetical clause in the Section 5.20(b), the terms “FBS” and “the Bank” shall have the meanings given such terms in the preamble and recitals hereto, respectively.

Section 5.21 Tax Treatment.

Neither FBS nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would lead to gain or loss being recognized as a result of and in connection with the Merger by any of FBS, Xenith or their shareholders, except with respect to Cash Elections by holders of FBS Shares and cash received by holders of Xenith Common Stock in lieu of a fractional share of Surviving Corporation Common Stock.

Section 5.22 Derivative Instruments; Whole Loan Transactions.

(a) Neither FBS nor the Bank is party to any Derivative Transactions, whether entered into for the account of FBS, or for the account of the Bank or its customers.

(b) Except as disclosed in Section 5.22(b) of the FBS Disclosure Schedule, neither FBS nor the Bank currently participate in or have participated in any Whole Loan Transaction, securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a)(4) of the SEC’s Regulation S-K).

Section 5.23 Insurance.

Section 5.23 of the FBS Disclosure Schedule contains (i) a complete and correct list of all policies of insurance currently in effect and owned or held by FBS and the Bank and (ii) since December 31, 2004, a complete and accurate description of all claims made against any policies of insurance or banker’s blanket bond held by FBS or the Bank during such period. FBS and the Bank maintain insurance policies that provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the business of FBS and the Bank, respectively. Neither FBS nor the Bank have received written notice of cancellation or non-renewal of, and have not failed to pay any premium on, any of their respective insurance policies.

Section 5.24 Capital; Management; CRA Rating.

(a) FBS (i) is “well-capitalized” as that term is defined at 12 C.F.R. § 225.2(r)(2)(i) and (ii) is “well-managed” as that term is defined at 12 C.F.R. § 225.2(s)(1). The Bank is “well capitalized” as that term is defined at 12 C.F.R. §208.43(b)(1).

(b) The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. §2901 et seq.) (the “CRA”) and all regulations issued thereunder, and FBS has supplied Xenith with access to copies of the Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by the Bank since January 1, 2005, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and FBS has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 5.25 Properties.

Except as set forth in Section 5.25 of the FBS Disclosure Schedule, each of FBS and the Bank has good and marketable title or a valid and enforceable leasehold, as applicable, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the FBS Balance Sheet as of the FBS Balance Sheet Date or acquired after such date (other than those properties and assets disposed of for fair value after such date in the ordinary course of business), except (i) Liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, provided that Taxes are paid as and when required under applicable law notwithstanding any such contest, (ii) pledges to secure deposits incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not materially impair the use of the respective property as such property is used on the date hereof, and, with respect to all fee-owned property, do not materially impair the fair market value of such property, (iv) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens and encumbrances arising in the ordinary course of business, (v) Liens securing obligations that are reflected in such consolidated balance sheet or (vi) the lessor’s interest in any such property that is leased. All material leases pursuant to which FBS or the Bank, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and are bona fide, arm’s length leases, at rents that constituted market rents as of the respective dates such leases were entered into. Section 5.25 of the FBS Disclosure Schedule sets forth a true, correct and complete list of all real properties owned or leased by FBS or the Bank. FBS has made available to Xenith copies of all documents creating or evidencing fee or leasehold interests of FBS and the Bank, including all modifications or amendments thereto.

Section 5.26 Securities Portfolio.

Except as set forth in Section 5.26 of the FBS Disclosure Schedule, all securities owned by FBS or the Bank (whether owned of record or beneficially) (the “Securities Portfolio”) are held free and clear of all Liens that would materially impair FBS or the Bank’s ability to dispose freely of any such security and/or to otherwise realize the benefits of ownership thereof at any time. Except as set forth in Section 5.26 of the FBS Disclosure Schedule, neither FBS nor the Bank has incurred an impairment in its Securities Portfolio.

Section 5.27 Affiliate Transactions.

Except as set forth in Section 5.27 of the FBS Disclosure Schedule, FBS is not a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with any “affiliate,” as such term is defined in Section 23A of the Federal Reserve Act. All of FBS’s agreements, arrangements or understandings with “affiliates” comply with Sections 23A and 23B of the Federal Reserve Act and Regulation W (12 C.F.R. 223).

Section 5.28 Antitakeover Statutes; Rights Plans; Appraisal Rights.

(a) The FBS Board of Directors has approved the Merger, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby and has taken all such other necessary action as required to exempt Xenith and this Agreement from Articles 14 and 14.1 of the VSCA, and, accordingly, neither such Article nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement, or the Transaction Documents or any of the transactions contemplated hereby and thereby.

(b) No shareholder rights plan or similar agreement is, or at the Effective Time will be, applicable to Xenith, the Merger, this Agreement, or the Transaction Documents or any of the transactions contemplated hereby and thereby.

(c) No holder of FBS Shares nor any other Person will have any right of appraisal or dissenters’ rights with respect to any FBS Shares, pursuant to the VSCA or any other provision of law, in connection with the Merger, the adoption of this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.

Section 5.29 Regulatory Matters.

(a) Neither FBS nor the Bank is now or has been within the last 5 years subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, determination letter, supervisory letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity, in each case that is material to FBS.

(b) Neither FBS nor the Bank has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission, in each case that is material to FBS.

(c) All reports, records, registrations, statements, notices and other documents or information required to be filed by FBS and the Bank with any Governmental Entity have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects as of the respective dates of such filings.

Section 5.30 Certain Loan Matters.

(a) Except as set forth in Section 5.30(a) of the FBS Disclosure Schedule, as of March 31, 2009, neither FBS nor the Bank is a party to any written or oral: (i) loan or borrowing arrangement, under the terms of which the obligor is thirty days or more past due in payment of principal or interest or in default of any other material provisions as of the date hereof; or (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by FBS or the Bank applying the Bank’s internal loan grading system, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons.

(b) Section 5.30(b) of the FBS Disclosure Schedule contains the “watch list of loans” (“Watch List”) of the Bank as of March 31, 2009. To the Knowledge of FBS, there is no loan or borrowing arrangement which should be included on the Watch List in the exercise of reasonable diligence by FBS or the Bank applying the Bank’s internal loan grading system, but which has not been included on the Watch List.

(c) The Bank has kept complete and accurate books and records in connection with its loan agreements, notes or borrowing arrangements, and there are no oral modifications or amendments related to its loan agreements, notes or borrowing arrangements that are not reflected in the Bank’s records, no defenses as to the enforcement of any loan agreement, note or borrowing arrangement have been asserted, and there have been no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense.

(d) Each loan agreement, note or borrowing arrangement is (i) represented by evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, secured by valid liens and security interests which have been perfected and (iii) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) No participations or loans have been sold that have buy-back, recourse or guaranty provisions which create contingent or direct liability to FBS or the Bank.

(f) FBS’s allowance for loan and lease losses in its audited consolidated balance sheet at December 31, 2008 and in its unaudited consolidated balance sheet at March 31, 2009 were adequate in all respects and in compliance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses as of such dates.

(g) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) Known to FBS or the Bank that is reasonably required to evaluate the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if the Bank advances funds it is obligated to advance).

(h) With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in substantial compliance and conformity with all relevant laws, rules, regulations and procedures such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 5.31 Forms of Instruments, Etc.

FBS has made, or will make, available to Xenith upon written request copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by FBS or the Bank in the ordinary course of each of their business.

Section 5.32 Fiduciary Responsibilities.

Neither FBS nor the Bank is directly or indirectly engaged in any fiduciary activities, except for those related to Employee Benefit Plans maintained by FBS or the Bank for the benefit of their eligible employees.

Section 5.33 Guaranties.

Except for items in the process of collection in the ordinary course of the Bank’s business, none of the obligations or liabilities of FBS or the Bank are guaranteed by any other Person, firm or corporation, nor, except in the ordinary course of business, according to past business practices and in compliance with applicable law, has FBS or the Bank guaranteed the obligations or liabilities of any other Person, firm or corporation.

Section 5.34 Absence of Certain Business Practices.

To the Knowledge of FBS, neither FBS nor the Bank, nor any officer, employee or agent of FBS or the Bank, nor any other person acting on their behalf, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of FBS or the Bank (or assist FBS or the Bank in connection with any actual or proposed transaction) that (a) could reasonably be expected to subject FBS or the Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Effect on FBS or the Bank or (c) if not continued in the future might result in a Material Adverse Effect on FBS or the Bank or might subject FBS or the Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 5.35 Intellectual Property.

(a) FBS and/or the Bank each owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of FBS and the Bank as currently conducted, and to the Knowledge of FBS, all patents and registered trademarks, trade names, service marks and copyrights owned by FBS and/or the Bank are valid and subsisting.

(b) Except as set forth in Section 5.35(b) of the FBS Disclosure Schedule, FBS and the Bank are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of their respective obligations hereunder, in material violation of any material licenses, sublicenses and other agreements as to which FBS or the Bank is a party and pursuant to which FBS or the Bank is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights”).

(c) No claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by FBS or the Bank (the “FBS Intellectual Property Rights”), (B) any material trade secret owned by FBS or the Bank, or (C) to the Knowledge of FBS, Third-Party Intellectual Property Rights licensed to FBS or the Bank, are currently pending or are threatened in writing by any Person.

(d) To the Knowledge of FBS, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by FBS or the Bank, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person, (B) against the use by FBS or the Bank of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of FBS or the Bank as currently conducted, (C) challenging the ownership or validity of any FBS Intellectual Property Rights or other material trade secrets owned by FBS or the Bank, or (D) challenging the license or right to use any Third-Party Intellectual Rights by FBS or the Bank.

(e) To the Knowledge of FBS, there is no unauthorized use, infringement or misappropriation of any of the FBS Intellectual Property Rights by any Person, including any employee or former employee of FBS or the Bank.

Section 5.36 Representations Not Misleading.

No representation or warranty by FBS contained in this Agreement, nor any schedule furnished to Xenith by FBS under and pursuant to, or in anticipation of this Agreement, when considered as a whole, contains or will contain on the Closing Date any untrue statement of a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct after disclosure to any Governmental Entity having jurisdiction over FBS or the Bank or its properties of the facts and circumstances upon which they were based. Except as disclosed herein, there is no matter that would be reasonably likely to have a Material Adverse Effect on FBS or the Bank or their ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF XENITH

Except as set forth in the disclosure schedule delivered by Xenith to FBS on or prior to the date hereof (the “Xenith Disclosure Schedule”), Xenith represents and warrants to FBS that the following representations and warranties are true and correct as of the date hereof:

Section 6.01 Corporate Existence and Power.

Xenith is duly incorporated as a corporation, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Xenith is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. Xenith has heretofore delivered to FBS true and complete copies of the articles of incorporation and bylaws of Xenith as currently in effect. Xenith has no Subsidiaries.

Section 6.02 Corporate Authorization.

(a) The execution, delivery and performance by Xenith of this Agreement and the consummation by Xenith of the transactions contemplated hereby are within the corporate powers of Xenith and, except for the required approval of Xenith’s shareholders in connection with consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Xenith. The affirmative vote of the holders of a majority of the outstanding shares of Xenith Common Stock is the only vote, approval or conent of the holders of any of Xenith’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of Xenith (assuming the due authorization, execution and delivery hereof by FBS).

(b) At a meeting duly called and held, Xenith’s Board of Directors has (i) unanimously determined that this Agreement, the Plan of Merger and the transactions contemplated hereby are fair to and in the best interests of Xenith’s shareholders, (ii) unanimously approved and adopted this Agreement, the Plan of Merger and the transactions contemplated hereby and (iii) unanimously resolved to recommend that the Xenith shareholders approve the Plan of Merger.

Section 6.03 Governmental Authorization.

The execution, delivery and performance by Xenith of this Agreement and the consummation by Xenith of the transactions contemplated hereby require no action by or in respect of, or filing with any Governmental Entity or any Third Party other than (i) (A) the filing of articles of merger with respect to the Merger with the State Corporation Commission of Virginia, (B) the issuance by the State Corporation Commission of Virginia of a Certificate of Merger and (C) the filing of appropriate documents with the relevant authorities of other states in which Xenith is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iii) the filing with and approval of the Board under Section 3 of the BHC Act, with respect to the Merger, (iv) the filing with and approval of the Board under the Bank Merger Act, with respect to the Merger, and (v) any other filings and approvals required by the BFI or any other state or the District of Columbia with respect to the Merger (the filings and approvals set forth in clauses (i) through (v), the “Xenith Required Filings and Approvals”).

Section 6.04 Non-contravention.

(a) Except as set forth in Section 6.04(a) of the Xenith Disclosure Schedule, the execution, delivery and performance by Xenith of this Agreement and the consummation by Xenith of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Xenith, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any law, (iii) assuming compliance with the matters referred to in Section 6.03 require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Xenith is entitled under any provision of any agreement or other instrument binding upon Xenith or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Xenith or (iv) result in the creation or imposition of any Lien on any asset of Xenith.

(b) As of the date hereof, Xenith has no Knowledge of any reason why, if required to meet statutory or other regulatory requirements, the opinion of Xenith tax counsel referred to in Section 10.02(b) should not be obtained on a timely basis.

Section 6.05 Capitalization.

(a) The authorized capital stock of Xenith consists of (a) 100,000,000 authorized shares of Xenith Common Stock par value $1.00 per share and (b) 25,000,000 authorized shares of Xenith Preferred Stock par value $1.00 per share. As of the date hereof, there were outstanding (w) 10 shares of Xenith Common Stock, (x) no shares of Xenith Preferred Stock, (y) employee and outside director stock options to purchase an aggregate of 258,000 shares of Xenith Common Stock (none of which are currently are exercisable) and (z) warrants outstanding to purchase an aggregate of 648,000 shares of Xenith Common Stock (“Xenith Warrants”) under Xenith’s 2009 Stock Warrant Agreement (Officers and Outside Directors) and Xenith’s 2009 Stock Warrant Agreement (BCP Fund), as applicable (collectively, the “Xenith Warrant Agreements”).

(b) Except as set forth in this Section 6.05, there are no outstanding (i) shares of capital stock or voting securities of Xenith, (ii) securities of Xenith convertible into or exchangeable for shares of capital stock or voting securities of Xenith or (iii) options or other rights to acquire from Xenith, or other obligation of Xenith to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Xenith (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Xenith Securities”). There are no outstanding obligations of Xenith to repurchase, redeem or otherwise acquire any Xenith Securities.

Section 6.06 Disclosure Documents.

(a) At the time the Joint Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of FBS and Xenith, and at the time such shareholders vote on adoption of this Agreement and the Plan of Merger and at the Effective Time, the Joint Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 6.06(a) will not apply to statements in or omissions from the Joint Proxy Statement made in reliance upon information furnished to Xenith by FBS specifically for use therein.

(b) The Xenith Private Placement Memorandum and any amendments or supplements thereto, as of its date, and at all subsequent times through the closing of the offering described therein, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 6.06(b) will not apply to statements in or omissions from the Xenith Private Placement Memorandum, and any amendments or supplements thereto, made in reliance upon information furnished to Xenith by FBS specifically for use therein.

(c) The information furnished by Xenith to FBS specifically for use in the FBS Private Placement Memorandum, and any amendments or supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 6.07 Financial Statements.

The audited financial statements of Xenith for the period from inception on February 19, 2008 through December 31, 2008 (the “Xenith Financial Statements”) and the unaudited financial statements of Xenith for the three-month period ended March 31, 2009 fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Xenith as of the dates thereof and its results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject to normal year-end audit adjustments and except for lack of notes thereto in the case of any unaudited interim financial statements).

Section 6.08 Absence of Certain Changes.

Since December 31, 2008, the business of Xenith has been conducted in the ordinary course consistent with past practices and, except as disclosed in Section 6.08 of the Xenith Disclosure Schedule there has not been:

(a) any event, occurrence, development or state of circumstances or facts (other than related to the transactions contemplated by this Agreement) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Xenith;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Xenith, or any repurchase, redemption or other acquisition by Xenith of any outstanding shares of capital stock or other securities of, or other ownership interests in, Xenith;

(c) any amendment of any material term of any outstanding security of Xenith;

(d) any incurrence, assumption or guarantee by Xenith of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices and safe and sound banking practices;

(e) any creation or other incurrence by Xenith of any Lien on any material asset other than in the ordinary course of business consistent with past practices and safe and sound banking practices;

(f) any making of any material loan, advance or capital contributions to or investment in any Person;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of Xenith;

(h) any material transaction or commitment made, or any material contract or agreement entered into, by Xenith relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Xenith of any contract or other right, in either case, material to Xenith, taken as a whole, other than transactions and commitments, contracts and agreements entered into, and relinquishments in the ordinary course of business consistent with past practices and safe and sound banking practices and those contemplated by this Agreement;

(i) any material change in any method of accounting or accounting principles or practice by Xenith, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

(j) except as described in Section 6.08(j) of the Xenith Disclosure Schedule, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of Xenith, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Xenith, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of Xenith or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of Xenith, other than, in the case of clause (v), increases granted to employees (other than officers) in the ordinary course of business consistent with past practice;

(k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Xenith, which employees were not subject to a collective bargaining agreement at December 31, 2008, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

(l) any material Tax election made (other than elections consistent with Xenith’s past practice) or changed, any annual Tax accounting period changed, any material method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

Section 6.09 No Undisclosed Material Liabilities.

Except as set forth in Section 6.09 of the Xenith Disclosure Schedule, there are no liabilities or obligations of Xenith of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Xenith Financial Statements, and

(b) liabilities or obligations incurred after the Xenith Balance Sheet Date in the ordinary course of business consistent with past practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Xenith.

Section 6.10 Litigation.

Except as set forth in Section 6.10 of the Xenith Disclosure Schedule, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the Knowledge of Xenith, threatened against or affecting Xenith, any present officer, director or employee of Xenith (or to the Knowledge of Xenith, pending or threatened against or affecting any former officer, director or employee of Xenith), or any other Person or any of their respective properties for whom or for which Xenith may be liable, before any court or arbitrator or any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Xenith.

Section 6.11 Material Contracts.

(a) Except for the agreements, contracts and arrangements set forth in Section 6.11(a) of the Xenith Disclosure Schedule (collectively, the “Xenith Material Contracts”), Xenith is not a party to or, to the Knowledge of Xenith, bound by or subject to, any agreement, contract, arrangement, commitment or understanding (whether written or oral) that:

(i) is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii) restricts the conduct of business or any line of business by Xenith (or, after the consummation of the Merger, Surviving Corporation or the Bank);

(iii) is a note, mortgage, indenture, loan or credit agreement, security agreement (each of which secures indebtedness of not less than $10,000), or other agreement or instrument reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to, Xenith or any of it Affiliates;

(iv) is a management, consulting or employment agreement or a binding agreement or commitment to enter into the same;

(v) is an agreement or purchase order entered into or issued in the ordinary course of business for the purchase or sale of goods, services, supplies or capital assets requiring aggregate future payments of more than $10,000 by Xenith;

(vi) is an agreement of indemnification or guaranty that may result in an obligation by Xenith in excess of $10,000;

(vii) is a joint venture or other agreement involving the sharing of profits or losses;

(viii) is an agreement that provides for the disposition or acquisition by Xenith after the date of this Agreement of assets in excess of $10,000;

(ix) is a contract or agreement with any director or officer of Xenith, or any person who is an immediate relative of any such person;

(x) except as contemplated hereby, is an agreement, contract or commitment relating to the acquisition by Xenith of the outstanding capital stock or equity interest of any Person; and

(xi) all contracts, commitments or obligations not made in the ordinary course of business and having unexpired terms in excess of one year or requiring aggregate future payments or receipts in excess of $25,000 or otherwise material to Xenith.

(b) Xenith is not in breach of or default under any Xenith Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No other party to any of the Xenith Material Contracts is, to Xenith’s Knowledge, in default in respect of any such Xenith Material Contract.

(c) Each of the Xenith Material Contracts is valid and binding and in full force and effect and, to Xenith’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Xenith has previously made available to FBS true and correct copies of each Xenith Material Contract set forth in Section 6.11(a) of the Xenith Disclosure Schedule.

Section 6.12 Finders’ Fees.

Except for Baxter Fentriss & Company, whose fees will be paid by Xenith, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Xenith who might be entitled to any fee or commission from Xenith or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 6.13 Taxes.

(a) All Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Xenith have been filed when due (taking into account valid extensions) under all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects. Except as set forth in Section 6.13 of the Xenith Disclosure Schedule, Xenith currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Xenith.

(b) Xenith has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which Xenith ordinarily records items on its books. The unpaid Taxes of Xenith (i) did not, as of the date of the Xenith Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto) and (ii) will not exceed the reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Xenith in filing its Tax Returns.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to Xenith’s Knowledge, threatened against or with respect to Xenith in respect of any Tax or Tax Return.

(d) Xenith is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-United States Tax law). Xenith has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Xenith is not a party to or bound by any Tax allocation or sharing agreement. Xenith (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-United States law), as a transferee or successor, by contract, or otherwise.

(e) Xenith will not be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(f) During the period beginning with Xenith’s inception and ending on the date hereof, Xenith was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Xenith is not and has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2). Xenith has properly disclosed in its federal income Tax Returns all “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(1), any predecessor regulation, or any similar provision of state or foreign law.

(h) Xenith has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(i) Section 6.13 of the Xenith Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which Xenith currently files Tax Returns.

Section 6.14 Employees and Employee Benefit Plans.

(a) Except as set forth on Section 6.14(a) of the Xenith Disclosure Schedule, Xenith does not sponsor or maintain and is not required to contribute to and has not during the preceding five (5) years sponsored, maintained or contributed to any Employee Benefit Plan. Except as disclosed in Section 6.14(a) of the Xenith Disclosure Schedule:

(i) (A) Each Employee Benefit Plan and any related funding arrangement is in compliance with all applicable requirements of ERISA, the Code, and other applicable laws, and each Employee Benefit Plan has been administered in accordance with its written terms and applicable law; (B) all benefits due and payable under any Employee Benefit Plan have been paid or are in the process of being paid in accordance with the terms of such Employee Benefit Plan; (C) Xenith and each ERISA Affiliate have timely made (and at the Effective Time will have timely made) all contributions and/or premiums required to be made to any Employee Benefit Plan; (D) there are no claims (except for claims for benefits in the ordinary course of plan administration), litigation, arbitration, government investigation or audit or other legal proceeding pending or, to the Knowledge of Xenith or any ERISA Affiliate, threatened against or with respect to any Employee Benefit Plan and, to the Knowledge of Xenith or any ERISA Affiliate, no facts exist which could give rise to such claims, litigation, arbitration, investigation, audit or other proceeding; (E) all reports, returns, forms, notifications or other disclosure materials required to be filed with any Governmental Entity or distributed to employees with respect to any Employee Benefit Plan have been timely filed or distributed and are accurate and complete; (F) no nonexempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Time with respect to any Employee Benefit Plan; (G) no excise Taxes or civil penalties are payable or will become payable prior to the Effective Time with respect to any Employee Benefit Plan; (H) neither Xenith nor any ERISA Affiliate is subject to any legal obligation to continue any Employee Benefit Plan after the Effective Time, nor would the Surviving Corporation be subject to any such obligation; and (I) each Employee Benefit Plan may be amended or terminated without the consent of any employee, beneficiary or other party.

(ii) Xenith has previously delivered to FBS complete copies of each written Employee Benefit Plan (or a written summary of the material terms of any Employee Benefit Plan for which there is not a written plan document); all related summary plan descriptions and/or summaries furnished or made available to employees, officers and directors of Xenith or any ERISA Affiliate with respect to programs for which a summary plan description is not required; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the three (3) most recent plan years, all annual reports (5500 series) for each Employee Benefit Plan that have been filed with any Governmental Entity; all current registration statements on Form S-8 (or any other applicable registration form); and all other material documents relating to any Employee Benefit Plan as may reasonably be requested by FBS.

(iii)(A) Any Employee Benefit Plans which are Qualified Plans are so qualified; (B) to the Knowledge of Xenith and any ERISA Affiliate, nothing has occurred that could reasonably be expected to adversely affect the tax-qualified status of the Qualified Plans; (C) the Qualified Plans have been amended to comply with all current applicable legislation (including any regulations issued thereunder), and have received a favorable determination letter or are the subject of an opinion letter from the IRS with respect to their tax-qualified status which considers all such current applicable legislation, or are still within a remedial amendment period as announced by the IRS; (D) Xenith has delivered to FBS complete copies of the most recent determination and opinion letters previously received and all correspondence relating to the applications for the most recent determination letters with respect to the Qualified Plans currently in effect; and (E) Xenith has delivered to FBS documentation relating to the correction of any Qualified Plan defects under any governmental correction program or otherwise.

(iv) No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and no Employee Benefit Plan is a multiple employer plan under Code Section 413(c) or a “multiemployer plan” as defined in Section 3(37) of ERISA.

(v) Xenith and each ERISA Affiliate do not have any obligation, and have not made any representation, in connection with any medical, death or other welfare benefits for their employees or other service providers after they retire, except to the extent required under the group health plan continuation requirements of Sections 601 through 609 of ERISA, Section 4980B of the Code, or applicable state law.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation and golden parachute payments) becoming due to any current or former director or employee of Xenith or any ERISA Affiliate under any Employee Benefit Plan or otherwise; (B) increase any benefits otherwise payable by Xenith or any ERISA Affiliate, (C) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan or otherwise; or (D) result in any payments or benefits for which any deduction is disallowed or reduced under Sections 162(a)(1), 162(m) or 280G of the Code, as applicable.

(b) Except as set forth in Section 6.14(b) of the Xenith Disclosure Schedule, there is no:

(i) CBA or any other agreement with any Labor Organization applicable to the employees of Xenith to which Xenith is a party or bound;

(ii) unfair labor practice complaint pending or, to Xenith‘s Knowledge, threatened against Xenith before the National Labor Relations Board or any other federal, state local or foreign agency;

(iii) pending or, to Xenith’s Knowledge, threatened or affecting Xenith, strike, slowdown, work stoppage, lockout or other collective labor action or dispute by or with respect to any employees of Xenith;

(iv) grievance, arbitration or unfair dismissal proceeding arising out of any CBA or other grievance procedure pending against Xenith;

(v) claim, audit, litigation, government investigation, administrative proceeding or arbitration against Xenith involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of violations of the Family and Medical Leave Act, claims of wrongful discharge, claims of unfair labor practices, workers’ compensation claims, unemployment claims and claims related to occupational safety and health law;

(vi) pending or, to Xenith’s Knowledge, threatened representation question or union or labor organizing activities with respect to employees of Xenith;

(vii) written personnel policy, rule or procedure applicable to employees of Xenith;

(viii) individual employment agreement in any form whatsoever including, but not limited to, any agreement for a term of employment, stock option agreement, stock purchase agreement, bonus agreement, or covenant not to compete; or

(ix) policy or agreement in any form whatsoever which alters the at-will status of the employees of Xenith.

(c) Xenith has at all times properly classified each of its employees as employees and each of its independent contractors as independent contractors, as applicable.

(d) Xenith has at all times properly classified each of its employees as exempt or non-exempt for purposes of the Fair Labor Standards Act.

(e) Xenith has at all times for each of its employees properly withheld and paid all applicable taxes and all other withholdings required by law.

(f) Xenith has previously delivered to FBS a complete and accurate listing of each employee of Xenith along with the employee’s job title, 2008 and 2009 annual salary, 2008 bonus and expected 2009 bonus, any other 2008 and 2009 compensation, and current accrued leave.

Section 6.15 Properties.

Except as set forth in Section 6.15 of the Xenith Disclosure Schedule, Xenith has good and marketable title or a valid and enforceable leasehold, as applicable, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Xenith Financial Statements as of the date thereof or acquired after such date (other than those properties and assets disposed of for fair value after such date in the ordinary course of business), except (i) Liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, provided that Taxes are paid as and when required under applicable law notwithstanding any such contest, (ii) pledges to secure deposits incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not materially impair the use of the respective property as such property is used on the date hereof, and, with respect to all fee-owned property, do not materially impair the fair market value of such property, (iv) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens and encumbrances arising in the ordinary course of business, (v) Liens securing obligations that are reflected in such consolidated balance sheet or (vi) the lessor’s interest in any such property that is leased. All material leases pursuant to which Xenith, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and are bona fide, arm’s length leases, at rents that constituted market rents as of the respective dates such leases were entered into. Section 6.15 of the Xenith Disclosure Schedule sets forth a true, correct and complete list of all real properties owned or leased by Xenith. Xenith has made available to FBS copies of all documents creating or evidencing fee or leasehold interests of Xenith, including all modifications or amendments thereto.

Section 6.16 Affiliate Transactions.

Except as set forth in Section 6.16 of the Xenith Disclosure Schedule, Xenith is not a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with any “affiliate,” as such term is defined in Section 23A of the Federal Reserve Act. All of Xenith’s agreements, arrangements or understandings with “affiliates” comply with Sections 23A and 23B of the Federal Reserve Act and Regulation W.

Section 6.17 Tax Treatment.

Neither Xenith nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would lead to gain or loss being recognized as a result of and in connection with the Merger by any of FBS, Xenith or their shareholders, except with respect to Cash Elections by holders of FBS Shares and cash received by holders of Xenith Common Stock in lieu of a fractional share of Surviving Corporation Common Stock.

Section 6.18 Compliance with Laws.

Except as set forth in Section 6.18 of the Xenith Disclosure Schedule, Xenith is and, since inception, has been in material compliance with, and to the Knowledge of Xenith is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law.

Section 6.19 Intellectual Property.

(a) Xenith owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of Xenith as currently conducted, and to the Knowledge of Xenith, all patents and registered trademarks, trade names, service marks and copyrights owned by Xenith are valid and subsisting.

(b) Xenith is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in material violation of any material licenses, sublicenses and other agreements as to which Xenith is a party and pursuant to which Xenith is authorized to use any Third-Party Intellectual Property Rights.

(c) No claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by Xenith (the “Xenith Intellectual Property Rights”), (B) any material trade secret owned by Xenith, or (C) to the Knowledge of Xenith, Third-Party Intellectual Property Rights licensed to Xenith, are currently pending or are threatened in writing by any Person.

(d) To the Knowledge of Xenith, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by

Xenith, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person, (B) against the use by Xenith of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Xenith as currently conducted, (C) challenging the ownership or validity of any Xenith Intellectual Property Rights or other material trade secrets owned by Xenith, or (D) challenging the license or right to use any Third-Party Intellectual Rights by Xenith.

(e) To the Knowledge of Xenith, there is no unauthorized use, infringement or misappropriation of any of the Xenith Intellectual Property Rights by any Person, including any employee or former employee of Xenith.

Section 6.20 Representations Not Misleading.

No representation or warranty by Xenith contained in this Agreement, nor any schedule furnished to FBS by Xenith under and pursuant to, or in anticipation of this Agreement, when considered as a whole, contains or will contain on the Closing Date any untrue statement of a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading. Except as disclosed herein, there is no matter that would be reasonably likely to have a Material Adverse Effect on Xenith or its ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

ARTICLE 7

COVENANTS OF FBS

FBS agrees that:

Section 7.01 Conduct of FBS and the Bank.

From the date hereof until the Effective Time or such earlier date as this Agreement may be properly terminated in accordance with Article 11, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Xenith, FBS and the Bank shall conduct their business in the ordinary course consistent with past practice and safe and sound banking practices and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees, except as contemplated by Sections 9.11(b), 10.02(h), 10.02(i) and 10.03(h).

Section 7.02 Required Acts of FBS and the Bank.

Between the date of this Agreement and the Effective Time, FBS shall, and, as applicable, shall cause the Bank to, unless otherwise permitted by Xenith in writing:

(a) Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as FBS or the Bank may in good faith reasonably dispute;

(b) Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(c) File all reports required to be filed with Governmental Entities and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

(d) Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Taxing Authority;

(e) Account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP); and

(f) Promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the then-applicable instructions for Call Reports and the Uniform Retail Credit Classification and Account Management Policy.

Section 7.03 Prohibited Acts of FBS and the Bank.

Without limiting the generality of the provisions of Section 7.01, from the date hereof until the Effective Time, FBS shall not, and shall not permit the Bank to, do any of the following, except with the prior written consent (or oral consent confirmed promptly by e-mail or another form of writing) of Xenith; provided that (i) Xenith shall act on any specific request made hereunder within five Business Days following receipt of such request from FBS together with all information and documentation reasonably necessary for Xenith to determine if any such consent should be provided (provided, that notwithstanding the foregoing Xenith shall act on any specific request under subsection (l) of this Section 7.03 within two Business Days, (ii) any such request shall be deemed approved by Xenith in the event that Xenith has failed to specifically deny in writing or orally (confirmed promptly by e-mail or another form of writing) such request or ask for additional information in connection with such request within such period, and (iii) any action by Xenith approved in writing or deemed approved in accordance with clause (ii) above by Xenith shall be deemed to be included in the FBS Disclosure Schedule:

(a) adopt or propose any change to its articles of incorporation or bylaws;

(b) except as otherwise contemplated by this Agreement, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person, or reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind;

(c) sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property;

(d) make any additions to capital other than in the ordinary course of business through results of operations;

(e) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any stock dividend, dividends in kind or other distribution) whether in cash, stock or other property, or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(f) take any action that would make any representation and warranty of FBS hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

(g) except as contemplated by Sections 9.11(b), 10.02(h), 10.02(i) and 10.03(h) hereof, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of FBS, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of FBS, (iii) increase any benefits payable under any severance or termination pay policies or employment agreements, (iv) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a change in control to become a party to any such agreement or a participant in any such plan, or (v) amend the terms of any employee or director stock options or other stock based awards, or (vi) increase (or amend the terms of) any other employee benefit plan, program or arrangement of any type for directors, officers or employees of FBS, except for changes required by law;

(h) except as explicitly permitted hereunder, make any change in the personnel constituting the officers or directors of FBS or the Bank;

(i) except as explicitly permitted hereunder or in accordance with applicable law, engage in any transaction with any affiliated person or allow such persons to acquire any assets from FBS or the Bank, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits accrued or to become accrued under the terms of an Employee Benefit Plan currently in effect and (ii) deposits by, or loans secured by liquid collateral having a fair market value at least equal to the principal balance due on such loan made to, its officers, directors and employees in the ordinary course of business;

(j) except as explicitly permitted hereunder, acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity except through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies;

(k) change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable Law or policies imposed by, or required by official recommendations or pronouncements of, any Governmental Entity or enter into any new material line of business;

(l) make any new loans or other extensions of credit to any borrower which (i) would exceed $1,000,000, individually or in the aggregate with respect to such borrower or (ii) would exceed $250,000 and are not secured by real property or marketable securities (in each case appropriately margined); provided that FBS may renew any existing loans or extensions of credit in excess of such amounts if the terms of such renewals are no less favorable to FBS than the existing terms of such loans or extensions of credit;

(m) make any capital expenditures, other than those contained in FBS’s annual budget, in an amount in excess of $10,000;

(n) except as provided in the Bank’s investment policy in effect on the date hereof, sell (provided, however, that payment at maturity or prepayment is not deemed a sale) any investment security or purchase any investment security;

(o) participate in any Whole Loan Transaction, securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(a)(4) of the SEC’s Regulation S-K), other than “off-balance sheet arrangements” of the nature described in Section 5.22(b) of the FBS Disclosure Schedule;

(p) become a party to any Derivative Transaction, whether entered into for the account of FBS, or for the account of the Bank or its customers;

(q) make, commit to make, renew, extend the maturity of or alter any of the material terms of any loan, except in a manner consistent with the Bank’s loan policy in effect on the date hereof;

(r) acquire any real or personal property (except for property acquired through foreclosure or the acquisition of personal property which is budgeted for in FBS’s annual budget) resulting in expenditures in excess of $50,000 in the aggregate; and

(s) agree or commit to do any of the foregoing.

Section 7.04 No Solicitation; Other Offers.

(a) FBS and the Bank shall not, and shall cause their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents and advisors not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (other than transactions contemplated by this Agreement), (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information relating to FBS or the Bank or afford access to the business, properties, assets, books or records of FBS or the Bank to any Third Party relating to, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to FBS or the Bank, or any class of equity securities thereof, (iv) execute or enter into, or propose to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, share exchange agreement, merger agreement or similar document or any contract, agreement, arrangement or understanding (whether binding or not) with respect to any Acquisition Proposal (other than the transactions contemplated by this Agreement) or transaction contemplated thereby or, (v) in the case of the Board of Directors of FBS, fail to make, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Xenith, its recommendation to its shareholders referred to in Section 9.02 hereof.

(b) Notwithstanding the foregoing, prior to the time that, but not after, the shareholders of FBS approve the Plan of Merger at the FBS Shareholder Meeting, the Board of Directors of FBS, directly or indirectly through advisors, agents or other intermediaries or through FBS, the Bank and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents and advisors, may (i) engage in negotiations or discussions with any Third Party that, subject to FBS’s compliance with Section 7.04(a), has made an unsolicited bona fide Acquisition Proposal that the Board of Directors of FBS reasonably believes in good faith, after consultation with its financial advisors, will lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to FBS or the Bank pursuant to a confidentiality agreement (a copy of which shall be provided to Xenith) with terms no less favorable to FBS than those contained in the Confidentiality Agreement, provided that FBS promptly discloses (and, if applicable, provides copies of) any such information to Xenith to the extent not previously provided, (iii) following receipt of such Acquisition Proposal, fail to make, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Xenith, its recommendation to its shareholders referred to in Section 9.02 hereof, or (iv) execute or enter into, or propose to execute or enter into, a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, share exchange agreement, merger agreement or other agreement (other than a confidentiality agreement entered into in compliance with clause (ii) above) relating to a Superior Proposal after satisfying FBS’s obligations pursuant to Section 11.01(d)(i) hereof; but in each case referred to in the foregoing clauses (i) through (iv) only if the Board of Directors of FBS determines in good faith by a majority vote, after consultation with outside legal counsel to FBS, that taking such action is necessary to comply with its legal duties to the shareholders of FBS under Virginia law.

(c) The Board of Directors of FBS shall not take, or cause to be taken, any of the actions referred to in clauses (i) through (iii) of Section 7.04(b) unless FBS shall have provided Xenith with 24 hours prior written notice advising Xenith that it intends to take such action, and, thereafter, FBS shall continue to advise Xenith of any updates or developments after taking such action. In addition, FBS shall notify Xenith promptly (but in no event later than 24 hours) after receipt by FBS (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to FBS or the Bank or for access to the business, properties, assets, books or records of FBS or the Bank by any Third Party that may be considering making, or has made, an Acquisition Proposal. FBS shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. FBS shall keep Xenith fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request (including any subsequent changes or amendments thereto and withdrawals thereof) and shall provide Xenith with copies of all written materials provided by all Third Parties in connection with any such Acquisition Proposals, indications or requests.

(d) Nothing contained herein shall prevent the Board of Directors of FBS from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal;

provided, however, that if such disclosure has the substantive effect of withholding, withdrawing, qualifying or modifying in a manner adverse to Xenith the recommendation of the Board of Directors of FBS, then Xenith shall have the right to terminate this Agreement as set forth in Section 11.01(c)(i).

(e) FBS shall, and shall cause the Bank and the advisors, employees and other agents of FBS and the Bank to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts and exercise any applicable rights under any confidentiality or non-disclosure agreements to cause any such Third Party (or its agents or advisors) in possession of confidential information about FBS or the Bank that was furnished by or on behalf of FBS or the Bank to return or destroy all such information.

(f) The following terms shall have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving FBS or the Bank, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 25% voting or economic interest in FBS or the Bank or (3) any purchase of assets, securities or other ownership interests representing an amount equal to or greater than 25% of the consolidated assets of FBS and the Bank, taken as a whole.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “25%” shall be replaced by “50%”) made by a Third Party that is on terms that the Board of Directors of FBS (after consultation with a financial advisor of recognized reputation) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal (including, without limitation, any break-up fees, expense reimbursement provisions and conditions to consummation), the likelihood of obtaining financing, and the Third Party making the proposal, would, if consummated, result in a transaction more favorable to the FBS shareholders from a financial point of view than the transaction contemplated by this Agreement, taking into account any changes in the transaction proposed by Xenith.

Section 7.05 Tax Matters.

(a) Neither FBS nor the Bank shall make (other than consistent with FBS’s and the Bank’s past practice) or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of FBS or the Bank.

(b) To the extent required by GAAP or RAP, as applicable, FBS and the Bank shall establish or cause to be established in accordance with GAAP or RAP, as applicable, on or before the Effective Time an adequate accrual for all material Taxes of FBS or the Bank due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes incurred by FBS in connection with and due before the Merger (including any real property transfer Tax and any similar Tax) shall be paid by FBS when due, and FBS shall, at its own expense, file all necessary Tax Returns and other documentation due before the Merger with respect to all such Taxes and fees, and, if required by applicable law, FBS shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 7.06 Additional Financial Statements.

FBS shall promptly, but, with respect to clause (iii) below, in no event later than the twentieth day following the last day of the month most recently ended, furnish Xenith with true and complete copies of all (i) Current FBS Regulatory Documents and Call Reports for FBS and the Bank as filed with the SEC and Governmental Entities between the date of this Agreement and the Effective Time, (ii) monthly directors’ reports of FBS and the Bank, (iii) consolidated unaudited month-end financial statements of FBS and the Bank (including the Watch List and the then current allowance for loan and lease losses as of such month-end). The Call Reports shall fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with RAP. The Call Reports shall not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 7.07 Obligations of FBS.

(a) FBS shall take, and shall cause the Bank to take, all action necessary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

(b) Promptly following the execution of this Agreement, FBS shall take, and shall cause the Bank to take, all action necessary to file applications with the BFI and the Board for the Bank to open a branch to be located at One James Center, 901 E. Cary Street, Suite 1700, Richmond, Virginia 23219; provided, that such branch shall not be opened prior to the Effective Time.

Section 7.08 Notice of Changes.

Prior to the Closing Date, FBS shall promptly notify Xenith in writing upon any individual falling within the definition of “Knowledge” with respect to FBS becoming aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any respect, any representation or warranty made as to FBS or the Bank in or pursuant to this Agreement or that results in failure on the part of FBS or the Bank to comply with any covenant, condition or agreement contained in this Agreement or (ii) any change or event having, or which, insofar as can reasonably be foreseen, could have a Material Adverse Effect on FBS or the Bank. The providing of such information by FBS to Xenith shall not be deemed a waiver by Xenith of the breach of any representation or warranty of FBS contained in this Agreement or the failure to comply with any covenant, condition or agreement contained in this Agreement.

ARTICLE 8

COVENANTS OF XENITH

Xenith agrees that:

Section 8.01 Conduct of Xenith.

From the date hereof until the Effective Time or such earlier date as this Agreement may be properly terminated in accordance with Article 11, except as expressly contemplated or permitted by this Agreement or with the prior written consent of FBS, Xenith shall conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

Section 8.02 Required Acts of Xenith.

Between the date of this Agreement and the Effective Time, Xenith shall, unless otherwise permitted by FBS in writing:

(a) Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Xenith may in good faith reasonably dispute;

(b) Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(c) File all reports required to be filed with Governmental Entities and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

(d) Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Taxing Authority; and

(e) Account for all transactions and prepare all financial statements in accordance with GAAP.

Section 8.03 Prohibited Acts of Xenith.

Without limiting the generality of the provisions of Section 8.01, from the date hereof until the Effective Time, except as set forth in Section 8.03 of the Xenith Disclosure Schedule, Xenith shall not do any of the following, except with the prior written consent (or oral consent confirmed promptly by e-mail or another form of writing) of FBS; provided that (i) FBS shall act on any specific request made hereunder within five Business Days following receipt of such request from Xenith together with all information and documentation reasonably necessary for FBS to determine if any such consent should be provided, (ii) any such request shall be deemed approved by FBS in the event that FBS has failed to specifically deny in writing or orally (confirmed promptly by e-mail or another form of writing) such request or ask for additional information in connection with such request within such period, and (iii) any action by FBS approved in writing or deemed approved in accordance with clause (ii) above by FBS shall be deemed to be included in the Xenith Disclosure Schedule:

(a) adopt or propose any change to its articles of incorporation or bylaws;

(b) except as otherwise contemplated by this Agreement, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person, or reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind;

(c) sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property;

(d) take any action that would make any representation and warranty of Xenith hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

(e) enter into a new line of business;

(f) make any additions to capital other than in the ordinary course of business through results of operations;

(g) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any stock dividend, dividends in kind or other distribution) whether in cash, stock or other property, or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(h) make any capital expenditures, other than those contained in Xenith’s annual budget, in an amount in excess of $10,000; and

(i) agree or commit to do any of the foregoing.

Section 8.04 Obligations of Xenith.

Xenith shall take all action necessary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 8.05 Notice of Changes.

Prior to the Closing Date, Xenith shall promptly notify FBS in writing upon any individual falling within the definition of “Knowledge” with respect to Xenith becoming aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any respect, any representation or warranty made as to Xenith in or pursuant to this Agreement or that results in failure on the part of Xenith to comply with any covenant, condition or agreement contained in this Agreement or (ii) any change or event having, or which, insofar as can reasonably be foreseen, could have a Material Adverse Effect on Xenith. The providing of such information by Xenith to FBS shall not be deemed a waiver by FBS of the breach of any representation or warranty of Xenith contained in this Agreement or the failure to comply with any covenant, condition or agreement contained in this Agreement.

ARTICLE 9

COVENANTS OF FBS AND XENITH

The parties hereto agree that:

Section 9.01 Best Efforts.

Subject to the terms and conditions of this Agreement, FBS and Xenith shall, and FBS shall cause the Bank to, use their best efforts, or in the case of clause (iii) below, commercially reasonable efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) obtaining the consents required from Third Parties pursuant to the contracts listed on Section 9.01 of the FBS Disclosure Schedule.

Section 9.02 Shareholder Meetings; Proxy Material.

(a) Subject to Section 9.02(b), FBS shall take all action necessary in accordance with the VSCA to cause a meeting of its shareholders (the “FBS Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Plan of Merger and the transactions contemplated hereby and Xenith shall take all action necessary in accordance with the VSCA to cause a meeting of its shareholders (the “Xenith Shareholder Meeting” and, together with the FBS Shareholder Meeting, the “Shareholder Meetings”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement, the Plan of Merger and the transactions contemplated hereby. Subject to Section 9.02(b), FBS and Xenith shall (i) comply with all legal requirements applicable to such meetings, (ii) shall coordinate and cooperate with respect to the timing of the Shareholder Meetings and shall use their best efforts to hold the Shareholder Meetings on the same day and (iii) shall use their commercially reasonable efforts to obtain the necessary approvals by their respective shareholders of this Agreement, the Plan of Merger and the transactions contemplated hereby, subject to Section 7.04.

(b) Subject to Section 7.04, the Board of Directors of FBS shall recommend approval and adoption of this Agreement and the Plan of Merger by FBS’s shareholders. The Board of Directors of Xenith shall recommend approval and adoption of this Agreement and the Plan of Merger by Xenith’s shareholders. Unless this Agreement has been terminated in accordance with the terms of Article 11, this Agreement and the Plan of Merger shall be submitted to FBS’s shareholders at the FBS Shareholder Meeting whether or not the Board of Directors of FBS determines at any time that this Agreement or the Merger is no longer advisable and recommends that the shareholders of FBS reject it; provided, however, if pursuant to, and in compliance with, Section 7.04(b), the Board of Directors of FBS has taken or is taking any of the actions described in clauses (i) through (iv) of Section 7.04(b), then FBS may postpone the date of the FBS Shareholder Meeting, subject to federal securities laws and the VSCA.

(c) In connection with the Shareholder Meetings, FBS and Xenith shall promptly prepare and file with the SEC the Joint Proxy Statement and all other proxy materials for such meeting. FBS and Xenith and their respective counsel shall be given a reasonable opportunity to review and comment on the Joint Proxy Statement before it (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. FBS and Xenith shall use commercially reasonable efforts to have the Joint Proxy Statement cleared by the SEC and thereafter mail it to their respective shareholders. FBS, after consultation with Xenith, shall respond promptly to any comments made by the SEC with respect to the Joint Proxy Statement; provided, however, that FBS shall not file any amendment or supplement to the Joint Proxy Statement without first furnishing to Xenith a copy thereof for its review and will not file any such proposed amendment or supplement to which Xenith reasonably and promptly objects in writing. FBS shall supply Xenith with copies of all written correspondence between FBS or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Joint Proxy Statement or the Merger. FBS and its counsel shall permit Xenith and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Joint Proxy Statement, the Merger or this Agreement.

(d) If (i) at any time prior to the Shareholder Meetings, any event should occur relating to FBS or the Bank that should be set forth in an amendment of, or supplement to, the Joint Proxy Statement, FBS shall promptly inform Xenith and (ii) at any time prior to the Shareholder Meetings, any event should occur relating to Xenith that should be set forth in an amendment of, or supplement to, the Joint Proxy Statement, Xenith shall promptly inform FBS, and in the case of (i) or (ii) FBS and Xenith will, upon learning of such event, cooperate as necessary to promptly prepare and file and, if required, mail such amendment or supplement to the FBS shareholders and Xenith shareholders; provided, however, that prior to such filing or mailing, FBS and Xenith shall consult with each other with respect to such amendment or supplement and reasonable and good faith consideration shall be given to any comments made by such party and its counsel.

(e) FBS hereby represents that its financial advisor has consented to the inclusion of references to the FBS Fairness Opinion in the Joint Proxy Statement.

Section 9.03 Certain Filings.

FBS and Xenith shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 9.04 Public Announcements.

FBS and Xenith shall mutually agree as to the form of press release to be issued with respect to this Agreement and the transactions contemplated hereby, and the form of analyst materials to be used in connection therewith. FBS and Xenith shall consult with each other before issuing any other press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 9.05 Further Assurances.

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of FBS or Xenith, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of FBS or Xenith, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of FBS or Xenith acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.06 Access to Information.

From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, FBS and Xenith shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 9.07 Notices of Certain Events.

Each of FBS and Xenith shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting FBS or the Bank or Xenith, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Articles 5 or 6 as the case may be, or that relate to this Agreement, the Merger or the consummation of the transactions contemplated herein.

Section 9.08 Confidentiality.

Prior to the Effective Time and after any termination of this Agreement, each of FBS and Xenith shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each of FBS and Xenith may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of FBS and Xenith shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of FBS and Xenith shall, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

Section 9.09 Tax Treatment.

(a) FBS and Xenith intend to treat the Merger as a reorganization within the meaning of Code Section 368(a). Prior to the Effective Time, neither FBS nor Xenith shall take any action reasonably likely to lead to, for U.S. federal income tax purposes, gain or loss being recognized in connection with the Merger by any of FBS, Xenith or their shareholders, except with respect to Cash Elections by holders of FBS Shares and cash received by holders of Xenith Common Stock in lieu of a fractional share of Surviving Corporation Common Stock. The Surviving Corporation shall not take any action after the Effective Time that is reasonably likely to lead to, for U.S. federal income tax purposes, gain or loss being recognized in connection with the Merger by any of FBS, Xenith or their shareholders, except with respect to Cash Elections by holders of FBS Shares and cash received by holders of Xenith Common Stock in lieu of a fractional share of Surviving Corporation Common Stock.

(b) Each of FBS and Xenith shall use its best efforts to obtain the opinions referred to in Section 10.02(b) and 10.03(b).

Section 9.10 Affiliates.

Within 30 days following the date of this Agreement, Xenith shall deliver to FBS a letter identifying all known Persons who may be deemed affiliates of Xenith under Rule 145 of the 1933 Act. Xenith shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit C hereto.

Section 9.11 Employees.

(a) With respect to each Surviving Corporation Employee Benefit Plan in which FBS or Bank employees are eligible to participate for which length of service is taken into account for any purpose, service with FBS or the Bank (or predecessor employers to the extent FBS or an Employee Benefit Plan provides past service credit) shall be treated as service with the Surviving Corporation for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Surviving Corporation Employee Benefit Plan in which FBS or Bank employees are eligible to participate shall waive pre-existing condition limitations to the same extent waived or to the extent that they do not apply under the corresponding Employee Benefit Plan. With respect to each Surviving Corporation plan in which FBS or Bank employees are eligible to participate, such employees shall be given credit for amounts paid under a corresponding Employee Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Surviving Corporation plan.

(b) Prior to the Effective Time, FBS shall, and shall cause the Bank, to terminate (“Termination”) all employment agreements between FBS or the Bank and any current or former employee, officer or director of FBS or the Bank, copies of which have been provided to Xenith prior to the Effective Time. Prior to the Effective Time, FBS shall (i) pay the individuals listed in Section 9.11(b) of the FBS Disclosure Schedule the amounts set forth on such schedule opposite their names and (ii) satisfy any and all liabilities and obligations resulting from such Terminations (“Termination Obligations”) and the affected employees, officers and directors shall each execute a release agreement in form and substance mutually acceptable to FBS and Xenith (collectively, “Release Agreements”), which Release Agreement shall contain, without limitation, a release of the Bank and its Affiliates from any liability or responsibility for any adverse tax consequences under Code Section 409A with respect to any benefits payable under the applicable employment agreement.

Section 9.12 Director and Officer Liability.

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of FBS (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Virginia law or any other applicable laws or provided under FBS’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by FBS’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 9.12(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 150% of the amount per annum FBS paid in its last full fiscal year, which amount FBS disclosed to Xenith prior to the date hereof.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 9.12.

Section 9.13 Blue Sky Compliance.

FBS and Xenith shall promptly take any action required to be taken under foreign or state securities or “blue sky” laws in connection with the issuance of Surviving Corporation Common Stock in the Merger.

Section 9.14 Stock Exchange Listing.

FBS and Xenith shall use their best efforts to cause the shares of Surviving Corporation Common Stock (a) to be issued in connection with the Merger, (b) to be reserved for issuance promptly following the Effective Time upon exercise of the Surviving Corporation Options or Surviving Corporation Warrants and (c) to be approved for quotation on the NASDAQ Stock Market, subject to official notice of issuance, prior to the Effective Time.

Section 9.15 Name Changes.

(a) Immediately, upon the Effective Time, the Surviving Corporation’s name shall be: “Xenith Bankshares, Inc.”

(b) The Surviving Corporation shall provide that as soon as practicable following the Closing, the Bank shall take all corporate action and make all necessary filings and notices to change its name to: “Xenith Bank”; provided, however, that the Bank will continue to conduct its business using the name “SuffolkFirst Bank” at the locations it operates as of the Effective Time and shall make all filings necessary to do so consistent with all rules and regulations applicable to such a d/b/a or trade name.

(c) As soon as practicable following the Effective Time, the Surviving Corporation shall take all necessary action to exchange the stock certificates representing Non-Electing FBS Shares for certificates representing the identical number of shares of Surviving Corporation Common Stock, and each such certificate shall bear the name “Xenith Bankshares, Inc.”

ARTICLE 10

CONDITIONS TO THE MERGER

Section 10.01 Conditions to Obligations of Each Party.

The obligations of FBS and Xenith to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement and the Plan of Merger shall have been approved and adopted by the shareholders of FBS and the shareholders of Xenith in accordance with the VSCA;

(b) no applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(c) any applicable waiting period under the BHC Act or the Bank Merger Act relating to the Merger shall have expired or been terminated;

(d) the shares of Surviving Corporation Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Stock Market, subject to official notice of issuance;

(e) all actions or approvals, or notices of intention not to disapprove from, by or in respect of, or filings with, any Governmental Entity required to permit the consummation of the Merger, including the FBS Required Filings and Approvals and the Xenith Required Filings and Approvals, shall have been taken, obtained or made and any applicable waiting periods shall have expired;

(f) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Entity or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit (x) any Person’s ability to exercise full rights of ownership of any shares of the Surviving Corporation or the Bank or Affiliates following the Effective Time on all matters properly presented to the Surviving Corporation’s shareholders, or (y) operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of FBS and the Bank, taken as a whole, or of Surviving Corporation and the Bank, taken as a whole, (iii) seeking to compel Surviving Corporation or the Bank or Affiliates to dispose of or hold separate all or any material portion of the business or assets of FBS and the Bank, taken as a whole, or of Xenith and its Subsidiaries, taken as a whole, or (iv) that otherwise, in the reasonable judgment of Xenith, is likely to have a Material Adverse Effect on FBS, the Surviving Corporation or Xenith; and

(g) there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court or Governmental Entity other than the application of the waiting period provisions of the BHC Act or the Bank Merger Act to the Merger, that, in the reasonable judgment of any party to this Agreement, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (f) above.

Section 10.02 Conditions to the Obligations of Xenith.

The obligations of Xenith to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) FBS shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of FBS contained in this Agreement (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time), and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time) and (iii) Xenith shall have received a certificate signed by an executive officer of FBS to the foregoing effect;

(b) Xenith shall have received an opinion of Hunton & Williams LLP in form and substance reasonably satisfactory to Xenith, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will not, for U.S. federal income tax purposes, result in gain or loss being recognized in connection with the Merger by any of FBS, Xenith or their shareholders, except with respect to Cash Elections by holders of FBS Shares and cash received by holders of Xenith Common Stock in lieu of a fractional share of Surviving Corporation Common Stock. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of FBS and Xenith substantially in the form of Exhibits D and E hereto, or as otherwise reasonably agreed to by the parties;

(c) after the date hereof, there shall have been no enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter, or any other action or determination of any governmental agency or department relating to the status or conduct of FBS or the Bank that, in the reasonable good faith opinion of the Board of Directors of Xenith, adversely affects in any material manner the anticipated economic benefits to Xenith of the transactions contemplated hereby;

(d) there shall not have occurred, since the date of this Agreement, any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a Material Adverse Effect on FBS or the Bank, taken as a whole; and Xenith shall have received a certificate signed by an executive officer of FBS to the foregoing effect;

(e) Xenith and its employees, attorneys, accountants and other agents shall have been permitted to complete a full investigation of the books, records, assets, liabilities, operations, prospects, business and condition of FBS and the Bank, including attorneys’ audit response letters;

(f) Xenith shall have closed an offering of Xenith Common Stock resulting in gross proceeds available (which shall include both cash paid for shares of Xenith Common Stock along with conversion of amounts advanced for pre-Merger expenses into shares of Xenith Common Stock) to Xenith at the Effective Time of not less than $40,000,000;

(g) as of the Effective Time, the capitalization of FBS has not changed from that described in Section 5.05 hereof, except due to the exercise of employee stock options for FBS Shares. Specifically, FBS has not authorized the issuance of shares of preferred stock for participation in the Capital Purchase Program established by the United States Department of Treasury pursuant to the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009;

(h) FBS shall have completed the Terminations, satisfied all Termination Obligations and provided Xenith with copies of all of the Release Agreements;

(i) the persons listed on Section 10.03(h) of the Xenith Disclosure Schedule shall have delivered fully-executed Employment Agreements with the Bank in substantially the form attached hereto as Exhibit F;

(j) Xenith shall have received from FBS good standing certificates, as of a current date, for FBS and the Bank issued by the Virginia State Corporation Commission and the appropriate authority in each jurisdiction where FBS and the Bank are qualified to do business as a foreign corporation;

(k) the shares of Surviving Corporation Common Stock (a) to be issued in connection with the Merger and (b) to be reserved for issuance promptly following the Effective Time upon exercise of the Surviving Corporation Options or Surviving Corporation Warrants shall have been approved for quotation on the NASDAQ Stock Market, subject to official notice of issuance;

(l) FBS shall have delivered a list to Xenith, as of the last day of the month immediately prior to the month in which the Closing Date occurs or, if the Closing occurs during the first ten days of a month, then such list shall be as of the last day of the month preceding the month immediately preceding the Closing Date, of all outstanding loans or other extensions of credit made by FBS or the Bank to any Officer or director or Insider of FBS or its Affiliates pursuant to Regulation O (12 C.F.R. Part 215);

(m) Prior to the Closing, the Employment Agreement dated as of June 22, 2002, between the Bank and Darrell G. Swanigan (the “Employment Agreement”) shall be amended to provide that Darrell G. Swanigan shall not receive “parachute payments” (as defined in Code Section 280G) under the Employment Agreement and all other plans, agreements and arrangements that exceed the maximum amount of parachute payments that may be paid or provided without a disallowance of deduction under Code Section 280G or the imposition of an excise tax under Code Section 4999; and

(n) Xenith shall have received such other documents or instruments as Xenith or its counsel may reasonably request consistent with FBS’s obligations hereunder.

Section 10.03 Conditions to the Obligations of FBS.

The obligations of FBS to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) Xenith shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Xenith in this Agreement (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time), and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time); provided, however, the representations and warranties set forth in Section 6.05 shall be updated at Closing to give effect to the offering described in Section 10.03(f) below, and (iii) FBS shall have received a certificate signed by an executive officer of Xenith to the foregoing effect;

(b) FBS shall have received an opinion of Troutman Sanders LLP in form and substance reasonably satisfactory to FBS, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will not, for U.S. federal income tax purposes, result in gain or loss being recognized in connection with the Merger by any of FBS, Xenith or their shareholders, except with respect to Cash Elections by holders of FBS Shares and cash received by holders of Xenith Common Stock in lieu of a fractional share of Surviving Corporation Common Stock. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of FBS and Xenith substantially in the form of Exhibits D and E hereto, or as otherwise reasonably agreed to by the parties;

(c) FBS shall have received an FBS Fairness Opinion, dated as of the Closing Date, in similar form and substance to the FBS Fairness Opinion described in Section 5.17 and dated as of the date of this Agreement;

(d) there shall not have occurred, since the date of this Agreement, any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a Material Adverse Effect on Xenith or its Subsidiaries, taken as a whole; and FBS shall have received a certificate signed by an executive officer of Xenith to the foregoing effect;

(e) FBS and its employees, attorneys, accountants and other agents shall have been permitted to complete a full investigation of the books, records, assets, liabilities, operations, prospects, business and condition of Xenith and its Subsidiaries, including attorneys’ audit response letters;

(f) Xenith shall have closed an offering of Xenith Common Stock resulting in gross proceeds available (which shall include both cash paid for shares of Xenith Common Stock along with conversion of amounts advanced for pre-Merger expenses into shares of Xenith Common Stock) to Xenith at the Effective Time of not less than $40,000,000;

(g) FBS shall have received from Xenith good standing certificates, as of a current date, for Xenith and each of its Subsidiaries issued by the Virginia State Corporation Commission of Virginia and the appropriate authority in each jurisdiction where Xenith and its Subsidiaries are qualified to do business as a foreign corporation;

(h) the persons listed on Section 10.03(h) of the Xenith Disclosure Schedule shall have delivered fully-executed Employment Agreements with the Bank in substantially the form attached hereto as Exhibit F; and

(i) FBS shall have received such other documents or instruments as FBS or its counsel may reasonably request consistent with Xenith’s obligations hereunder.

ARTICLE 11

TERMINATION

Section 11.01 Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of FBS):

(a) by mutual written agreement of FBS and Xenith;

(b) by either FBS or Xenith, if:

(i) the Merger has not been consummated on or before September 30, 2009 (the “End Date”) (provided, however, if the Joint Proxy Statement is mailed to both the FBS and Xenith shareholders after August 16, 2009, but prior to September 30, 2009, the End Date shall be automatically extended until the date that is forty-five days following the date that the Joint Proxy Statement has been mailed to the FBS and Xenith shareholders); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)(A) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or Governmental Entity having competent jurisdiction enjoining FBS or Xenith from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(iii) this Agreement and the Plan of Merger shall not have been approved and adopted in accordance with the VSCA by (A) FBS’s shareholders at the FBS Shareholder Meeting or by (B) Xenith’s shareholders at the Xenith Shareholder Meeting (or any adjournment thereof).

(c) by Xenith if:

(i) as permitted by Section 7.04(b)(iii), the Board of Directors of FBS shall have failed to make, withheld, withdrawn, qualified or modified (or publicly proposed or resolved to withhold, withdraw, qualify or modify), in a manner adverse to Xenith, its approval or recommendation of this Agreement or the Plan of Merger;

(ii) FBS shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, share exchange agreement, merger agreement or other agreement with respect to a Superior Proposal; or

(iii)(A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of FBS set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or (B) FBS shall have willfully and materially breached its obligations under Sections 7.04 or 9.02; or

(d) by FBS, if:

(i) the Board of Directors of FBS authorizes FBS, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that FBS shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein, and provided, further, that, in the case of any termination by FBS, (i) FBS notifies Xenith, in writing and at least 72-hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, (ii) such notice includes a copy of the agreement constituting the Superior Proposal and states expressly (A) that FBS has received a Superior Proposal, (B) the final terms and conditions of the Superior Proposal and (C) the identity of the Third Party or group making the Superior Proposal, (iii) during such 72-hour period, FBS negotiates in good faith with Xenith with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Xenith in response to such Superior Proposal (it being understood that any material amendment to or other subsequent or additional change in the financial or other material terms of the Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 11.01(d)(i)), and (iv) at the conclusion of such 72-hour period, the Board of Directors of FBS determines, in good faith after consultation with its financial advisors, that the Superior Proposal remains a Superior Proposal after taking into account any revised offer that may be made by Xenith, it being understood that FBS shall not enter into any such binding agreement during such 72-hour period; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Xenith set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 11.02 Effect of Termination.

If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 11.02 and Sections 9.08, 12.04, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

if to Xenith, to:

Xenith Corporation

One James Center

901 E. Cary Street, Suite 1700

Richmond, Virginia 23219

Attention: T. Gaylon Layfield, III

Facsimile No.: (804) 433-2194

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Attention: J. Waverly Pulley, III

Facsimile No.: (804) 788-8218

if to FBS, to:

First Bankshares, Inc.

3535 Bridge Road

P.O. Box 1340

Suffolk, Virginia 23439

Attention: Darrell G. Swanigan

Facsimile No.: (757) 483-3685

with a copy to:

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Attention: Jacob A. Lutz III

Facsimile No.: (804) 698-6014

Section 12.02 Survival of Representations and Warranties.

The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 9.11 and 9.12.

Section 12.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of the Plan of Merger by the shareholders of FBS and Xenith and without their respective further approvals, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Surviving Corporation Common Stock.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.04 Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be accrued and paid by the party incurring such cost or expense.

(b) If an FBS Payment Event (as hereinafter defined) occurs, FBS shall pay Xenith (by wire transfer of immediately available funds), if pursuant to (i) below, immediately upon the occurrence of such FBS Payment Event or, if pursuant to (iii) below, within two Business Days following such FBS Payment Event, a fee of $1,000,000.

“FBS Payment Event” means (i) the termination of this Agreement pursuant to Sections 11.01(c)(i), 11.01(c)(ii), or 11.01(d)(i), (ii) the termination of this Agreement pursuant to Section 11.01(b)(i); provided that the FBS Shareholder Meeting has been postponed to a date after the End Date pursuant to Section 9.02(b) or (iii) the termination of this Agreement pursuant to Section 11.01(b)(i), clause (A) of Section 11.01(b)(iii) or clause (B) of Section 11.01(c)(iii), but only if, in the case of a termination pursuant to clause (iii) above, (x) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by Xenith or any of its Affiliates) or a Third Party has publicly announced its intention to make an Acquisition Proposal or such Acquisition Proposal or intention has otherwise become widely known to FBS’s shareholders and (y) within 12 months following the date of such termination: (A) FBS or the Bank merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (B) a Third Party, directly or indirectly, acquires more than 50% of the total assets of FBS and the Bank, taken as a whole; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding FBS Shares or equity of The Bank; or (D) FBS adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding FBS Shares or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of FBS and the Bank, taken as a whole (or in any of clauses (A) through (D) FBS shall have entered into a definitive agreement providing for such action).

(c) FBS acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Xenith would not enter into this Agreement. Accordingly, if FBS fails promptly to pay any amount due to Xenith pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Xenith in connection with a legal action to enforce this Agreement that results in a judgment against FBS for such amount.

(d) If a Xenith Payment Event (as hereinafter defined) occurs, Xenith shall pay FBS (by wire transfer of immediately available funds), if pursuant to (i) below, immediately upon the occurrence of such Xenith Payment Event or, if pursuant to (iii) below, within two Business Days following such Xenith Payment Event, a fee of $500,000.

“Xenith Payment Event” means the termination of this Agreement pursuant to Section 11.01(b)(i) or clause (B) of Section 11.01(b)(iii); provided that the condition to the obligations of Xenith in Section 10.02(f) and the condition to the obligations of FBS in Section 10.03(f) shall not have been satisfied at the time of such termination.

(e) Xenith acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, FBS would not enter into this Agreement. Accordingly, if Xenith fails promptly to pay any amount due to FBS pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by FBS in connection with a legal action to enforce this Agreement that results in a judgment against Xenith for such amount.

Section 12.05 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 9.12, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 9.12, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Xenith may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Xenith of its obligations hereunder.

Section 12.06 Schedules and Exhibits.

All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

Section 12.07 Governing Law.

This Agreement, the Merger and the transactions contemplated herein, and all disputes between the parties under or related to this Agreement, the transactions contemplated herein or the facts and circumstances leading to its or their execution or performance, whether in contract, tort or otherwise, shall be governed by the laws of the Commonwealth of Virginia, without regard to conflict of laws principles.

Section 12.08 Jurisdiction.

(a) Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of any state or federal court located in Richmond, Virginia, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated herein in any other court and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(b) Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such suit, action or proceeding, including any appeal thereof.

(c) Each of the parties agrees that service of any process, summons, notice or document may be served on such party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the parties agree that service of process by U.S. registered mail to its address set forth in Section 12.01 hereof shall be effective service of process for any action, suit or proceeding brought against it, provided, however, that nothing contained in the foregoing clause shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

Section 12.09 WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (c) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.09.

Section 12.10 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11 Entire Agreement.

This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13 Specific Performance.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, by statute or otherwise, upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertakings in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of any such bond or undertaking.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FIRST BANKSHARES, INC.

By:	/s/ Darrell G. Swanigan
Darrell G. Swanigan
President and Chief Executive Officer

XENITH CORPORATION

By:	/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III
President and Chief Executive Officer

[Signature Page of Merger Agreement]

APPENDIX A

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act, codified at 12 U.S.C. 1828(c).

“BFI” means the Bureau of Financial Institutions division of the State Corporation Commission of the Commonwealth of Virginia.

“Board” means the Board of Governors of the Federal Reserve System.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Richmond, Virginia are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of March 5, 2009 between FBS and Xenith.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Benefit Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or any other employee benefit program or arrangement, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or “golden parachute” arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing benefits for, or for the welfare of, any or all of the current or former employees, leased employees, officers or directors of a Person or any ERISA Affiliate, or the beneficiaries of any such persons.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction,

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permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, regarding human health and safety, the environment or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of FBS or the Bank as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FBS Balance Sheet” means the audited consolidated balance sheet of FBS and the Bank as of December 31, 2008 and the footnotes thereto.

“FBS Balance Sheet Date” means December 31, 2008.

“FBS Private Placement Memorandum” means the private placement memorandum whereby FBS offers to issue Xenith Shareholders the Xenith Merger Consideration in exchange for their shares of Xenith Common Stock.

“FBS Shares” means the shares of common stock, par value $3.20 per share, of FBS.

“FBS 10-K” means FBS’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Xenith Shareholders’ Equity” shall mean the total shareholders’ equity of Xenith as of the Effective Time as determined pursuant to Section 3.10 of this Agreement.

“Governmental Entity” means any foreign, federal, state or local court, administrative body or other governmental or quasi governmental entity with competent jurisdiction, or any agency, instrumentality or authority thereof, including, but not limited to, the BFI, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Department of Housing and Urban Development, the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Federal Trade Commission and the SEC.

“Insider” has the meaning set forth in 12 C.F.R. §215.1(h).

“IRS” means the Internal Revenue Service.

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“Joint Proxy Statement” means the proxy or information statement to be filed by FBS in connection with the Merger and to be mailed to the FBS shareholders and to the Xenith shareholders in connection with the Shareholder Meetings.

“Knowledge of FBS,” “FBS’s Knowledge” or similar references to the “Knowledge” of FBS means the actual knowledge after due inquiry of Darrell G. Swanigan, James R. A. Stanley, Jr., Keith B. Hawkins, Robert E. Clary, Earleen B. Sylvia and Steven R. Benegar.

“Knowledge of Xenith,” “Xenith’s Knowledge” or similar references to the “Knowledge” of Xenith means the actual knowledge after due inquiry of T. Gaylon Layfield, III and Thomas W. Osgood.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, any event, change, fact, circumstance or condition that has a material adverse effect on (i) the prospects, condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes in tax, banking and other laws or interpretations thereof by courts or governmental authorities of general applicability to companies in the industries in which such Person and any of its subsidiaries operate, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated companies in the industries in which such Person and any of its subsidiaries operate, (b) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such Person and any of its subsidiaries operate, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated companies in the industries in which such Person and any of its subsidiaries operate, (c) the impact of the Merger on relationships with customers or employees, (d) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby solely to the extent FBS or the Bank demonstrate such effect to have so resulted from such disclosure or consummation, (e) changes in GAAP or RAP applicable to banks and their holding companies generally, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated banks and their holding companies, (f) actions and omissions of FBS or Xenith taken with the prior written consent of the other parties hereto in contemplation of the transactions contemplated hereby, (g) the effects of compliance by the parties with the covenants and other agreements contained in this Agreement or expenses incurred by the parties in consummating the transactions contemplated by this Agreement, or (h) any foreign or domestic outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the United States.

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“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Officer” of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means individually identifiable information from or about an individual (including, but not limited to: (a) a first name and last name; (b) a home or other physical address, including street name and name of city or town; (c) an email address or other online contact information, such as an instant messaging user identifier or a screen name, that reveals an individual’s email address; (d) a telephone number; (e) a Social Security number; (f) a driver’s license, military or state-issued identification number; (g) credit or debit card information, including card number, expiration date, security code and data stored on the magnetic stripe of a credit or debit card; (h) checking account information, including the ABA routing number, account number, and check number; (i) a persistent identifier, such as a customer number held in a “cookie” or processor serial number, that is combined with other available data that identifies an individual; or (j) any information that is combined with any of (a) through (i) above) that is Processed at any time by FBS, the Bank or its employees, agents, consultants or service providers.

“Process” or “Processing” means any operation or set of operations performed upon Personal Information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using, disclosing or destroying the information.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person other than FBS, the Bank or any of their Affiliates or Xenith.

“Transaction Documents” means this Agreement, the Plan of Merger, the FBS Voting Agreement and the Xenith Voting Agreement.

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“VSCA” means the Virginia Stock Corporation Act, as amended from time to time.

“Whole Loan Transactions” means any transaction involving the sale, transfer or other disposition of a direct or indirect interest in any individual or pool of consumer receivables, trade receivables, auto loans, auto leases, equipment leases, residential or commercial mortgages, manufactured housing loans, first mortgage loans, second mortgage loans, home equity loans, corporate debt or sovereign debt obligations, including, without limitation, collateralized bond obligations, collateralized loan obligations, collateralized mortgage obligations or any similar security.

“Xenith Balance Sheet” means the audited balance sheet of Xenith as of December 31, 2008 and the footnotes therein.

“Xenith Balance Sheet Date” means December 31, 2008.

“Xenith Preferred Stock” means the preferred stock, $1.00 par value, of Xenith.

“Xenith Private Placement Memorandum” means the private placement memorandum pursuant to which Xenith is offering to a limited number of accredited investors shares of Xenith Common Stock at a price of $10.00 per share.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	7.04(f)
Agreement	Preamble
Bank	Recitals
Bank Securities	5.05(c)
BHC Act	5.01
Call Reports	5.06(i)
CAN-SPAM	5.13(a)
Cash Electing Certificate	3.06(b)
Cash Electing FBS Share	3.02(a)
Cash Election	3.03
Cash Election Number	3.04(a)
Cash Election Price	3.02(a)
Cash Proration Factor	3.04(b)(i)
CBA	5.19(b)(i)
Closing	2.01(c)
Closing Date	2.01(c)
CRA	5.24(b)
Current FBS Regulatory Documents	5.06(a)
Deposit Summary	5.08
Dissenting Holder	3.07(f)
Dissenting Shares	3.07(f)
Effective Time	2.01(a)
Election Deadline	3.05(c)

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Term	Section
Election Form	3.05(a)
Employment Agreement	10.02(m)
End Date	11.01(b)(i)
Estimated Xenith Closing Balance Sheet	3.10(c)(i)
Estimated Xenith Shareholders’ Equity	3.10(c)(i)
Exchange Agent	3.05(b)
Exchange Fund	3.05(b)
Exchange Ratio	3.10(b)
FBS	Preamble
FBS Disclosure Schedule	Article 5
FBS Fairness Opinion	5.17
FBS Intellectual Property Rights	5.35(c)
FBS Material Contracts	5.15(a)
FBS Merger Consideration	3.02(b)
FBS Option	3.08(b)
FBS Option Plan	3.08(b)
FBS Payment Event	12.04(b)
FBS Regulatory Documents	5.06(a)
FBS Required Filings and Approvals	5.03
FBS Securities	5.05(b)
FBS Shareholder Meeting	9.02(a)
FBS Voting Agreement	Recitals
FCRA	5.13(a)
FDIA	5.01(b)
GAAP	5.06(i)
GLBA	5.13(a)
Historical FBS Regulatory Documents	5.06(a)
Indemnified Person	9.12(a)
Information Security Incident	5.13(e)
Labor Organization	5.19(b)(i)
Merger	Recitals
Non-Electing FBS Share	3.02(b)
Plan of Merger	Recitals
Privacy Laws	5.13(a)
Qualified Plans	5.19(a)(iii)
RAP	5.06(i)
Release Agreements	9.11(b)
Securities Portfolio	5.26
Shareholder Meetings	9.02(a)
Superior Proposal	7.04(f)
Surviving Corporation	2.01(a)
Surviving Corporation Common Stock	3.01
Surviving Corporation Option	3.08(a)
Surviving Corporation Warrant	3.09
Tax	5.18(j)

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Term	Section
Taxing Authority	5.18(j)
Tax Return	5.18(j)
Tax Sharing Agreements	5.18(j)
Termination	9.11(b)
Termination Obligations	9.11(b)
Third Party Intellectual Property Rights	5.35(b)
Watch List	5.30(b)
Xenith	Preamble
Xenith Certificates	3.05(b)
Xenith Common Stock	3.01
Xenith Disclosure Schedule	Article 6
Xenith Financial Statements	6.17
Xenith Intellectual Property Rights	6.19(c)
Xenith Material Contracts	6.11(a)
Xenith Merger Consideration	3.01
Xenith Option	3.08(a)
Xenith Option Plan	3.08(a)
Xenith Payment Event	12.04(d)
Xenith Required Filings and Approvals	6.03
Xenith Securities	6.05(b)
Xenith Shareholder Meeting	9.02(a)
Xenith Voting Agreement	Recitals
Xenith Warrants	6.05(a)
Xenith Warrant Agreements	6.05(a)

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EXHIBIT A

PLAN OF MERGER

merging

XENITH CORPORATION,

a Virginia corporation

with and into

FIRST BANKSHARES, INC.,

a Virginia bank holding company

1. Merger. Xenith Corporation, a Virginia corporation (“Xenith”), shall, upon the effective time and date set forth in the Articles of Merger (the “Articles of Merger”) to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into First Bankshares, Inc. (“FBS”), a Virginia bank holding company incorporated pursuant to the Virginia Stock Corporation Act (the “VSCA”). FBS shall be, and shall continue as, the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate corporate existence of Xenith shall cease.

2. Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Xenith and FBS shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Xenith and FBS shall be the debts, liabilities and duties of the Surviving Corporation.

3. Articles of Incorporation. The Articles of Incorporation of FBS, as in effect immediately prior to the Effective Time of the Merger, shall be amended and restated as of the Effective Time of the Merger to read as set forth in Appendix I attached hereto and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

4. Manner and Basis of Converting Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of FBS or Xenith:

(a) Xenith Common Stock. Each issued and outstanding share of common stock, par value $1.00 per share, of Xenith (“Xenith Common Stock”) outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of common stock, par value $3.20 per share, of FBS, as the Surviving Corporation (“Surviving Corporation Common Stock”), equal to one multiplied by the Exchange Ratio, as determined pursuant to Section 8(b) below (the “Xenith Merger Consideration”).

(b) FBS Common Stock.

(i) Each FBS Share outstanding immediately prior to the Effective Time for which a Cash Election has been effectively made and not revoked (a “Cash Electing FBS Share”) shall be converted into the right to receive an amount equal to $9.23 in cash without interest, as may be adjusted pursuant to Section 8(a) below (the “Cash Election Price”); and

(ii) Each FBS Share outstanding immediately prior to the Effective Time that is not a Cash Electing FBS Share shall, following the Effective Time, represent one share of Surviving Corporation Common Stock, as may be adjusted pursuant to Section 8(a) below (a “Non-Electing FBS Share” and, together with the Cash Election Price, the “FBS Merger Consideration”).

(c) Elections. Each Person who, at the close of business on the date of the FBS Shareholder Meeting or on such other date as FBS and Xenith publicly announce as the election date, is a record holder of FBS Shares will be entitled, with respect to any or all of such FBS Shares, to make an election (a “Cash Election”) on or prior to such date to receive the Cash Election Price on the basis hereinafter set forth.

(d) Proration of Election Price.

(i) The number of FBS Shares to be converted into the right to receive the Cash Election Price at the Effective Time shall not exceed the number of FBS Shares which is 25% of FBS Shares outstanding at the Effective Time (the “Cash Election Number”).

(ii) If the number of Cash Electing FBS Shares exceeds the Cash Election Number, then such Cash Electing FBS Shares shall be treated in the following manner:

(A) A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing the Cash Election Number by the total number of Cash Electing FBS Shares.

(B) A number of Cash Electing FBS Shares covered by each shareholder’s Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of Cash Electing FBS Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Price, provided that any fractional Cash Electing FBS Shares resulting from such multiplication shall be rounded down to the next whole share.

(C) Each Cash Electing FBS Share, other than those FBS Shares converted into the right to receive the Cash Election Price in accordance with Section 4(d)(ii)(B) above, shall, following the Effective Time, represent one share of Surviving Corporation Common Stock as if such FBS Shares were not Cash Electing FBS Shares.

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(e) Fractional Shares. No fractional shares of Surviving Corporation Common Stock shall be issued in the Merger. All fractional shares of Surviving Corporation Common Stock that a holder of Xenith Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest equal to the Cash Election Price multiplied by the fraction of a share of Surviving Corporation Common Stock to which such holder would otherwise have been entitled.

(f) Stock Options.

(i) Xenith Stock Options. At the Effective Time, each option granted by Xenith to purchase Xenith Common Stock pursuant to Xenith’s 2009 Stock Incentive Plan (the “Xenith Option Plan”), (each a “Xenith Option”), which is then outstanding and unexercised, whether or not vested, shall cease to represent a right to acquire Xenith Common Stock and shall be converted automatically into an option to purchase shares of Surviving Corporation Common Stock (a “Surviving Corporation Option”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Xenith Option Plan under which such Xenith Option was granted, including vesting rights, the agreements evidencing grants thereunder and any other agreements between Xenith and an optionee regarding Xenith Options):

(A) the number of shares of Surviving Corporation Common Stock to be subject to the Surviving Corporation Option shall be equal to the product of the number of shares of Xenith Common Stock subject to the original Xenith Option and the Exchange Ratio; provided that any fractional shares of Surviving Corporation Common Stock resulting from such multiplication shall be rounded down to the next whole share;

(B) the exercise price per share of Surviving Corporation Common Stock under the Surviving Corporation Option shall be equal to the exercise price per share of Xenith Common Stock under the original Xenith Option divided by the Exchange Ratio; provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the next cent; and

(C) notwithstanding anything else contained in this Section 4(f)(i), it is the intention of the parties that the assumption of Xenith Options hereunder shall meet the requirements of Section 424(a) of the Code, and that each Surviving Corporation Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related Xenith Option so qualified immediately prior to the Effective Time and that each Surviving Corporation Option shall continue to be exempt from Section 409A of the Code, and the foregoing provisions of this Section 4(f)(i) shall be interpreted to further such purpose and intention.

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(ii) FBS Options. At the Effective Time, each option granted by FBS to purchase FBS Shares pursuant to the SuffolkFirst Bank 2003 Stock Option Plan (the “FBS Option Plan”), (each an “FBS Option”), which is then outstanding and unexercised, whether or not vested, shall cease to represent a right to acquire FBS Shares and shall be converted automatically into a Surviving Corporation Option in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the FBS Option Plan under which such FBS Option was granted, including vesting rights, the agreements evidencing grants thereunder and any other agreements between FBS and an optionee regarding FBS Options):

(A) the number of shares of Surviving Corporation Common Stock to be subject to the Surviving Corporation Option shall be equal to the number of FBS Shares subject to the original FBS Option;

(B) the exercise price per share of Surviving Corporation Common Stock under the Surviving Corporation Option shall be equal to the exercise price per FBS Share under the original FBS Option; and

(C) notwithstanding anything else contained in this Section 4(f)(ii), it is the intention of the parties that the assumption of FBS Options hereunder shall meet the requirements of Section 424(a) of the Code, and that each Surviving Corporation Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related FBS Option so qualified immediately prior to the Effective Time and that each Surviving Corporation Option shall continue to be exempt from Section 409A of the Code, and the foregoing provisions of this Section 4(f)(ii) shall be interpreted to further such purpose and intention.

(iii) At the Effective Time, the Surviving Corporation shall, as a result of the Merger, automatically assume the Xenith Option Plan, including all rights and obligations thereunder. Following the Effective Time, the Surviving Corporation may grant Surviving Corporation Options in accordance with the terms of the Xenith Option Plan.

(g) Xenith Warrants. At the Effective Time, each Xenith Warrant, which is then outstanding, unexercised and vested shall cease to represent a right to acquire Xenith Common Stock and shall be converted automatically into a warrant to purchase shares of Surviving Corporation Common Stock (a “Surviving Corporation Warrant”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms under which such Xenith Warrant was granted, including vesting rights, the agreements evidencing grants thereunder and any other agreements between Xenith and a warrant holder regarding Xenith Warrants):

(i) the number of shares of Surviving Corporation Common Stock to be subject to the Surviving Corporation Warrant shall be equal to the product of the number of shares of Xenith Common Stock subject to the original Xenith Warrant and the Exchange Ratio; provided that any fractional shares of Surviving Corporation Common Stock resulting from such multiplication shall be rounded down to the next whole share; and

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(ii) the exercise price per share of Surviving Corporation Common Stock under the Surviving Corporation Warrant shall be equal to the exercise price per share of Xenith Common Stock under the original Xenith Warrant divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the next cent.

(iii) At the Effective Time, the Surviving Corporation shall, as a result of the Merger, automatically assume the Xenith Warrant Agreements, including all rights and obligations thereunder.

5. Election Procedures; Exchange Agent.

(a) Prior to the date of the FBS Shareholder Meeting, FBS and Xenith shall prepare a form (an “Election Form”) pursuant to which a holder of record of FBS Shares may make a Cash Election with respect to each FBS Share owned by such holder. FBS shall cause an Election Form to be included with the Joint Proxy Statement and mailed to each holder of record of FBS Shares as of the record date for such meeting.

(b) Prior to the record date for the FBS Shareholder Meeting, FBS and Xenith shall appoint an agent (the “Exchange Agent”) for the purpose of (A) receiving Election Forms and determining, in accordance with this Section 5, the form of FBS Merger Consideration to be received by each holder of FBS Shares, and (B) exchanging for the certificates of Xenith Common Stock (the “Xenith Certificates”) certificates representing shares of Surviving Corporation Common Stock. At or prior to the Effective Time, (i) FBS shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Xenith Certificates, for exchange in accordance with this Section 5, subject to Section 7(a), certificates representing the shares of Surviving Corporation Common Stock that constitute the Xenith Merger Consideration, and (ii) Xenith shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Cash Electing FBS Shares, for exchange in accordance with this Section 5, subject to Section 6(b), an amount of cash necessary to satisfy the cash portion of the FBS Merger Consideration (collectively (i) and (ii), the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in accordance with merger transactions. At the Effective Time or promptly thereafter, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of record at the Effective Time of FBS Shares and each holder of record of Xenith Common Stock, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Cash Electing Certificates or Xenith Certificates, as the case may be, to the Exchange Agent) for use in such exchange.

(c) A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m., Richmond, Virginia time, on the date of the FBS Shareholder Meeting (the “Election Deadline”) an Election Form covering the FBS

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Shares to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form. Any FBS Share with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 5(c) by the Election Deadline shall be deemed to be a Non-Electing FBS Share. A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies FBS Shares to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any FBS Shares shall result in the revocation of all prior Election Forms with respect to all such FBS Shares. Any termination of the Merger Agreement shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

(d) FBS and Xenith jointly, not severally, shall have the right to make rules or adopt procedures, not inconsistent with the terms of this Plan of Merger, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections are to be taken into account in making the determinations required by this Section and the payment of the FBS Merger Consideration and the Xenith Merger Consideration.

6. Exchange, Surrender and Payment Procedures for FBS Shares.

(a) Each certificate representing one or more Non-Electing FBS Shares prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such certificate, represent the identical number of shares of the Surviving Corporation Common Stock immediately following the Effective Time.

(b) Each holder of a certificate (a “Cash Electing Certificate”) representing one or more Cash Electing FBS Shares shall be entitled to receive, upon surrender to the Exchange Agent of a Cash Electing Certificate, together with a properly completed letter of transmittal, the Cash Election Price for each Cash Electing FBS Share represented by such certificate. Until so surrendered, each such Cash Electing Certificate shall represent after the Effective Time for all purposes only the right to receive the Cash Election Price for each Cash Electing FBS Share represented by such certificate.

(c) If by virtue of the provisions of Section 4(d), a holder of FBS Shares holds a certificate as to which some but not all of the shares are Cash Electing FBS Shares, upon surrender of such certificate and the other documentation required by Section 5(b) above, the Exchange Agent will deliver to such holder the Cash Election Price for each of the Cash Electing FBS Shares represented by such certificate and a new stock certificate for that number of shares of Surviving Corporation Common Stock equal to the number of FBS Shares represented by the surrendered certificate that were not Cash Electing FBS Shares.

(d) If any portion of the Cash Election Price is to be paid to a Person other than the Person in whose name the surrendered Cash Electing Certificate is registered, it

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shall be a condition to such payment that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Cash Electing Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Any FBS Merger Consideration remaining unclaimed by holders of FBS Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

7. Exchange and Surrender Procedures for Xenith Common Stock.

(a) Each holder of Xenith Common Stock that has been converted into the right to receive the Xenith Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Xenith Certificate, together with a properly completed letter of transmittal, the Xenith Merger Consideration in respect of the Xenith Common Stock represented by a Xenith Certificate. Until so surrendered, each such Xenith Certificate shall represent after the Effective Time for all purposes only the right to receive such Xenith Merger Consideration.

(b) If any portion of the Xenith Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Xenith Certificate is registered; it shall be a condition to such payment that (i) either such Xenith Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Xenith Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of Xenith Common Stock. If, after the Effective Time, Xenith Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Xenith Merger Consideration provided for, and in accordance with, the procedures set forth, in this Plan of Merger.

(d) Any Xenith Merger Consideration remaining unclaimed by holders of Xenith Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

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(e) No dividends or other distributions with respect to securities of Surviving Corporation constituting the Xenith Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 4(e), shall be paid to the holder of any Xenith Certificates not surrendered until such Xenith Certificates are surrendered, as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the securities of Surviving Corporation have been registered, (A) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 4(e) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(f) Notwithstanding any provision contained in this Plan of Merger to the contrary, all shares of Xenith Common Stock outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares (“Dissenting Shares”) in accordance with the VSCA (a “Dissenting Holder”) shall not be converted into a right to receive any of the Xenith Merger Consideration, but shall, from and after the Effective Time, have only such rights as are afforded to the holders thereof by the provisions of Article 15 of the VSCA, unless such Dissenting Holder fails to perfect or withdraws or loses such Dissenting Holder’s right to appraisal, in which case such shares shall be treated as if they had been converted as of the Effective Time of the Merger into the right to receive the portion of the Xenith Merger Consideration payable in respect of such shares pursuant to Section 4.

8. Adjustments and Determination of Exchange Ratio.

(a) If, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of capital stock of FBS or Xenith shall occur (other than changes resulting from an offering of Xenith Common Stock), including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the FBS Merger Consideration, the Xenith Merger Consideration, the Cash Election Price and any other amounts payable pursuant to the Merger Agreement and, if applicable, their respective determinations shall be appropriately adjusted.

(b) The exchange ratio shall be an amount (carried out four decimal places) equal to the quotient of the Adjusted Xenith Book Value Per Share divided by the Cash Election Price (the “Exchange Ratio”). The “Adjusted Xenith Book Value Per Share” shall be equal to the Final Xenith Shareholders’ Equity divided by the number of shares of Xenith Common Stock outstanding immediately prior to the Effective Time.

9. Lost Certificates. If any Xenith Certificate or certificate evidencing FBS Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the

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Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Xenith Merger Consideration or FBS Merger Consideration, as the case may be, to be paid in respect of the FBS Shares or shares of Xenith Common Stock represented by such certificate, as contemplated by this Section 9.

10. Withholding Rights. Each of the Exchange Agent and Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Section 10 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent or Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the FBS Shares, or Xenith Common Stock, as the case may be, in respect of which the Exchange Agent or Surviving Corporation, as the case may be, made such deduction and withholding.

11. Amendment. Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Boards of Directors of FBS and Xenith at any time prior to the effective date of the Certificate of Merger; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholders of FBS and Xenith shall not:

(a) alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under the plan by the shareholders;

(b) alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders in any material respect; or

(c) alter or change any term of the Articles of Incorporation of FBS or Xenith.

12. Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of FBS and Xenith. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

13. Defined Terms. As used in this Plan of Merger, the following terms shall have the meaning set forth below:

(a) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(b) “FBS Shares” shall mean the shares of common stock, par value $3.20 per share, of FBS.

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(c) “FBS Shareholder Meeting” shall mean a meeting of FBS shareholders duly called and held for the purpose of voting on the approval and adoption of the Merger Agreement and this Plan of Merger.

(d) “Final Xenith Shareholders’ Equity” shall mean Xenith’s total shareholders’ equity as of the Effective Time, as agreed upon by FBS and Xenith.

(e) “Governmental Entity” shall mean any foreign, federal, state or local court, administrative body or other governmental or quasi governmental entity with competent jurisdiction, or any agency, instrumentality or authority thereof, including, but not limited to, the Bureau of Financial Institutions of the SCC, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Department of Housing and Urban Development, the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Federal Trade Commission and the Securities and Exchange Commission.

(f) “Joint Proxy Statement” shall mean the proxy or information statement to be filed by FBS in connection with the Merger and to be mailed to the FBS shareholders and to the Xenith shareholders in connection with the Shareholder Meetings.

(g) “Merger Agreement” shall mean the Agreement of Merger by and between FBS and Xenith, dated May 12, 2009.

(h) “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(i) “Shareholder Meetings” shall mean, collectively, the FBS Shareholder Meeting and the Xenith Shareholder Meeting.

(j) “Taxes” shall mean (A) any tax, governmental fee or other like assessment or charge of any kind whatsoever (whether disputed or not and including, without limitation, withholding on amounts paid to or by any Person, estimated taxes, alternative or add-on minimum taxes), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (B) liability for the payment of any amount of the type described in clause (A) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Person to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (C) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (A) or (B) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

(k) “Tax Sharing Agreement” shall mean all existing agreements or arrangements (whether or not written) binding a Person that provide for the allocation,

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apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

(l) “Xenith Shareholder Meeting” shall mean a meeting of Xenith shareholders duly called and held for the purpose of voting on the approval and adoption of the Merger Agreement and this Plan of Merger.

(m) “Xenith Warrants” shall mean the warrants outstanding to purchase an aggregate of 647,500 shares of Xenith Common Stock.

(n) “Xenith Warrant Agreements” shall mean Xenith’s 2009 Stock Warrant Agreement (Officers and Outside Directors) and Xenith’s 2009 Stock Warrant Agreement (BCP Fund).

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Appendix 1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

XENITH BANKSHARES, INC.

(AS OF             , 2009)

ARTICLE I

The name of the Corporation is Xenith Bankshares, Inc.

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

ARTICLE III

1. Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 125,000,000, of which 100,000,000 shares shall be shares of common stock, par value $1.00 per share (“Common Stock”), and of which 25,000,000 shares shall be of preferred stock, par value $1.00 per share (“Preferred Stock”).

2. Preferred Stock. The Board of Directors by filing articles of amendment may determine the preferences, limitations and relative rights, to the extent permitted by the Virginia Stock Corporation Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

3. Common Stock.

(a) Subject to provisions of applicable law and any other provisions of these Articles of Incorporation or any amendment hereto, each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders.

(b) Subject to provisions of applicable law and any other provisions of these Articles of Incorporation or any amendment hereto, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared by the Board of Directors from time to time.

ARTICLE IV

1. The number of Directors constituting the Board of Directors shall be determined in accordance with the Corporation’s Bylaws.

2. Directors may be removed by the shareholders only with cause.

ARTICLE V

The initial registered office shall be located at Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219 in the City of Richmond, and the initial registered agent shall be J. Waverly Pulley, III, who is an individual, a resident of the Commonwealth of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

ARTICLE VI

Except as otherwise required by the Virginia Stock Corporation Act or by the Board of Directors acting pursuant to subsection D of Section 13.1-707 of the Virginia Stock Corporation Act (or any successor provision):

1.	the vote required to constitute any voting group’s approval of any corporate action, except the election of directors, an amendment or restatement of these Articles of Incorporation, a merger, a share exchange, a sale or other disposition of all or substantially all of the Corporation’s property otherwise than in the usual and regular course of business, or the dissolution of the Corporation, shall be a majority of all votes cast on the matter by such voting group at a meeting at which a quorum of such voting group exists;

2.	directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present; and

3.	the vote required to constitute approval of an amendment or restatement of these Articles of Incorporation, a merger, a share exchange, a sale or other disposition of all or substantially all of the Corporation’s property otherwise than in the usual and regular course of business or the dissolution of the Corporation shall be a majority of all votes entitled to be cast by each voting group entitled to vote on such action.

ARTICLE VII

1. In this Article:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees.

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“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

2. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

3. The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or officer of the Corporation, or (b) any Director or officer of the Corporation who is or was serving at the request of the Corporation as a Director, member, trustee, partner, manager, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with any proceeding; unless, in either case, he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

4. The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including counsel fees, incurred by any such Director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

5. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in section 2 or 3 of this Article.

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6. Any indemnification under section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in section 3 of this Article.

The determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

(b) If a quorum cannot be obtained under subsection (a) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties to the proceeding may participate), consisting solely of two or more Directors not at the time parties to the proceeding; or

(c) By special legal counsel:

(i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section 6; or

(ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section 6 and a committee cannot be designated under subsection (b) of this section 6, selected by majority vote of the full Board of Directors, in which selection Directors who are parties to the proceeding may participate; or

(d) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this section 6 to select special legal counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7. (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section 6 of this Article if the applicant furnishes the Corporation:

(i) a written statement of his or her good faith belief that he or she has met the standard of conduct described in section 3 of this Article; and

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(ii) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

(b) The undertaking required by paragraph (ii) of subsection (a) of this section 7 shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(c) Authorizations of payments under this section shall be made by the persons specified in section 6 of this Article.

8. The Corporation may indemnify or contract to indemnify any person not specified in section 2 or 3 of this Article who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as Director, member, trustee, partner, manager, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section 3 of this Article.

9. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, member, trustee, partner, manager, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him or her in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.

10. Every reference herein to Directors, members, trustees, partners, managers, officers, employees or agents shall include former Directors, members, trustees, partners, managers, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article.

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Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

11. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

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EXHIBIT B-1

FORM OF FBS VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 12, 2009 among Xenith Corporation, a Virginia corporation (“Xenith”), and each of the undersigned, a list of which is set forth on Exhibit A attached hereto (each, a “Shareholder”).

WHEREAS, in order to induce Xenith to enter into an Agreement of Merger, dated as of the date hereof (the “Merger Agreement”), between First Bankshares, Inc., a Virginia bank holding company (“FBS”), and Xenith, Xenith has requested each Shareholder, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $3.20 per share, of FBS that such Shareholder beneficially owns and either (i) holds jointly with another Shareholder, (ii) holds through an investment entity over which such Shareholder has sole or shared control or (iii) with respect to which such Shareholder has sole voting power (with respect to each Shareholder, the “Shares”) (as used herein, the term “Shares” shall mean (A) all securities of FBS (including all shares of FBS capital stock and all options, warrants and other rights to acquire shares of FBS capital stock) owned by a Shareholder as of the date of this Agreement and either (i) held jointly with another Shareholder, (ii) held through an investment entity over which such Shareholder has sole or shared control or (iii) with respect to which such Shareholder has sole voting power, all as indicated on the signature page hereto, and (B) all additional securities of FBS (including all additional shares of FBS capital stock and all additional options, warrants and other rights to acquire shares of FBS capital stock) of which a Shareholder acquires beneficial ownership during the period commencing on the execution and delivery of this Agreement until termination of this Agreement in accordance with Section 5.02 hereof, but excluding in either case any Shares Transferred (as defined below) by a Shareholder to any Person (other than another Shareholder) in accordance with the terms of this Agreement).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

GRANT OF PROXY; VOTING AGREEMENT

Section 1.01. Voting Agreement. Unless Xenith is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement or unless, pursuant to Section 7.04(b) of the Merger Agreement, the Board of Directors of FBS has failed to make, withheld, withdrawn, qualified or modified (or publicly proposed or resolved to do the foregoing), in a manner adverse to Xenith, its recommendation to FBS shareholders referred to in Section 9.02 of the Merger Agreement (any of the foregoing, a “Suspension Event”), (a) each Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that such Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger, the Plan of Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of FBS, and at any adjournment thereof, at which such Merger Agreement, Plan of Merger and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of FBS; and (b) each Shareholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Shares in favor of, or consent to, and will vote such Shares against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of FBS or any other extraordinary transaction involving FBS, other than to vote in favor of, or consent to, the Merger Agreement, the Merger and the Plan of Merger, (iii) corporate action the consummation of which may frustrate the purposes, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters. The voting agreement set forth in this Section 1.01 shall not apply to any Shares for which the Shareholder exercises voting power solely in a fiduciary capacity (other than as a fiduciary of a personal trust for the benefit of the Shareholder or any relative of the Shareholder).

Section 1.02. Irrevocable Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to such Shareholder’s Shares. By entering into this Agreement, each Shareholder hereby grants a proxy appointing Xenith as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Xenith or its proxy or substitute shall, in Xenith’s sole discretion, deem proper with respect to such Shareholder’s Shares; provided that a Suspension Event shall not have occurred. The proxy granted by each Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Xenith entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

Section 1.03. No Ownership Interest. Except as set forth in Section 1.02, nothing contained in this Agreement shall be deemed to vest in Xenith any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Shareholders, and Xenith shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of FBS or exercise any power or authority to direct the Shareholders in the voting of any of the Shares, except as set forth in Section 1.02 or as otherwise expressly provided herein, or the performance of its duties or responsibilities as a shareholder of FBS.

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Section 1.04. Other Agreements. Prior to the termination of this Agreement in accordance with Section 5.02 hereof, each of the Shareholders shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Article 1.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder severally represents and warrants to Xenith that:

Section 2.01. Authorization. Such Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the powers and legal capacity of such Shareholder and have been duly authorized by all necessary action. Assuming due authorization, execution and delivery by Xenith, this Agreement is a valid and binding agreement of such Shareholder.

Section 2.02. Non-Contravention. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iii) result in the imposition of any Lien on any asset of such Shareholder.

Section 2.03. Ownership of Shares. Such Shareholder is the record and beneficial owner of such Shareholder’s Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares). None of such Shareholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04. Total Shares. Except for the Shares and the options to acquire Shares set forth on the signature page hereto, such Shareholder does not beneficially own and have sole voting power with respect to any (i) shares of capital stock or voting securities of FBS, (ii) securities of FBS convertible into or exchangeable for shares of capital stock or voting securities of FBS or (iii) options or other rights to acquire from FBS any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of FBS.

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Section 2.05. Finder’s Fees. Except as provided in Section 5.16 of the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from FBS in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF XENITH

Xenith represents and warrants to each Shareholder that:

Section 3.01 Valid Existence; Authorization. Xenith is duly incorporated as a corporation, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on, in all material respects, its business as now conducted. The execution, delivery and performance by Xenith of this Agreement and the consummation by Xenith of the transactions contemplated hereby are within the corporate powers of Xenith and have been duly authorized by all necessary corporate action on the part of Xenith. This Agreement has been duly and validly authorized, executed and delivered by Xenith and constitutes a valid and binding agreement of Xenith (assuming the due authorization, execution and delivery hereof by the Shareholders).

Section 3.02 Non-Contravention. The execution, delivery and performance by Xenith of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Xenith is entitled under any provision of any agreement or other instrument binding on Xenith or (iii) result in the imposition of any Lien on any asset of Xenith.

ARTICLE 4

COVENANTS OF THE SHAREHOLDERS

Each Shareholder hereby severally covenants and agrees that so long as this Agreement is in effect:

Section 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Shareholder shall not, without the

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prior written consent of Xenith, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of such Shareholder’s Shares or (ii) acquire or, to the extent the Shareholder has sole investment power over any or all of such Shareholder’s Shares, Transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or Transfer, encumbrance or other disposition of, any Shares, prior to the termination of this Agreement. Such Shareholder shall not seek or solicit any such acquisition or Transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Xenith promptly, and to provide all details requested by Xenith, if such Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. In the event that pursuant to Section 7.04(b)(i) of the Merger Agreement the Board of Directors of FBS engages in negotiations or discussions with a Third Party that has made a bona fide unsolicited Acquisition Proposal that the Board of Directors of FBS reasonably believes will lead to a Superior Proposal, subject to compliance by FBS with the terms of the Merger Agreement, including without limitation Section 7.04 thereof, and subject to compliance by such Shareholder with the terms of this Agreement, nothing in the immediately preceding sentence shall prohibit such Shareholder from engaging in negotiations or discussions with such Third Party regarding such Shareholder entering into (concurrently with or subsequent to the termination of the Merger Agreement pursuant to Section 11.01(d)(i) thereof) (i) a voting agreement, (ii) an agreement with respect to granting a proxy or (iii) an agreement with respect to the sale of such Shareholder’s Shares, in each case with respect to such Acquisition Proposal. As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

Section 4.02. Other Offers. Subject to Section 5.11, such Shareholder shall not directly or indirectly take any action that is prohibited under Section 7.04 of the Merger Agreement with respect to actions to be taken by FBS. Such Shareholder will promptly advise and update Xenith after receipt by such Shareholder of an Acquisition Proposal in accordance with the notice provisions applicable to FBS as set forth in Section 7.04 of the Merger Agreement.

Section 4.03. Stop Transfer. Each Shareholder agrees with, and covenants to, Xenith that such Shareholder will not request that FBS register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement or to FBS.

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ARTICLE 5

MISCELLANEOUS

Section 5.01. Further Assurances. Xenith and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Xenith to the Shareholders, and all rights or obligations of the parties under this Agreement shall immediately terminate, except as provided in Section 5.11 hereof.

Section 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.04. Successors and Assigns; Obligations of Shareholders. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Xenith may transfer or assign its rights and obligations to any Affiliate of Xenith.

Section 5.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

Section 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between Xenith, on the one hand, and a Shareholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

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Section 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.08. Specific Performance; Injunctive Relief. The parties hereto agree that Xenith would suffer irreparable damage and that there will be no adequate remedy at law in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, injunctive relief and any other remedy to which they are entitled at law or in equity.

Section 5.09. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Xenith, to the appropriate address for notice thereto set forth in the Merger Agreement and (ii) if to a Shareholder, to the appropriate address set forth underneath such Shareholder’s name on the signature pages hereto.

Section 5.11. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of FBS makes any agreement or understanding herein in his capacity as such director or officer. Each Shareholder signs solely in his capacity as the record holder and beneficial owner of such Shareholder’s Shares and nothing in this Agreement shall limit or affect any actions taken by any Shareholder in his capacity as an officer or director of FBS. This Section 5.11 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

XENITH CORPORATION

By:
Name:	T. Gaylon Layfield, III
Title:	President and Chief Executive Officer

Larry L. Felton

Name: Ruth R. Felton
Spouse of Mr. Felton, if executing

Number of Shares with regard to which Mr. Felton has sole voting power: 23,413

Number of Shares held jointly with spouse: 9,488

Number of Options: 9,020

James E. Turner, Jr.

Name: Elizabeth N. Turner
Spouse of Mr. Turner, if executing

Number of Shares with regard to which Mr. Turner has sole voting power: 42,642

Number of Shares held jointly with spouse: 38,775

Number of Options: 9,020

Peter C. Jackson

JACKSON INVESTMENTS, LLC

Name: Peter C. Jackson
Title: Managing Member

JACKSON FAMILY INVESTMENTS, LLC

Name: Peter C. Jackson
Title: Managing Member

Number of Shares with regard to which Mr. Jackson has sole voting power: 688

Number of Shares held by investment entities in which Mr. Jackson has sole or shared control: 100,547

Number of Options: 9,020

Darrell G. Swanigan

Name: Sonja C. Swanigan
Spouse of Mr. Swanigan, if executing

Number of Shares with regard to which Mr. Swanigan has sole voting power: 6,069

Number of Shares held jointly with spouse: 3,438

Number of Options: 15,400

Jonie N. Mansfield

Name: Jennifer M. Tragott
Daughter of Ms. Mansfield, if executing

Number of Shares with regard to which Ms. Mansfield has sole voting power: 11,100

Number of Shares held jointly with daughter: 344

Number of Options: 9,020

Robert M. Moore, Jr.

Name: Connie C. Moore
Spouse of Mr. Moore, if executing

Number of Shares with regard to which Mr. Moore has sole voting power: 550

Number of Shares held jointly with spouse: 8,558

Number of Options: 0

Clinton L. Varner

Name: June R. Varner
Spouse of Mr. Varner, if executing

Number of Shares with regard to which Mr. Varner has sole voting power: 935

Number of Shares held jointly with spouse: 49,940

Number of Options: 6,270

Jack W. Webb

Number of Shares with regard to which Mr. Webb has sole voting power: 18,943

Number of Options: 9,020

Clay K. White

Name: Susan White
Spouse of Mr. White, if executing

Number of Shares with regard to which Mr. White has sole voting power: 935

Number of Shares held jointly with spouse: 45,551

Number of Options: 6,270

Exhibit A

SHAREHOLDERS

Larry L. Felton

Ruth R. Felton

James E. Turner

Elizabeth N. Turner

Peter C. Jackson

Jackson Investments, LLC

Jackson Family Investments, LLC

Darrell G. Swanigan

Sonja C. Swanigan

Jonie N. Mansfield

Jennifer M. Tragott

Robert M. Moore, Jr.

Connie C. Moore

Clinton L. Varner

June R. Varner

Jack W. Webb, Jr.

Clay K. White

Susan White

EXHIBIT B-2

FORM OF XENITH VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 12, 2009 by and among First Bankshares, Inc., a Virginia bank holding company incorporated pursuant to the Virginia Stock Corporation Act (“FBS”), and T. Gaylon Layfield, III and BCP Fund I Virginia Holdings, LLC (each of the foregoing persons, a “Shareholder”).

WHEREAS, in order to induce FBS to enter into an Agreement of Merger, dated as of the date hereof (the “Merger Agreement”), between FBS and Xenith Corporation, a Virginia corporation (“Xenith”), FBS has requested each Shareholder, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $1.00 per share, of Xenith that such Shareholder beneficially owns (with respect to each Shareholder, the “Shares”) (as used herein, the term “Shares” shall mean (i) all securities of Xenith (including all shares of Xenith capital stock and all options, warrants and other rights to acquire shares of Xenith capital stock) owned by any of the Shareholders as of the date of this Agreement and such other shares of Xenith capital stock over which any of the Shareholders has voting power, all as indicated on the signature page hereto, and (ii) all additional securities of Xenith (including all additional shares of Xenith capital stock and all additional options, warrants and other rights to acquire shares of Xenith capital stock) of which any of the Shareholders acquires beneficial ownership during the period commencing on the execution and delivery of this Agreement until termination of this Agreement in accordance with Section 5.02 hereof, but excluding in either case any Shares Transferred (as defined below) by a Shareholder to any Person (other than another Shareholder) in accordance with the terms of this Agreement).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

GRANT OF PROXY; VOTING AGREEMENT

Section 1.01. Voting Agreement. Unless FBS is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, (a) each Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that such Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger, the Plan of Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of Xenith, and at any adjournment thereof, at which such Merger Agreement, Plan of Merger and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of Xenith; and (b) each Shareholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Shares in favor of, or consent to, and will vote such Shares against and not consent to, the approval of any (i) merger, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or winding-up of Xenith or any other extraordinary transaction involving Xenith, other than to vote in favor of, or consent to, the Merger Agreement, the Merger and the Plan of Merger, (ii) corporate action the consummation of which may frustrate the purposes, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement or (iii) other matter relating to, or in connection with, any of the foregoing matters.

Section 1.02. Irrevocable Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to such Shareholder’s Shares. By entering into this Agreement, each Shareholder hereby grants a proxy appointing FBS as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as FBS or its proxy or substitute shall, in FBS’s sole discretion, deem proper with respect to such Shareholder’s Shares. The proxy granted by each Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of FBS entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

Section 1.03. No Ownership Interest. Except as set forth in Section 1.02, nothing contained in this Agreement shall be deemed to vest in FBS any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as set forth in Section 1.02, all rights, ownership and economic benefits of and related to the Shares shall remain and belong to the Shareholders, and FBS shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Xenith or exercise any power or authority to direct the Shareholders in the voting of any of the Shares, except as otherwise expressly provided herein, or the performance of its duties or responsibilities as a shareholder of Xenith.

Section 1.04. Other Agreements. Prior to the termination of this Agreement in accordance with Section 5.02 hereof, each of the Shareholders shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Article 1.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder severally represents and warrants to Xenith that:

Section 2.01. Authorization. Such Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the powers and legal capacity of such Shareholder and have been duly authorized by all necessary action. Assuming due authorization, execution and delivery by FBS, this Agreement is a valid and binding agreement of such Shareholder. If such Shareholder is married and the Shares set forth on the signature page hereto opposite such Shareholder’s name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder’s spouse.

Section 2.02. Non-Contravention. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iii) result in the imposition of any Lien on any asset of such Shareholder.

Section 2.03. Ownership of Shares. Such Shareholder is the record and beneficial owner of such Shareholder’s Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares). None of such Shareholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04. Total Shares. Except for the Shares and the options to acquire Shares set forth on the signature page hereto, such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of Xenith, (ii) securities of Xenith convertible into or exchangeable for shares of capital stock or voting securities of Xenith or (iii) options or other rights to acquire from Xenith any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Xenith.

Section 2.05. Finder’s Fees. Except as provided in Section 6.12 of the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Xenith in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FBS

FBS represents and warrants to each Shareholder that:

Section 3.01. Valid Existence Authorization. FBS is duly incorporated as a Virginia bank holding company, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on, in all material respects, its business as now conducted. The execution, delivery and performance by FBS of this Agreement and the consummation by FBS of the transactions contemplated hereby are within the corporate powers of FBS and have been duly authorized by all necessary corporate action on the part of FBS. This Agreement has been duly and validly authorized, executed and delivered by FBS and constitutes a valid and binding agreement of FBS (assuming the due authorization, execution and delivery hereof by the Shareholders).

Section 3.02. Non-Contravention. The execution, delivery and performance by FBS of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which FBS is entitled under any provision of any agreement or other instrument binding on FBS or (iii) result in the imposition of any Lien on any asset of FBS.

ARTICLE 4

COVENANTS OF THE SHAREHOLDERS

Each Shareholder hereby severally covenants and agrees that so long as this Agreement is in effect:

Section 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of FBS, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of such Shareholder’s Shares or (ii) acquire, Transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or Transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Such Shareholder shall not seek or solicit any such acquisition or Transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify FBS promptly, and to provide

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all details requested by FBS, if such Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

Section 4.02. Stop Transfer. Each Shareholder agrees with, and covenants to, FBS that such Shareholder will not request that Xenith register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement or to Xenith.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Further Assurances. FBS and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by FBS to the Shareholders, and all rights or obligations of the parties under this Agreement shall immediately terminate, except as provided in Section 5.11 hereof.

Section 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.04. Successors and Assigns; Obligations of Shareholders. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that FBS may transfer or assign its rights and obligations to any Affiliate of FBS.

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Section 5.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

Section 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between FBS, on the one hand, and a Shareholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

Section 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.08. Specific Performance; Injunctive Relief. The parties hereto agree that FBS would suffer irreparable damage and that there will be no adequate remedy at law in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, injunctive relief and any other remedy to which they are entitled at law or in equity.

Section 5.09. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to FBS, to the appropriate address for notice thereto set forth in the Merger Agreement and (ii) if to a Shareholder, to the appropriate address set forth underneath such Shareholder’s name on the signature pages hereto.

Section 5.11. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of Xenith makes any agreement or understanding herein in his capacity as such director or officer. Each Shareholder signs solely in his capacity as the record holder and beneficial owner of such Shareholder’s Shares and nothing in this Agreement shall limit or affect any actions taken by any Shareholder in his capacity as an officer or director of Xenith. This Section 5.11 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIRST BANKSHARES, INC.

By:
Name:	Darrell G. Swanigan
Title:	President and Chief Executive Officer

T. Gaylon Layfield, III

Number of Shares: 5 Number of Options: 80,000 Number of Warrants: 80,000
Address: c/o Xenith Corporation 901 E. Cary Street, Suite 1700 One James Center Richmond, VA 23219

BCP FUND I VIRGINIA HOLDINGS, LLC

By:	BankCap Partners Fund I, L.P., its Sole Member

	By:	BankCap Partners GP, L.P., its General Partner

		By:	BankCap Equity Fund, LLC, its General Partner

By:
Scott A. Reed
its Managing Member

Number of Shares: 5 Number of Options: 0 Number of Warrants: 450,000

Address: BCP Fund I Virginia Holdings LLC c/o BankCap Partners Fund I L.P. 2100 McKinney, Suite 1460 Dallas, TX 75201 Attention: Scott A. Reed

EXHIBIT C

FORM OF RULE 145 LETTER FOR AFFILIATES

[Date]

First Bankshares, Inc.

3535 Bridge Road

P.O. Box 1340

Suffolk, Virginia 23439

Xenith Corporation

One James Center

901 E. Cary Street, Suite 1700

Richmond, Virginia 23219

Ladies and Gentlemen:

The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Xenith Corporation, a Virginia corporation (“Xenith”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). Pursuant to the terms of the Agreement of Merger dated as of May, 12, 2009 (the “Merger Agreement”) between First Bankshares, Inc., a Virginia bank holding company (“FBS”), and Xenith, Xenith will be merged with and into FBS with FBS the surviving entity in the merger (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $3.20 per share, of FBS (“FBS Common Shares”) in exchange for shares owned by the undersigned of common stock, par value $1.00 per share, of Xenith (“Xenith Common Shares”).

The undersigned represents, warrants and covenants to FBS and Xenith that, as of the date the undersigned receives any FBS Common Shares as a result of the Merger:

A. The undersigned shall not make any sale, transfer, pledge or other disposition of the FBS Common Shares in violation of the 1933 Act or the Rules and Regulations.

B. The undersigned has carefully read this letter and the Merger Agreement and discussed, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for Xenith the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer, pledge or otherwise dispose of FBS Common Shares.

C. The undersigned has been advised that the issuance of FBS Common Shares to the undersigned pursuant to the Merger will not be registered with the SEC under the 1933 Act and will be issued in reliance on exemptions from the registration requirements of the 1933 Act. The undersigned has also been advised that, because, at the time the Merger is submitted for a vote of the shareholders of Xenith, the undersigned may be deemed an affiliate of Xenith, the undersigned may not sell, transfer, pledge or otherwise dispose of FBS Common Shares issued to the undersigned in the Merger unless such sale, transfer, pledge or other disposition (i) has been registered under the 1933 Act, (ii) is made in conformity with Rule 145 promulgated by the SEC under the 1933 Act, or (iii) in the opinion of counsel, which opinion and counsel shall be reasonably acceptable to FBS, or pursuant to a “no action” letter obtained by the undersigned from the SEC staff, is otherwise exempt from registration under the 1933 Act.

D. The undersigned understands that FBS is under no obligation to register the sale, transfer, pledge or other disposition of the FBS Common Shares by the undersigned or on the undersigned’s behalf under the 1933 Act or to take any other action necessary in order to enable the undersigned to make such sale, transfer, pledge or other disposition in compliance with an exemption from such registration except to the extent provided in the Registration Rights Agreement, dated [            ], 2009 by and among Xenith and certain holders of the Xenith Common Shares.

E. The undersigned also understands that stop transfer instructions will be given to FBS’s transfer agents with respect to the FBS Common Shares issued to the undersigned and that there will be placed on the certificates for the FBS Common Shares issued to the undersigned, or on any substitutions therefor, a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND FIRST BANKSHARES, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF FIRST BANKSHARES, INC.”

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F. The undersigned also understands that, unless the transfer by the undersigned of the undersigned’s FBS Common Shares has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, FBS reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

It is understood and agreed that the stop transfer instructions and legends set forth in paragraphs E and F above shall be terminated or removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or (ii) FBS has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to FBS, or a “no-action” letter obtained by the undersigned from the SEC staff to the effect that the restrictions imposed by Rule 145 under the 1933 Act no longer apply to the undersigned.

G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of FBS and Xenith and will be relied upon by such firms and their respective counsel and accountants.

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H. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of FBS and Xenith that are deemed beneficially owned by the undersigned pursuant to applicable federal securities laws.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of Xenith as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

[Remainder of page intentionally left blank]

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Very truly yours,

By:
Name:

Accepted this day of , 2009 by

FIRST BANKSHARES, INC.

By:
Name:
Title:

Exhibit D

XENITH CORPORATION

Letterhead

May     , 2009

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Attn. Harold E. Starke, Jr.

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attn: Jeffry M. Blair

Re:	Representations Concerning the Merger of Xenith Corporation with and into First Bankshares, Inc.

Ladies and Gentlemen:

In connection with the contemplated merger (the “Merger”) of Xenith Corporation, a Virginia corporation (the “Xenith”), with and into First Bankshares, Inc., a Virginia bank holding company (“First Bankshares”), with First Bankshares surviving, pursuant to the terms of that certain Agreement of Merger, dated as of May 12, 2009, by and between First Bankshares and Xenith (the “Merger Agreement”), Troutman Sanders LLP, special counsel to First Bankshares, and Hunton & Williams LLP, special counsel to Xenith, will each render an opinion with respect to certain United States federal income tax consequences of the Merger. In connection with the issuance of such opinions, the undersigned, after due inquiry and investigation, hereby represents and certifies, on behalf of Xenith, that the statements and representations contained herein are true, correct and complete in all material respects at the date hereof and will be true, correct and complete in all material respects as of the effective time of the Merger (the “Effective Time”), as if made at that time. All capitalized terms used but not defined herein shall have the meanings provided for in the Merger Agreement. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”).

1. The facts, representations and covenants relating to the Merger and related transactions that are set forth in the Merger Agreement and the other documents included or described in the Merger Agreement, each as amended or supplemented through the date hereof, are true, correct and complete in all material respects.

2. The Merger will be consummated in compliance with the Merger Agreement and pursuant to Virginia law, and Xenith does not have any plan or intention to waive or modify any of the material terms or conditions therein.

3. The fair market value of the First Bankshares common stock and the cash received by each Xenith shareholder will be, at the Effective Time, approximately equal to the fair market value of Xenith common stock surrendered in exchange therefor pursuant to the Merger, as determined on the basis of arm’s length negotiations among the parties.

4. The Merger is being undertaken for the business purposes of combining Xenith and First Bankshares and not for the purpose of tax avoidance.

5. At least 50 percent of the fair market value of Xenith’s stockholders’ proprietary interests in Xenith will be preserved as a proprietary interest in First Bankshares received in the Merger within the meaning of Section 1.368-1(e) of the Income Tax Regulations (the “Regulations”). For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Merger: (i) prior to the Merger an extraordinary distribution (i.e., a distribution other than a regular, normal dividend) is made with respect to Xenith common stock; (ii) prior to the Merger a redemption or acquisition of Xenith common stock is made by Xenith or a person related to Xenith as defined in Section 1.368-1(e)(3) of the Regulations (a “Xenith Related Person”); (iii) First Bankshares or a person related to First Bankshares as defined in Section 1.368-1(e)(3) of the Regulations (a “First Bankshares Related Person”) acquires Xenith common stock for consideration other than First Bankshares common stock; or (iv) following the Merger, First Bankshares redeems its stock issued in the Merger or a First Bankshares Related Person acquires, for consideration other than First Bankshares common stock, First Bankshares common stock issued in the Merger. For purposes of this representation: (i) any reference to First Bankshares or Xenith includes a reference to any successor or predecessor of such corporation, except that Xenith is not treated as a predecessor of First Bankshares and First Bankshares is not treated as a successor of Xenith; (ii) each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership; and (iii) an acquisition of First Bankshares common stock or Xenith common stock by a person acting as an intermediary for First Bankshares, Xenith or a First Bankshares Related Person or Xenith Related Person will be treated as made by First Bankshares, Xenith, First Bankshares Related Person or Xenith Related Person, respectively.

6. In consideration of or as part of the Merger, Xenith has not sold, transferred or otherwise disposed of any assets, other than pursuant to the Merger Agreement or pursuant to transactions in the ordinary course of its trade or business, that would prevent First Bankshares or members of its qualified group (within the meaning of Section 1.368-1(d)(4)(ii) of the Regulations) from continuing the historic business of Xenith or using a significant portion of Xenith’s historic business assets in a business after the Merger. For purposes of this representation, a qualified group of a company is one or more chains of corporations connected through stock ownership with the company, but only if the company owns directly stock meeting the control requirements of Code Section 368(c) in at least one other corporation, and stock meeting the requirements of Code Section 368(c) in each of the corporations (except the company) is owned directly or indirectly by one of the other corporations. A company will meet the control requirements of Code Section 368(c) with respect to another corporation if the company owns stock in the corporation possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of such corporation.

7. The liabilities of Xenith assumed by First Bankshares and the liabilities to which the transferred assets of Xenith are subject, if any, were incurred by Xenith in the ordinary course of its business.

8. Xenith and the stockholders of Xenith will pay their respective expenses, if any, incurred in connection with the Merger.

9. There is no intercorporate indebtedness existing between First Bankshares (or any of its subsidiaries) and Xenith (or any of its subsidiaries) that was issued, acquired or will be settled at a discount.

10. No two parties to the Merger are investment companies within the meaning of Code Sections 368(a)(2)(F)(iii) and (iv). The Code defines investment companies in Code Section 368(a)(2)(F)(iii) as “a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment.” In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. In addition, in determining “total assets”, Code Section 368(a)(2)(F)(iv) excludes cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of being treated as diversified under Code Section 368(a)(2)(F)(ii) or for purposes of ceasing to be an investment company.

11. Xenith is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A). For purposes of the foregoing, a “Title 11 or similar case” means a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

12. At the Effective Time, the fair market value of the assets of Xenith transferred to First Bankshares will equal or exceed the sum of the liabilities assumed by First Bankshares, plus the amount of liabilities, if any, to which the assets are subject.

13. None of the compensation received by any stockholder-employee of Xenith will be separate consideration for, or allocable to, any of their shares of Xenith common stock; none of the shares of First Bankshares common stock received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

14. The undersigned is authorized to make all the representations set forth herein on behalf of Xenith.

Xenith understands that Troutman Sanders LLP and Hunton & Williams, LLP have not undertaken to independently verify, and have not verified, the facts providing the basis of this letter nor have either been asked to do so. Xenith understands that Troutman Sanders LLP and Hunton & Williams, LLP will each rely on the statements and representations set forth herein in rendering their opinions pursuant to Sections 10.03(b) and 10.02(b) of the Merger Agreement, respectively, concerning certain of the United States federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations or statements ceases to be true prior to the Effective Time.

[The remainder of this page is left intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, I have caused this representation letter to be executed on this     th day of May, 2009.

Xenith Corporation

By:
Name:
Title:

Exhibit E

FIRST BANKSHARES, INC.

Letterhead

May     , 2009

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Attn. Harold E. Starke, Jr.

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attn: Jeffry M. Blair

Re:	Representations Concerning the Merger of Xenith Corporation with and into First Bankshares, Inc.

Ladies and Gentlemen:

In connection with the contemplated merger (the “Merger”) of Xenith Corporation, a Virginia corporation (the “Xenith”), with and into First Bankshares, Inc., a Virginia bank holding company (“First Bankshares”) with First Bankshares surviving, pursuant to the terms of that certain Agreement of Merger, dated as of May 12, 2009, by and between First Bankshares and the Xenith (the “Merger Agreement”), Troutman Sanders LLP, special counsel to First Bankshares, and Hunton & Williams LLP, special counsel to Xenith, and will render opinions with respect to certain United States federal income tax consequences of the Merger. In connection with the issuance of such opinions, the undersigned, after due inquiry and investigation, hereby represents and certifies, on behalf of First Bankshares, that the statements and representations contained herein are true, correct and complete in all material respects at the date hereof and will be true, correct and complete in all material respects as of the effective time of the Merger (the “Effective Time”), as if made at that time. To the extent applicable, representations made with respect to First Bankshares shall be deemed made with respect to subsidiaries of First Bankshares. All capitalized terms used but not defined herein shall have the meanings provided for in the Merger Agreement. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”).

1. The facts, representations and covenants relating to the Merger and related transactions that are set forth in the Merger Agreement and the other documents included or described in the Merger Agreement, each as amended or supplemented through the date hereof, are true, correct and complete in all material respects.

2. The Merger will be consummated in compliance with the Merger Agreement and pursuant to Virginia law, and neither First Bankshares nor any of its subsidiaries has any plan or intention to waive or modify any of the material terms or conditions therein.

3. The fair market value of the First Bankshares common stock received by each Xenith stockholder will be, at the Effective Time, approximately equal to the fair market value of the Xenith common stock surrendered in exchange therefor pursuant to the Merger, as determined on the basis of arm’s length negotiations among the parties.

4. The Merger is being undertaken for the business purposes of combining Xenith and First Bankshares and not for the purpose of tax avoidance.

5. At least 50 percent of the fair market value of the Xenith stockholders’ proprietary interests in Xenith will be preserved as a proprietary interest in First Bankshares received in the Merger within the meaning of Section 1.368-1(e) of the Income Tax Regulations (the “Regulations”). For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Merger: (i) prior to the Merger an extraordinary distribution (i.e., a distribution other than a regular, normal dividend) is made with respect to Xenith common stock; (ii) prior to the Merger a redemption or acquisition of Xenith common stock is made by Xenith or a person related to Xenith as defined in Section 1.368-1(e)(3) of the Regulations (a “Xenith Related Person”); (iii) First Bankshares or a person related to First Bankshares as defined in Section 1.368-1(e)(3) of the Regulations (a “First Bankshares Related Person”) acquires Xenith common stock for consideration other than First Bankshares common stock; or (iv) following the Merger, First Bankshares redeems its stock issued in the Merger or a First Bankshares Related Person acquires, for consideration other than First Bankshares common stock, First Bankshares common stock issued in the Merger. For purposes of this representation: (i) any reference to First Bankshares or Xenith includes a reference to any successor or predecessor of such corporation, except that Xenith is not treated as a predecessor of First Bankshares and First Bankshares is not treated as a successor of Xenith; (ii) each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership; and (iii) an acquisition of First Bankshares common stock or Xenith common stock by a person acting as an intermediary for First Bankshares, the Xenith or a First Bankshares Related Person or Xenith Related Person will be treated as made by First Bankshares, Xenith, First Bankshares Related Person or Xenith Related Person, respectively.

6. There is no plan or intention on the part of First Bankshares or any First Bankshares Related Person to purchase, exchange, redeem, or otherwise acquire, directly or indirectly, any First Bankshares common stock issued in the Merger (excluding any fractional shares of First Bankshares common stock exchanged for cash in the Merger). For purposes of this representation, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

7. To the best knowledge of First Bankshares, the liabilities of Xenith assumed by First Bankshares and the liabilities to which the transferred assets of Xenith are subject, if any, were incurred by Xenith in the ordinary course of its business.

8. Following the Merger, First Bankshares will continue the historic business of Xenith or use a significant portion of Xenith’s business assets in the ordinary course of its business. For purposes of this representation, First Bankshares will be deemed to satisfy this requirement if (a) the members of First Bankshares’s qualified group (as defined in Section 1.368-1(d)(4)(ii) of the Regulations), in the aggregate, continue the historic business of Xenith or use a significant portion of Xenith’s historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership in which (i) the members of First Bankshares’s qualified group, in the aggregate, own at least a 33 1/3 percent [capital and/or profits] interest in the partnership, or (ii) one or more members of First Bankshares’s qualified group has active and substantial management functions as a partner with respect to the partnership business and the members of such qualified group, in the aggregate, own at least a 20 percent [capital or profits] interest in the partnership. Under Section 1.368-1(d)(4)(ii) of the Regulations, a qualified group of a company is one or more chains of corporations connected through stock ownership with the Xenith, but only if the company owns directly stock meeting the control requirements of Code Section 368(c) in at least one other corporation, and stock meeting the requirements of Code Section 368(c) in each of the corporations (except the company) is owned directly or indirectly by one of the other corporations. A company will meet the control requirements of Code Section 368(c) with respect to another corporation if the company owns stock in the corporation possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of such corporation.

9. There is no plan or intention on the part of First Bankshares to sell or otherwise dispose of the assets of Xenith acquired in connection with the Merger, except for dispositions made in the ordinary course of business.

10. First Bankshares and the stockholders of the First Bankshares will pay their respective expenses, if any, incurred in connection with the Merger.

11. There is no intercorporate indebtedness existing between First Bankshares (or any of its subsidiaries) and Xenith (or any of its subsidiaries) that was issued, acquired or will be settled at a discount.

12. No two parties to the Merger are investment companies within the meaning of Code Sections 368(a)(2)(F)(iii) and (iv). The Code defines investment companies in Code Section 368(a)(2)(F)(iii) as “a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment.” In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the First Bankshares corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if the First Bankshares owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. In addition, in determining “total assets”, Code Section 368(a)(2)(F)(iv) excludes cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of being treated as diversified under Code Section 368(a)(2)(F)(ii) or for purposes of ceasing to be an investment company.

13. To the best knowledge of First Bankshares, Xenith is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A). For purposes of the foregoing, a “Title 11 or similar case” means a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

14. At the Effective Time, the fair market value of the assets of the Xenith transferred to First Bankshares will equal or exceed the sum of the liabilities assumed by First Bankshares, plus the amount of liabilities, if any, to which the assets are subject.

15. No stock other than First Bankshares common stock will be issued in the Merger.

16. The payment of cash in lieu of fractional shares of First Bankshares Common Stock is solely for the purpose of avoiding the expense and inconvenience to First Bankshares of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Xenith stockholders instead of issuing fractional shares of First Bankshares Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Xenith stockholders in exchange for their shares of Xenith Common Stock. The fractional share interests of each Xenith stockholder will be aggregated, and (with the possible exception of Xenith Common Stock held in multiple accounts) no Xenith stockholder will receive cash in respect of fractional shares in an amount equal to or greater than the value of one full share of First Bankshares Common Stock.

17. None of the compensation received by any stockholder-employee of Xenith will be separate consideration for, or allocable to, any of their shares of Xenith Common Stock; none of the shares of First Bankshares Common Stock received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

18. The Merger will be reported for U.S. federal income tax purposes by First Bankshares as a “reorganization” within the meaning of Code Section 368(a).

19. First Bankshares will retain all records of the Merger that are required to be retained under Section 1.368-3 of the Regulations.

20. To the best knowledge of the management of First Bankshares and its subsidiaries, none of the representations contained in the representation letters provided by Xenith to Hunton & Williams LLP are untrue, incorrect or incomplete as of the date hereof or will be untrue, incorrect or incomplete at the Effective Time.

21. The undersigned are authorized to make all the representations set forth herein on behalf of First Bankshares and its subsidiaries.

First Bankshares and its subsidiaries understand that Troutman Sanders LLP and Hunton & Williams, LLP have not undertaken to independently verify, and have not verified, the facts providing the basis of this letter nor have either been asked to do so. First Bankshares and its subsidiaries understand that Troutman Sanders LLP and Hunton & Williams, LLP will each rely on the statements and representations set forth herein in rendering their opinions pursuant to Sections 10.03(b) and 10.02(b) of the Merger Agreement, respectively, concerning certain of the United States federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations or statements ceases to be true prior to the Effective Time.

[The remainder of this page is left intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, I have caused this representation letter to be executed on this     th day of May, 2009.

First Bankshares, Inc.

By:
Name:
Title:

Exhibit F

FORM OF SENIOR EXECUTIVE OFFICER

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into effective as of the      day of             , 2009 (the “Effective Date”), by and between XENITH BANK, a Virginia banking corporation (the “Bank”), and                                          (“Executive”).

W I T N E S S E T H:

WHEREAS, the Bank is a wholly-owned subsidiary of Xenith Bankshares, Inc., a Virginia corporation (the “Bank Holding Company”);

WHEREAS, the Board of Directors of the Bank considers the establishment and maintenance of highly competent and skilled management personnel for the Bank to be essential to protect and enhance its best interests, and desires to induce Executive to become and remain in the employ of the Bank, subject to this Agreement’s terms and conditions;

WHEREAS, Executive desires to become employed with and remain employed by the Bank, subject to the Agreement’s terms and conditions; and

WHEREAS, the parties agree that the provisions of this Agreement shall control with respect to the parties’ rights and obligations resulting from Executive’s employment with the Bank.

NOW, THEREFORE, for and in consideration of the Agreement’s mutual covenants, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. The following terms used in this Agreement shall have the following meanings:

(a) “Base Salary” shall mean the annual compensation (excluding Incentive Compensation as defined in Agreement paragraph 1(f) and other benefits) payable or paid to Executive pursuant to Agreement paragraph 4(a).

(b) “Change of Control” shall be deemed to have occurred on the earliest of the following dates:

(i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, 50% or more of the outstanding common stock of the Bank Holding Company;

(ii) The date the Bank Holding Company completes (X) a merger or consolidation of the Bank Holding Company with or into another corporation or other business entity (each, a “corporation”), regardless of whether the Bank Holding Company is the continuing or surviving corporation or pursuant to which any shares of common stock of the Bank Holding Company would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Bank Holding Company in which the holders of the common stock immediately prior to the merger or consolidation continue to own immediately after the merger or consolidation at least 50% of the Bank Holding Company common stock, or if the Bank Holding Company is not the surviving corporation, the common stock (or other voting securities) of the surviving corporation; or (Y) a sale or other disposition of all or substantially all the assets of the Bank Holding Company; or

(iii) The date that Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Bank Holding Company. (The term “Continuing Director” means any member of the Board of Directors of the Bank Holding Company, while a member of such board and (a) who was a member of the Board of Directors of the Bank Holding Company on the Effective Date or (b) whose nomination for, or election to, the Board of Directors of the Bank Holding Company was recommended or approved by at least two-thirds of the members of the Board of Directors of the Bank Holding Company who are then Continuing Directors; provided, however, that no member of the Board of Directors of the Bank Holding Company whose initial assumption of office is in connection with an actual or threatened contest relating to the election of directors shall be deemed a Continuing Director.”

(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Compensation Committee” shall mean the Bank Holding Company’s compensation committee.

(e) “Disability” shall mean a condition for which benefits would be payable under any long-term disability insurance coverage (without regard to the application of any elimination period requirement) then provided to Executive by the Bank; or, if no such coverage is then being provided, the inability of Executive to perform the material aspects of Executive’s duties under this Agreement for a period of at least ninety (90) substantially consecutive days, as determined by an independent physician selected with the approval of the Bank and Executive.

(f) “Event of Termination” shall mean the Bank’s termination of Executive’s employment under this Agreement for any reason other than Termination for Cause.

(g) “Incentive Compensation” shall mean the compensation payable or paid to Executive pursuant to Agreement paragraph 4(b).

(h) “Parachute Amount” shall have the same meaning as the term “parachute payment” defined in Section 280G(b)(2) of the Code and the regulations and rulings thereunder and, to the extent included in such definition, shall include all payments to Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, including the accelerated vesting of any stock options granted to Executive.

(i) “Termination for Cause” shall have the meaning provided in Agreement paragraph 7(a).

(j) “Termination for Good Reason” shall mean Executive’s termination of Executive’s employment because the status, character, capacity, location, or circumstances of Executive’s employment as provided in paragraphs 2, 3, 4, 5 and 6 of this Agreement have been materially and adversely altered by the Bank, whether by (i) any material breach of this Agreement by the Bank (including the failure of the Bank to comply with paragraphs 2, 3, 4, 5 and 6 of this Agreement); (ii) any material and adverse change in the title, reporting relationship(s), responsibilities or perquisites of Executive; (iii) any assignment of duties materially and adversely inconsistent with Executive’s position and duties described in this Agreement; or (iv) the failure of the Bank to assign this Agreement to a successor in interest or the failure of the successor in interest to explicitly assume and agree to be bound by this Agreement.

2. Employment. The Bank agrees to employ Executive, and Executive agrees to accept such employment, as [insert title] of the Bank, for the period stated in Agreement paragraph 3(a) (unless earlier terminated as set forth in this Agreement) and upon the other Agreement terms and conditions. Executive agrees to perform faithfully such services that are reasonably consistent with his position and that the Bank’s board of directors assigns to him from time to time. At all times, Executive shall manage and conduct the business of the Bank in accordance with the policies established by the Bank’s board of directors and in compliance with applicable laws and regulations promulgated by governing regulatory agencies or authorities. Responsibility for the supervision of Executive shall rest with the board of directors of the Bank, which shall review Executive’s performance at least annually. The Bank’s board of directors shall also have the authority to terminate Executive, with the approval of the Bank Holding Company’s board of directors and subject to the provisions outlined in Agreement paragraphs 6 and 7.

3. Term and Duties.

(a) Term of Employment. This Agreement and the period of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period of [            ] full calendar months thereafter (the “Initial Employment Term”), unless earlier terminated pursuant to Agreement paragraph 7 or unless Executive dies before the end of such [            ]

months, in which case the period of employment shall be deemed to continue until the end of the month of such death. On each anniversary of the Effective Date, this Agreement and Executive’s term of employment (subject to the terms of this Agreement) shall be extended for an additional twelve (12) month period, unless Executive or the Bank gives written notice to the other, at least sixty (60) days before the applicable anniversary of the Effective Date, that Executive’s term of employment under this Agreement shall not be extended. If written notice is timely provided, this Agreement and the period of Executive’s employment under this Agreement shall expire at the conclusion of the Initial Employment Term or such twelve month extension, as applicable. Any extension of Executive’s term of employment as set forth above shall not extend the “Initial Employment Term” as that term is used in this Agreement.

(b) Performance of Duties. During the period of employment under this Agreement, except for periods of illness, disability, reasonable vacation periods, and reasonable leaves of absence, all subject to policies generally applicable to senior executives, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his Agreement duties. Executive shall be eligible to participate as a member in community, civic, religious, or similar organizations, and may pursue personal investments which do not present any material conflict of interest with the Bank (except with prior written approval by the board of directors), or unfavorably affect the performance of Executive’s duties pursuant to this Agreement. In addition, Executive shall be entitled to serve as a member of the boards of directors/trustees identified in Exhibit “A” attached to this Agreement and made a part hereof and as a member of the boards of directors/trustees of such other public and/or private companies as the Bank shall pre-approve in writing.

(c) Office of Executive. The office of Executive shall be located at the Bank’s office in [            ], Virginia, or at such other location within [            ] miles of such office as the Bank may from time to time designate.

(d) No Other Agreement. Executive shall have no employment contract or other written or oral agreement concerning employment with any organization, entity or person other than the Bank during the term of his employment under this Agreement, except for such arrangements as the Bank shall pre-approve in writing.

(e) Resignation from the Board of Directors (if applicable). If Executive’s employment with the Bank is terminated for any reason, or if Executive resigns from his employment for any reason, then Executive agrees that he shall tender his resignation, to the extent applicable, from the board of directors of the Bank, the Bank Holding Company’s board of directors and any other company affiliated with the Bank on which Executive serves as a director at the time of his employment termination or resignation. The decision whether to accept such resignation shall be within the sole discretion of the board of directors of the Bank, the Bank Holding Company’s board of directors and any other such affiliated company, as applicable.

4. Compensation.

(a) Salary. Subject to the provisions of Agreement paragraphs 6 and 7, the Bank shall pay Executive, as compensation for serving as the [            ] of the Bank, an initial Base Salary of [$            ] per year; such initial Base Salary, or any increased Base Salary, shall be payable in substantially equal installments in accordance with the Bank’s normal pay practices, but not less frequently than monthly. Executive’s Base Salary and any Incentive Compensation (as defined in Agreement paragraph 4(b)) shall be reviewed and approved at least annually by the Bank’s President and Chief Executive Officer (the “CEO”), in consultation with the Compensation Committee.1 The CEO may adjust the Executive’s Base Salary to reflect Executive’s performance with the approval of the Compensation Committee.

(b) Incentive Compensation. During the term of Executive’s employment under this Agreement, subject to any approval required by applicable laws and governing regulatory agencies or authorities, and in addition to Executive’s Base Salary, Executive shall be eligible to receive such additional Incentive Compensation as may be awarded from time to time, by the CEO in his discretion with the approval of the Compensation Committee. It is understood that any such Incentive Compensation to be awarded to Executive shall be based on the Bank’s attainment of certain performance goals established by the CEO. During the first quarter of each fiscal year, the CEO will establish target performance criteria to determine the amount of Executive’s Incentive Compensation for that fiscal year. Upon Executive’s achievement of any performance goals which the Bank’s board of directors may have established in consultation with the Compensation Committee, Executive shall be eligible to receive annual Incentive Compensation, provided that the asset quality, management, liquidity or interest rate sensitivity of the Bank shall not be “less than satisfactory.” The Bank’s board of directors will, in its sole discretion, determine whether the asset quality, management, liquidity or interest rate sensitivity of the Bank is “less than satisfactory.” Any Incentive Compensation earned by Executive shall be paid on or before the fifteenth day of the third calendar month following the end of the fiscal year of the Bank in which the Incentive Compensation is earned. Notwithstanding anything contained in this Agreement to the contrary, any increase to Executive’s Base Salary and any Incentive Compensation paid to Executive shall be (i) in compliance with applicable regulations, pronouncements, directives, or orders issued or promulgated by any governing regulatory agency or authority and with any agreements by and between the Bank and such regulatory agencies or authorities, (ii) consistent with the safe and sound operation of the Bank, and (iii) closely monitored by the CEO, the Bank’s board of directors and the Compensation Committee.

(c) Intentionally Omitted

[1]	In the case of the CEO’s Employment Agreement, Base Salary and Incentive Compensation will be reviewed and approved at least annually by the Compensation Committee. The CEO’s Employment Agreement will make references to the Compensation Committee, where appropriate, throughout the form of his Employment Agreement.

(d) Stock Option Grant. As soon as practicable after the Effective Date of this Agreement, Executive shall be granted the option to purchase a number of shares of the Bank Holding Company’s common stock at least equal to the lesser of (i) a number of shares equal to [            ] percent [            %] of the number of shares of such common stock outstanding at the date of such determination (on a fully-diluted basis), or (ii) [            ] shares of such common stock, subject to the terms of (A) Xenith Corporation’s 2009 Stock Incentive Plan, if Executive was formerly employed by Xenith Corporation, and (B) the Bank Holding Company’s 2009 Stock Incentive Plan in all other cases. Additionally, as soon as practicable after the Bank shall have attained “annual profitability,” Executive shall be granted the option to purchase the lesser of (i) a number of shares equal to [            ] percent [            %] of the number of shares of the Bank Holding Company’s common stock issued and outstanding at the date of such determination (on a fully-diluted basis), or (ii) [            ] shares of the Bank Holding Company’s common stock, provided that such annual profitability shall have been attained on or before the third anniversary of the Effective Date of this Agreement and provided further that such option shall be subject to the terms contained in the Bank Holding Company’s 2009 Stock Incentive Plan. For purposes of this Agreement paragraph 4(d), “annual profitability” shall have been attained in that month in which the Bank shall have achieved pre-tax profitability in accordance with Generally Accepted Accounting Principles (“GAAP”) after giving effect to the costs of all options granted as provided for under SFAS 123R during the trailing twelve (12) months, as determined by its board of directors. All stock options to be granted under this Agreement paragraph 4(d) shall (i) be granted at a price equal to the fair market value of the Bank Holding Company’s common stock on the date of grant, (ii) vest in three (3) equal installments on each anniversary of the date of grant, and (iii) become 100% vested upon a termination of Executive’s employment as a result of an Event of Termination or a Termination for Good Reason.

(e) Intentionally Omitted.

(f) Reimbursement of Expenses; Provision of Business Development Expenses. The Bank shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his obligations and duties under this Agreement, as provided in the Bank’ policies and procedures, in effect from time to time. In addition, the Bank believes that its best interests will be more fully served if Executive maintains active membership in appropriate professional associations. Accordingly, upon prior approval of the CEO, the Bank shall also reimburse Executive for the reasonable dues and business-related expenditures associated with Executive’s membership(s) in such professional organizations as the CEO determines are appropriate and commensurate with Executive’s position. The Bank shall also pay or reimburse Executive for all reasonable business-related expenses, including entertainment, at social clubs of which Executive may be a member, but Executive shall not be entitled to payment or reimbursement of membership dues or monthly minimums imposed by any such social clubs. Any reimbursement of such expenses shall be made by the time period required by the Bank’s regular policies and procedures in effect at the time the Executive incurs the reimbursable expense but not later than the last day of the calendar year following the calendar year in which Executive incurs the expense.

5. Participation in Benefit Plans.

(a) Incentive, Savings, and Retirement Plans. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in all incentive, stock option, stock appreciation, restricted stock, savings, and retirement plans, practices, policies, and programs adopted by the Bank or the Bank Holding Company’s board of directors to the extent applicable generally to senior executive officers of the Bank, on the same basis as such other senior executive officers, unless otherwise prohibited by the terms of such plans.

(b) Health and Welfare Benefit Plans. During the term of Executive’s employment under this Agreement, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under any health and welfare benefit plans, practices, policies and programs adopted by the board of directors of the Bank or the Bank Holding Company to the extent applicable generally to senior executive officers of the Bank and subject to the terms, conditions, and eligibility requirements therefore from time to time.

(c) Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to be voluntarily absent from work or the performance of his work duties under this Agreement as recited below, all voluntary absences to count as vacation time, provided that:

(i) Executive shall be entitled to an annual vacation in accordance with the policies that the board of directors of the Bank periodically establishes for senior management employees of the Bank in consultation with the Compensation Committee.

(ii) Executive shall not receive any additional compensation from the Bank on account of his failure to take a vacation, and Executive shall not accumulate unused vacation from one fiscal year to the next, except as authorized by the Bank’s board of directors in consultation with the Bank Holding Company’s compensation committee.

(iii) In addition to paid vacations under this Agreement, Executive shall be entitled, without loss of pay, to be voluntarily absent from work under this Agreement for such additional periods of time and for such valid and legitimate reasons as the board of directors of the Bank may in its discretion approve in consultation with the Compensation Committee. It is also provided that the board of directors of the Bank may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the board of directors of the Bank in its discretion determines in consultation with the Compensation Committee.

(iv) Executive shall be further entitled to an annual sick leave benefit as may be established by the board of directors of the Bank in consultation with the Compensation Committee.

6. Benefits Payable Upon Disability.

(a) Disability Benefits. In the event of the Disability of Executive, Executive shall be placed on a paid leave of absence and the Bank shall continue to pay Executive 100% of Executive’s then current Base Salary pursuant to paragraph 4(a) during the first twelve (12) months of a substantially continuous period of Disability. It is provided, however, that in the event Executive is disabled for a substantially continuous period exceeding twelve (12) months, the Bank may, at its election, terminate this Agreement, in which event payment of Executive’s Base Salary shall cease.

(b) Disability Benefit Offset. Any amounts payable under Agreement paragraph 6(a) shall be reduced by any amounts paid to Executive under any other disability program or policy of insurance maintained by the Bank.

7. Payments to Executive Upon Termination of Employment. The CEO, with the approval of the Bank’s board of directors, may terminate Executive’s employment under this Agreement at any time, but any termination other than Termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive may voluntarily terminate his employment under this Agreement. The rights and obligations of the Bank and Executive in the event of employment termination are set forth in this Agreement paragraph 7 as follows:

(a) Termination for Cause. Executive shall have no right to compensation or other benefits (except for vested benefits under any employee benefit plan) for any period after a Termination for Cause. For purposes of this Agreement, Termination for Cause shall be determined by the CEO, in the reasonable exercise of his discretion and acting in good faith, in accordance with this sub-paragraph and subject to the approval of the Bank’s board of directors. Termination for Cause is a termination of Executive’s employment as a result of Executive’s personal dishonesty, willful or reckless misconduct, willful or reckless breach of fiduciary duties; intentional failure to perform stated duties; willful or reckless violation of any law, rule, or regulation (other than traffic violations or similar offenses), or a final cease-and-desist order or other formal administrative action entered into by or imposed on the Bank; the regulatory suspension or removal of Executive as defined in Agreement paragraphs 8(a) and 8(b); Executive’s failure to follow reasonable written instructions of the CEO or the board of directors of the Bank; or Executive’s material breach of any provision of this Agreement. The termination of Executive’s employment shall not be deemed to be a Termination for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted in good faith by the affirmative vote of not less than two-thirds of the membership of the Bank’s board of directors (other than Executive and any other employees who serve on such board of directors) at a meeting of such board called and held for such purpose (after at least thirty (30) days prior written notice of such meeting and Executive’s alleged improper conduct is provided to Executive and Executive is given an opportunity to be heard before such board), finding that, in the good faith opinion of such board of directors, Executive is guilty of the conduct described as Termination for Cause and specifying in reasonable detail the grounds for its decision, and further that the specified conduct remains uncured or, in the case of a suspension, removal or formal administrative action, was not capable of cure. The CEO, in his discretion, with the approval of the Bank’s board of directors, may suspend Executive, with pay, for all or any portion of the period of time from the delivery of the notice described in this Agreement paragraph 7(a) until the effective time of the Termination for Cause.

(b) Event of Termination Without Change of Control. Upon the occurrence of an Event of Termination, other than in connection with a Change of Control as provided in Agreement paragraph 7(c), the Bank shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment equal to Executive’s Total Compensation (defined in this Agreement as the sum of (i) any Incentive Compensation paid to Executive during the twelve (12) months preceding termination of employment under this Agreement plus (ii) the greater of one year of the then current Base Salary or the then current Base Salary which would have been payable over the remaining balance of the Initial Employment Term. Subject to the provisions in Agreement paragraph 7(e), the then current Base Salary component of said severance payment shall be paid in twelve (12) equal monthly installments beginning thirty (30) days following the Event of Termination and any Incentive Compensation component of such severance payment shall be paid in a lump sum on the first day of the seventh (7th) month following the Event of Termination. In addition, all outstanding options to purchase Bank Holding Company common stock granted under this Agreement shall become 100% vested in accordance with Agreement paragraph 4(d). In addition, during the period that Executive and his eligible dependents are entitled to continued health plan coverage under Section 4980B of the Code (“COBRA”), the Bank shall reimburse Executive, on a monthly basis, the amount paid by Executive for the COBRA health plan coverage of Executive and his eligible dependents. If Executive’s right to COBRA health plan coverage ends before second anniversary of the Event of Termination, then the Bank shall make a cash payment to Executive, on a monthly basis, equal to the COBRA premium for the type and level of coverage provided to Executive and his eligible dependents immediately before the cessation of COBRA coverage. The monthly cash payment shall be payable during the period beginning with the month following the termination of Executive’s COBRA coverage and ending with the twenty-fourth (24th) month following the Event of Termination. The Bank’s obligation to provide the severance payments, reimbursement of COBRA premiums and other payments described in this Agreement paragraph 7(b) is subject to the condition that Executive shall execute a full release and waiver (substantially similar to the Release and Waiver attached hereto as Exhibit “B” and made a part of this Agreement) of all known or unknown claims or causes of action Executive has, had, or may have against the Bank, the Bank Holding Company and their respective affiliates. The execution of the Release and Waiver is a precondition to the receipt of the severance payment described in this Agreement paragraph 7(b). The Release and Waiver shall be provided to the Executive on or before the Event of Termination and shall be executed and returned to the Bank within twenty-five (25) days after the Release and Waiver is provided to the Executive.

(c) Event of Termination or Termination for Good Reason in Connection With a Change of Control. If, during the term of Executive’s employment under this

Agreement and within one year immediately following a Change of Control or within six months immediately prior to such Change of Control, Executive’s employment with the Bank under this Agreement is terminated by an Event of Termination or a Termination for Good Reason, then the Bank shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment (subject to adjustment as provided below) equal to [            ] times Executive’s Total Compensation. Subject to the provisions in Agreement paragraph 7(e), the then current Base Salary component of such severance payment shall be paid in twelve (12) equal monthly installments beginning thirty (30) days following the Event of Termination, and any Incentive Compensation component of such severance payment shall be paid in a lump sum on the first day of the seventh (7th) month following the Event of Termination. In addition, all outstanding options to purchase Bank Holding Company common stock granted under this Agreement shall become 100% vested in accordance with Agreement paragraph 4(d). In addition, during the period that Executive and his eligible dependents are entitled to continued health plan coverage under COBRA, the Bank shall reimburse Executive, on a monthly basis, the amount paid by Executive for the COBRA health plan coverage of Executive and his eligible dependents. If Executive’s right to COBRA health plan coverage ends before second anniversary of the Event of Termination, then the Bank shall make a cash payment to Executive, on a monthly basis, equal to the COBRA premium for the type and level of coverage provided to Executive and his eligible dependents immediately before the cessation of COBRA coverage. The monthly cash payment shall be payable during the period beginning with the month following the termination of Executive’s COBRA coverage and ending with the twenty-fourth (24th) month following the Event of Termination. The Bank’s obligation to provide the severance payment, reimbursement of COBRA premiums and other payments described in this Agreement paragraph 7(c) is subject to the condition that Executive shall execute a full release and waiver (substantially similar to the Release and Waiver attached hereto as Exhibit “B” and made a part of this Agreement) of all known or unknown claims or causes of action Executive has, had, or may have against the Bank, the Bank Holding Company and their respective affiliates. The execution of the Release and Waiver is a precondition to the receipt of the severance payment described in this Agreement paragraph 7(c). The Release and Waiver shall be provided to Executive on or before the Event of Termination and shall be executed and returned to the Bank within twenty-five (25) days after the Release and Waiver is provided to Executive

(d) Termination for Good Reason. If, during the term of Executive’s employment with the Bank under this Agreement is terminated upon the occurrence of a Termination for Good Reason event, other than in connection with a Change of Control as provided in Agreement paragraph 7(c), then the Bank shall pay to Executive, or in the event of his subsequent death, his designated beneficiary or beneficiaries, or his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment equal to [            ] times Executive’s Total Compensation paid to Executive. Subject to the provisions in Agreement paragraph 7(e), the then current Base Salary component of such severance payment shall be paid in twelve (12) equal monthly installments beginning thirty (30) days following the date of such termination and any Incentive Compensation component of such severance payment shall be paid in a lump sum on the first day of the seventh (7th) month following the date of such termination. In addition, all outstanding options to purchase Bank Holding Company common stock granted under this Agreement shall become 100% vested in accordance with Agreement paragraph 4(d). In addition, during the period that Executive and his eligible dependents are entitled to continued health plan coverage under COBRA, the Bank shall reimburse Executive, on a monthly basis, the amount paid by Executive for the COBRA health plan coverage of Executive and his eligible dependents. If Executive’s right to COBRA health plan coverage ends before second anniversary of the Event of Termination, then the Bank shall make a cash payment to Executive, on a monthly basis, equal to the COBRA premium for the type and level of coverage provided to Executive and his eligible dependents immediately before the cessation of COBRA coverage. The monthly cash payment shall be payable during the period beginning with the month following the termination of Executive’s COBRA coverage and ending with the twenty-fourth (24th) month following the Event of Termination. The Bank’s obligation to provide the severance payment, reimbursement of COBRA premiums and other payments described in this Agreement paragraph 7(d) is subject to the condition that Executive shall execute a full release and waiver (substantially similar to the Release and Waiver attached hereto as Exhibit “B” and made a part of this Agreement) of all known or unknown claims or causes of action Executive has, had, or may have against the Bank, the Bank Holding Company and their respective affiliates. The execution of the Release and Waiver is a precondition to the receipt of the severance payment described in this Agreement paragraph 7(d). The Release and Waiver shall be provided to Executive on or before the date of such termination and shall be executed and returned to the Bank within twenty-five (25) days after the Release and Waiver is provided to Executive.

(e) 409A Limits on Payments. Executive and the Bank intend for all payments under this Agreement to be either outside the scope of Section 409A of the Code or to comply with its requirements as to timing of payments. Accordingly, to the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Code, as amended, and the regulations and rulings thereunder, including any applicable transition rules (“Section 409A”). To the extent required by Section 409A, payments or benefits under this Agreement that are to be paid upon Executive’s termination of employment shall be paid to Executive at the time that Executive has experienced a “separation from service” (as defined in Section 409A) from the Bank. A separation from service shall not occur under Section 409A unless Executive has completely severed his employment or contractor relationship with the Bank or Executive has permanently decreased his services (via his employment relationship or his consulting relationship) to 20% or less of the average level of bona fide services over the immediately preceding 36 month period (or the full period if Executive has been providing services for less than 36 months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Section 409A. The Bank shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Bank shall have the authority to delay the commencement of payments to Executive if Executive is considered a “specified employee” under Section 409A, but only to the extent such delay is mandated by the provisions of Section 409A. Any payment that is delayed pursuant to this Agreement paragraph 7(e) shall be paid to Executive at the earliest date permitted under Section 409A; provided, however, if Executive wishes to receive any benefit before the time permitted under Section 409A of the Code, then to the extent necessary to comply with Section 409A, Executive shall pay the full cost of such benefit and the Bank shall reimburse Executive for all such costs at the earliest date permitted under Section 409A. Should Executive be assessed any additional income tax, excise tax, penalty or interest as a result of any payment in violation of Section 409A, the Bank shall pay all such assessed taxes resulting from such violation, but shall not pay any taxes assessed against Executive as a result of any payment that would have been due by Executive if no violation of Section 409A had occurred.

(f) 280G Limits on Payments.

(i) Except as provided below, no payments described herein or under any other agreement, plan or arrangement as to which Section 280G of the Code (“Section 280G”) applies shall exceed the amount permitted by that Section. Therefore, with respect to any such payment only, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G or any successor thereof and the regulations and rulings thereunder) of the Parachute Amount would result in an excess parachute payment (as determined under Section 280G), then the Parachute Amount shall not be greater than an amount equal to 2.99 multiplied by Executive’s base amount (as determined under Section 280G) for the base period (as determined under Section 280G) (the “Capped Amount”). In the event the Parachute Amount is required to be reduced pursuant to this subparagraph, the payments under this Agreement that are included in the Parachute Amount shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining payments; provided, however, that payments that are not subject to Section 409A shall be reduced before any payments that are subject to Section 409A are reduced.

(ii) Notwithstanding sub-paragraph (i) above, Executive’s Parachute Amount shall not be limited to the Capped Amount if it is determined that Executive would receive greater after-tax proceeds from the Parachute Amount (i.e., after Executive’s payment of all taxes imposed on all of the Parachute Amount) than he would if such reduction were made.

(iii) Should Executive be assessed any excise tax as a result of any payment of the Parachute Amount under sub-paragraph (i) above (but not under sub-paragraph (ii)), the Bank shall pay all such assessed excise taxes, and any income taxes and additional excise taxes resulting from the payment of such excise taxes, but shall pay no other taxes assessed against Executive as a result of the payment of the Parachute Amount.

(iv) The calculation of the Parachute Amount and Capped Amount and all other determinations relating to the applicability of Section 280G to the payments made to Executive by the Bank shall be made by an independent public accounting firm selected and paid for by the Bank.

(g) Voluntary Termination of Employment. Executive shall have no right to compensation or other benefits under this Agreement for any period following the voluntary termination of Executive’s employment, except as provided in Agreement paragraphs 7(c) and 7(d) for a termination for Good Reason.

8. Regulatory Suspension.

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1), the obligations of the Bank under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank, subject to any bar or prohibition arising from any applicable law or regulation, shall (i) pay Executive the compensation withheld while its contract obligations were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended; provided, however, that the Bank’s obligation to pay or reinstate as set forth herein shall not exceed one year of compensation or other obligations, shall be reduced by the amount of any compensation received by Executive from any source during the period of suspension. Vested rights of Executive shall not otherwise be affected.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

9. Protective Covenants. Executive shall abide by and be bound by the following Protective Covenants:

(a) Confidential Information and Trade Secrets. During Executive’s employment, the parties acknowledge that the Bank shall disclose, or have already disclosed, to Executive for use in Executive’s employment, and that Executive will be provided access to and otherwise make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of the Bank and the Bank Holding Company (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers of the Bank and the Bank Holding Company, and other proprietary documents, materials, or information indigenous to the Bank or the Bank Holding Company, relating to their respective businesses and activities, or the manner in which the Bank or the Bank Holding Company does business, which is valuable to the Bank and the Bank Holding Company in conducting their business because the information is kept confidential and is not generally known to the Bank’s or the Bank Holding Company’s competitors or to the general public (“Confidential Information”). Confidential Information does not include information generally known or easily obtained from public sources or public records, unless Executive causes the Confidential Information to become generally known or easily obtained from public sources or public records.

To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive shall, during Executive’s employment and for so long as the Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) (i) protect and maintain the confidentiality of such trade secrets and (ii) refrain from disclosing, copying, or using any such trade secrets without the Bank’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Bank.

To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive shall, during Executive’s employment and for a period of one year following any voluntary or involuntary termination of employment (whether by the Bank or Executive), (i) protect and maintain the confidentiality of the Confidential Information and (ii) refrain from disclosing, copying, or using any Confidential Information without the Bank’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Bank.

(b) Return of Property of the Bank. Upon any voluntary or involuntary termination of Executive’s employment (or at any time upon request of the Bank), Executive agrees to immediately return to the Bank all property of the Bank or the Bank Holding Company (including, without limitation, all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets, as defined by applicable law) that Executive created, used, possessed or maintained while working for the Bank from whatever source and whenever created, including all reproductions or excerpts thereof. This provision does not apply to purely personal documents of Executive, but it does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks and their contents and like information that may contain some personal matters of Executive. Executive acknowledges that title to all such property is vested in the Bank or the Bank Holding Company, as applicable.

(c) Non-Diversion of Business Opportunity. During Executive’s employment with the Bank and consistent with Executive’s duties and fiduciary obligations to the Bank, Executive shall (i) disclose to the Bank any business opportunity that comes to Executive’s attention during Executive’s employment with the Bank and that relates to the business of the Bank or otherwise arises as a result of Executive’s employment with the Bank and (ii) not take advantage of or otherwise divert any such opportunity for Executive’s own benefit or that of any other person or entity without prior written consent of the Bank.

(d) Non-Solicitation of Customers. During Executive’s employment and for a period of twelve (12) months following any employment termination pursuant to Agreement paragraphs 7(a), (b), (c), (d), or (g), Executive agrees not to, directly or indirectly, contact, solicit, divert, appropriate, or call upon, with the intent of doing business with, the customers or clients of the Bank with whom Executive has had material contact during the last year of Executive’s employment with the Bank, including prospects of the Bank with whom Executive had such contact during said last year of Executive’s employment, if the purpose of such activity is either (i) to solicit such customers or clients or prospective customers or clients for a Competitive Business as herein defined (including, without limitation, any Competitive Business started by Executive) or (ii) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with the Bank. Executive acknowledges that, due to Executive’s relationship with the Bank, Executive will develop, or has developed, special contacts and relationships with the Bank’s clients and prospects, and that it would be unfair and harmful to the Bank if Executive took advantage of these relationships in a Competitive Business.

A “Competitive Business”, as defined in this Agreement, is an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by the Bank during Executive’s employment with the Bank.

(e) Non-Piracy of Employees. During Executive’s employment and for a period of twelve (12) months following any termination pursuant to Agreement paragraphs 7(a), (b), (c), (d), or (g), Executive covenants and agrees that Executive shall not, directly or indirectly: (i) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Bank, the Bank Holding Company or any other affiliate of the Bank who performed work for the Bank, the Bank Holding Company or any such affiliate within the last six (6) months of Executive’s employment with the Bank or any such affiliate or who was otherwise engaged or employed with the Bank at the time of said termination of employment of Executive or (ii) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with the Bank, the Bank Holding Company or any such affiliate, in either case until such employee or contractor has been terminated or separated from the Bank, the Bank Holding Company or any such affiliate for at least twelve (12) months.

(f) Non-Compete. During Executive’s employment and for a period of twelve (12) months following any employment termination pursuant to Agreement paragraphs 7(a), (b), (c), (d), or (g), Executive agrees not to, directly or indirectly, compete with the Bank, the Bank Holding Company or any other affiliate of the Bank, as an officer, director, member, principal, partner, shareholder (other than a shareholder in a company that is publicly traded and so long as such ownership is less than five percent), owner, manager, supervisor, administrator, employee, consultant, or independent contractor, by working in the Territory (as defined herein) for or as a “Competitive Business” (as defined above) in the Territory (as defined herein), in a capacity identical or substantially similar to the capacity in which Executive served at the Bank. The “Territory” shall be defined as the Commonwealth of Virginia. Executive acknowledges that the Bank and the Bank Holding Company conducts its business within the Territory, that Executive will perform services for and on behalf of the Bank within the Territory, and that this paragraph 9(f) (and the Territory) is a reasonable limitation on Executive’s ability to compete with the Bank.

(g) Acknowledgment. It is understood and agreed by Executive that the parties have attempted to limit his right to compete only to the extent necessary to protect the Bank and the Bank Holding Company from unfair competition and that the terms and provisions of this paragraph 9 are not intended to restrict Executive in the exercise of his skills or the use of knowledge or information that does not rise to the level of a trade secret under applicable law or Confidential Information of the Bank (to which trade secrets and Confidential Information Executive has had and/or will have access and has made and/or will make use of during employment with the Bank).

It is acknowledged that the purpose of these covenants and promises is (and that they are necessary) to protect the Bank’s legitimate business interests, to protect the Bank’s investment in the overall development of its business and the good will of its customers, and to protect and retain (and to prevent Executive from unfairly and to the detriment of the Bank utilizing or taking advantage of) such business trade secrets and Confidential Information of the Bank and those substantial contacts and relationships (including those with customers and employees of the Bank) which Executive established due to his employment with the Bank.

This Agreement is not intended to preclude Executive’s opportunity to engage in or otherwise pursue occupations in any unrelated or non-competitive field of endeavor, or to engage in or otherwise pursue directly competitive endeavors so long as they meet the requirements of this Agreement. Executive represents that his experience and abilities are such that existence or enforcement of these covenants and promises will not prevent Executive from earning or pursuing an adequate livelihood and will not cause an undue burden to Executive or his family.

Executive acknowledges that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that such limitations are no greater than necessary to protect said legitimate business interests in light of Executive’s position with the Bank and the Bank’s business, and Executive agrees to strictly abide by the terms hereof.

10. Source of Payments. All payments provided in Agreement paragraphs 4 , 6, and 7 shall be paid in cash from the general funds of the Bank, or its successors in interest, as provided herein; and no special or separate fund shall be established by the Bank, and no other segregation of assets shall be made to assure payment. Executive shall have no right, title, or interest in or to any investments which the Bank may make to meet its payment obligations.

11. Injunctive Relief/Arbitration. The Bank or Executive shall have the right to apply to any court of competent jurisdiction for injunctive relief with respect to the enforcement of the covenants and agreements set forth in Agreement paragraph 9. This remedy shall be in addition to, and not in limitation of, any other rights or remedies to which the Bank or Executive are or may be entitled at law or in equity respecting this Agreement. All other disputes or claims for relief arising from or related to this Agreement, Executive’s employment with the Bank, or the termination of Executive’s employment with the Bank, or as to arbitrability shall be brought and resolved in binding arbitration before the American Arbitration Association. The arbitration shall be conducted under the AAA National Rules for the Resolution of Employment Disputes. The Bank and Executive agree that the arbitration will be conducted in Richmond, Virginia. Judgment upon any award rendered by the arbitrator may be entered only in the Circuit Court for the City of Richmond, Virginia, or in the U.S. District Court for the Eastern District of Virginia (Richmond Division).

12. Attorneys’ Fees. In the event any party hereto is required to engage in legal action, whether before a court of competent jurisdiction or before the American Arbitration Association, against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of its or his rights under this Agreement, the parties shall bear their own respective legal fees and expenses in connection therewith. However, if following a Change of Control Executive must bring a claim to enforce Executive’s rights, and such claim results in payments to Executive, then whether or not reduced to a final judgment, Executive shall be reimbursed for reasonable legal fees incurred.

13. No Duty to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any provisions of this Agreement and such amounts shall not be reduced regardless of whether Executive obtains other employment.

14. Federal Income Tax Withholding. The Bank may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

15. Effect of Prior Agreements. This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that, in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Bank or any of its officers, directors, attorneys, agents, or representatives, except as expressly contained in this Agreement. This Agreement supersedes any prior employment agreement and any contemporaneous oral agreement or understanding by or between the Bank and Executive.

16. General Provisions.

(a) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of the Bank; provided, however, that nothing in this

Agreement paragraph 16(a) shall preclude (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. The Bank may assign this Agreement without the consent of Executive.

(b) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Bank and Executive and their respective heirs, successors, assigns, and legal representatives.

(d) No Bar. Executive acknowledges and agrees that the existence of any claim or cause of action against the Bank shall not constitute a defense to the enforcement by the Bank of Executive’s covenants, obligations, or undertakings in this Agreement.

(e) No Conflicting Obligations. Executive hereby acknowledges and represents that his execution of this Agreement and performance of employment-related obligations and duties for the Bank will not cause any breach, default, or violation of any other employment, non-disclosure, confidentiality, non-competition, or other agreement to which Executive may be a party or otherwise bound.

Moreover, Executive hereby agrees that he will not use in the performance of such employment-related obligations and duties for the Bank or otherwise disclose to the Bank any trade secrets or Confidential Information of any person or entity (including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.

17. Modification and Waiver.

(a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing, signed by the parties hereto, and which specifically refers to this Agreement.

(b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

18. Severability. If for any reason any provision of this Agreement is held invalid, the parties agree that the court or arbitrator shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable. Any invalid provision shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

19. Headings. The headings of the Agreement paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20. Governing Law. This Agreement has been executed and delivered in the Commonwealth of Virginia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of the Commonwealth of Virginia.

21. Rights of Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

22. Notices. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Bank:	Chairman
Board of Directors
Xenith Bank
901 East Cary Street, Suite 1700
One James Center
Richmond, Virginia 23219

with copy to
Bank’s counsel:	[ ]

To Executive:	[ ]

with copy to
Executive’s counsel:	[ ]

[Signatures contained on the following page.]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and Executive has signed this Agreement, as of the Effective Date set forth above.

XENITH BANK

By:

Name:

Title:

Executive

EXHIBIT A

Membership on Boards of Directors/Trustees

EXHIBIT B

Form of Release and Waiver

This Release and Waiver (hereinafter “Release”) is entered into this      day of             ,             , by and between XENITH BANK, a Virginia banking corporation (the “Bank”), and                      (hereinafter “Executive”) (collectively, the “Parties”).

WHEREAS, Executive was employed with the Bank as its                      [Title] pursuant to that certain Employment Agreement dated as of                 , 20     by and between the Bank and Executive (the “Employment Agreement”); and

WHEREAS, the Executive’s employment with the Bank terminated as of                      (the “Effective Date”);

WHEREAS, the execution of this Release is an express condition to Executive’s receipt of any severance payment under the Employment Agreement; and

WHEREAS, Executive and the Bank desire to achieve an amicable separation and to settle fully and finally any and all differences between them, including, but in no way limited to, any disputes arising from Executive’s termination from the Bank, as well as any other claim that could have been asserted arising out of Executive’s employment with the Bank;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Release and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1. Termination of Employment; Return of Property. Executive hereby agrees that the Employment Agreement and the employment relationship between Executive and the Bank have been terminated as of the Effective Date. Executive agrees to immediately return all property of the Bank, including without limitation all Bank records, files, customer information, computer hardware and all data resident thereon that Executive created, used, or possessed during his employment with the Bank.

2. Executive Benefits. As of the Effective Date, all of Executive’s employee-related benefits with the Bank have been terminated, subject only to any notice and continuation requirements established by applicable law (including but not limited to COBRA) and                      [Describe other benefits, if any].

3. Payment and Other Consideration to Executive. In consideration of the release set forth below and subject to Executive’s strict compliance with all of the terms and provisions of this Release, all of which are deemed material, the Bank agrees to the following:

(a) Payment. Subject to the provisions of Section 12(c), the Bank shall                      [Describe payment terms].

(b) Valuable Consideration. No Other Payments Due. Executive acknowledges that

(c) the referenced payments constitute good and valuable consideration for this Release, including but not limited to his release of claims in Sections 5 and 6. Executive further acknowledges that he has otherwise received payment for all other salary, bonuses, other compensation, and business-related expenses for all prior periods of employment with the Bank and that he is not owed or entitled to any such or other compensation, bonuses, or vacation pay from the Bank for any prior period of employment with the Bank.

4. Confidentiality; Non-Disparagement.

(a) Executive agrees to keep the existence and terms of this Release strictly confidential and not to disclose any information regarding this Release or its terms to any third party (including any current or former employees of the Bank) except Executive’s spouse, tax advisor, or legal counsel, unless compelled by a court of competent jurisdiction.

(b) Executive also agrees that he shall not undertake any disparaging or harassing conduct (or make any disparaging or harassing statements to any third party) regarding the Bank or any of the Bank’s affiliates and/or its or their directors, managers, supervisors, employees, agents, predecessors/successors/assigns, or their respective products/services.

5. Release of All Claims.

(a) As a material inducement to the Bank to enter into this Release, Executive irrevocably and unconditionally agrees to and does hereby release, acquit, and forever discharge the Bank, the Bank’s affiliates and each and all of its or their owners, shareholders, directors, officers, employees, former employees, representatives, attorneys, agents, and all persons acting by, through, under or in concert with any of them (herein jointly and individually called the “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys fees and legal expenses), of any nature whatsoever, whether known or unknown (hereinafter collectively referred to as “Claim” or “Claims”), which Executive now has or may hereafter have against any Released Party by reason of any matter, act, omission, cause, or event that has occurred up to the present date, including, without limitation, any and all claims related or in any manner incidental to Executive’s employment with the Bank, the cessation of his employment with the Bank, the Employment Agreement, and/or the termination of the Employment Agreement, provided that the foregoing release shall not release any benefits under COBRA for post termination benefits (subject to Executive’s proper election and payment for any such benefit, as applicable) or any payments or benefits expressly payable under this Release.

(b) The general waiver and release set forth in Section 5(a) includes, but is not limited to, all Claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1963, as amended; the American’s With Disabilities Act of 1990, as amended; the Executive Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment Retraining and Notification Act, as amended; the Fair Labor Standards Act, as amended; any applicable Executive Order Programs; any other applicable employment laws; or any other federal, state, or local law, rule, public policy, or regulation; and/or the common law, including but not limited to any claims relating to any and all agreements, contracts, arrangements and understandings (whether employment-related or otherwise). Without limiting the general waiver and release set forth in Section 5(a), Executive also agrees to release the Bank and the Released Parties from any and all Claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., (including any alleged harassment, retaliation, or discrimination on the basis of age or other violation thereof), or comparable state or local law. Without limiting the general waiver and release set forth in Section 5(a), Executive also agrees to release the Bank and the Released Parties from any and all Claims Executive may have for wrongful discharge, breach of contract, infliction of emotional distress or defamation; relating to or arising out of any agreement or understanding between Executive and the Bank; and/or arising under any policies, practices or procedures of the Bank.

(c) It is the intent of Executive to release all claims of every nature and kind, whether known or unknown, accrued or unclaimed, which Executive may have against the Bank or any other released person or entity as of the date of the execution of this Release, and under the Age Discrimination in Employment Act (subject to the applicable consideration period and revocation right), as set forth therein. Executive agrees that his release shall apply to all claims and causes of action against any Released Party, whether actual or potential, known or unknown, suspected or unsuspected, or foreseen or unforeseen.

(d) Executive expressly acknowledges, agrees and stipulates with the Bank that this Release may be pled by the Bank or any other released person or entity as a complete defense and will fully and finally bar any such known or unknown claim or claims of Executive based on any matter, act, omission, cause, or event occurring up to the date of this Release.

(e) Executive represents and warrants that if a class action lawsuit is filed against the Bank in the future relating to any form of employment discrimination and Executive is arguably a member of the class of plaintiffs, Executive hereby “opts out” of any class, and agrees that the class representative(s), if any, cannot pursue claims on his behalf.

6. Workman’s Compensation Claims. Executive represents and warrants that he has no present knowledge of any injury to him which either will or might lead to his recovery of compensation as a Workman’s Compensation Claim and, to the extent he may lawfully release such claims, Executive agrees to release the Bank and the Released Parties from any and all Claims Executive may have relating to or arising out of any Workman’s Compensation law, rule, policy, or regulation.

7. Covenant Not to Sue. Executive irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind based upon any matter released or purported to be released hereby.

8. Knowing and Voluntary Release. Executive agrees and represents that he (i) has sufficient and adequate educational and business experience to understand the meaning of this Release, including but not limited to the release and waiver of claims, (ii) has had a sufficient and reasonable amount of time in which to review and consider this Release, (iii) has had the opportunity to be advised by legal counsel about this Release,(iii) has had the opportunity to be advised by legal counsel about this Release before signing it, (iv) has the full legal capacity to enter into this Release, (v) has carefully read, and has fully and completely understood, all of the provisions of this Release and their meaning, intent, and legal effect, (vi) is not under any mental impairment or otherwise unable to read, consider, and understand the terms of this Release, (vii) has knowingly and voluntarily executed this Release, (vii) has knowingly and voluntarily executed this Release and agreed to all of the terms set forth in this Release, and (viii) knowingly and voluntarily intends to be legally bound by this Release. EXECUTIVE FURTHER AGREES AND REPRESENTS THAT HE UNDERSTANDS THAT THIS RELEASE CONTAINS RELEASES OF ALL KNOWN AND UNKNOWN CLAIMS.

9. No Admission of Liability. No part of this Release or any action on the part of any party in resolving this matter with the other party shall be considered or shall constitute an admission of any wrongful conduct or violation of any law or that any party was at any time entitled to relief for any action or conduct of the other party (or any agent or employee thereof).

10. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and by any one or more of the following means: (i) if mailed by prepaid certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, such notice shall be deemed to have been received on the date shown on the receipt; (ii) if telecopied, such notice shall be followed forthwith by letter by first class mail, postage prepaid, and shall be deemed to have been received on the next business day following dispatch by telecopy and acknowledgment of receipt by the recipient’s telecopy machine; (iii) if delivered by hand, such notice shall be deemed effective when delivered; or (iv) if delivered by national overnight courier, such notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under this Release shall be given to the parties hereto at the following addresses:

If to the Bank:

President and Chief Executive Officer

Xenith Bank

901 East Cary Street

Suite 1700

One James Center

Richmond, Virginia 23219

If to Executive:

11. Miscellaneous.

(a) Legality and Severability. The Parties covenant and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule, or regulation. In the event a court of competent jurisdiction finds any provision (or subpart thereof) to be illegal or unenforceable, the Parties agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Release valid and enforceable. Any illegal or unenforceable provision (or subpart thereof) shall otherwise be severable and shall not affect the validity of the remainder of such provision and any other provision of this Release.

(b) Entire Agreement. This Release constitutes the entire understanding between the Parties regarding the subject matters addressed herein and supersedes any prior oral or written agreements between the Parties. The Bank has not made any promises, representations, or agreements of any kind to Executive in consideration for entering into this Release beyond those expressly set forth in this Release.

(c) Modification, Governing Law. This Release can only be modified by a writing signed by the Parties, and shall be interpreted in accordance with and governed by the laws of the Commonwealth of Virginia without regard to the choice of law provisions thereof.

(d) Review and Voluntariness of Release. The Parties acknowledge that they have had the opportunity to consult with legal counsel of their choice, that they have in fact read and do understand such provisions, and that they have voluntarily entered into this Release. The Parties agree that this Release shall be construed as drafted by both of them, as parties of equivalent bargaining power and not for or against either of them as drafter.

(e) Non-Waiver. The failure of the Parties to insist upon or enforce strict performance of any provision of this Release or to exercise any rights or remedies will not be construed as a waiver by either the Bank or Executive to assert or rely upon any such provision, right or remedy in that or any other instance.

(f) Assignment. The Bank may assign this Release or the obligations of Executive without Executive’s prior written consent and approval, if the Bank is ever sold or otherwise substantially conveyed either by way of a merger, stock sale, or by way of a sale of assets. Other than the foregoing permitted assignments, this Release shall not be assigned without the consent of the other Party. This Release shall also be binding upon and benefit the parties hereto and their respective heirs, successors, legal representatives, executors or assigns.

(g) No Bar. Executive acknowledges and agrees that the existence of any claim or cause of action against the Bank shall not constitute a defense to the enforcement by the Bank of Executive’s covenants, obligations, or undertakings in this Release or any other agreement.

(h) Offset. Executive authorizes the Bank to offset against any amount(s) otherwise payable to Executive under this Release (i) the replacement costs, as of the date of replacement, of any Bank property not returned by Executive and (ii) any amount of any other debt owed by Executive to the Bank.

(i) Injunctive Relief. Executive acknowledges that it would be difficult to calculate the Bank’s damages from his breach of this Release, and that money damages would therefore be an inadequate remedy. Accordingly, upon such breach, Executive acknowledges that the Bank may seek and shall be entitled to temporary, preliminary, and/or permanent injunctive relief against Executive, and/or other appropriate orders to restrain such breach. Nothing in this provision shall limit the Bank from seeking any other damages or relief provided by applicable law for breach of this Release or any section or provision hereof

12. Review and Revocation Rights.

(a) Executive acknowledges that he may have twenty-one (21) days from receipt of this Release to review and consider this Release before signing, and that signing the Release shall constitute a waiver of any remaining balance of the twenty-one (21) day waiting period. Executive agrees that any changes to this Release do not restart the running of this twenty-one (21) day period. Executive also acknowledges that he has hereby been advised to consult an attorney about this Release prior to its execution.

(b) Executive further understands that he may revoke this Release within seven (7) days from the date on which this document is executed by Executive and that this Release is not effective or enforceable until such revocation period has expired. Revocation may be made by delivering a written notice of revocation to the Bank as described in Section 10. For this revocation to be effective, such written notice must be received by said individual no later than midnight on the seventh day after Executive signs this Release.

(c) Executive further acknowledges and understands that this Release is not effective or enforceable (and that the above referenced Payments will not commence) until such revocation period has expired. If Executive revokes this Release, this Release shall not be enforceable or effective and Executive will not receive the benefits described in this Release.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Release as of the date first above written.

BANK:	EXECUTIVE:

XENITH BANK

By:

Its:

Date:	Date:

Exhibit G

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

XENITH BANKSHARES, INC.

(AS OF         , 2009)

ARTICLE I

The name of the Corporation is Xenith Bankshares, Inc.

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

ARTICLE III

1. Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 125,000,000, of which 100,000,000 shares shall be shares of common stock, par value $1.00 per share (“Common Stock”), and of which 25,000,000 shares shall be of preferred stock, par value $1.00 per share (“Preferred Stock”).

2. Preferred Stock. The Board of Directors by filing articles of amendment may determine the preferences, limitations and relative rights, to the extent permitted by the Virginia Stock Corporation Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

3. Common Stock.

(a) Subject to provisions of applicable law and any other provisions of these Articles of Incorporation or any amendment hereto, each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders.

(b) Subject to provisions of applicable law and any other provisions of these Articles of Incorporation or any amendment hereto, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared by the Board of Directors from time to time.

ARTICLE IV

1. The number of Directors constituting the Board of Directors shall be determined in accordance with the Corporation’s Bylaws.

2. Directors may be removed by the shareholders only with cause.

ARTICLE V

The initial registered office shall be located at Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219 in the City of Richmond, and the initial registered agent shall be J. Waverly Pulley, III, who is an individual, a resident of the Commonwealth of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

ARTICLE VI

Except as otherwise required by the Virginia Stock Corporation Act or by the Board of Directors acting pursuant to subsection D of Section 13.1-707 of the Virginia Stock Corporation Act (or any successor provision):

1.	the vote required to constitute any voting group’s approval of any corporate action, except the election of directors, an amendment or restatement of these Articles of Incorporation, a merger, a share exchange, a sale or other disposition of all or substantially all of the Corporation’s property otherwise than in the usual and regular course of business, or the dissolution of the Corporation, shall be a majority of all votes cast on the matter by such voting group at a meeting at which a quorum of such voting group exists;

2.	directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present; and

3.	the vote required to constitute approval of an amendment or restatement of these Articles of Incorporation, a merger, a share exchange, a sale or other disposition of all or substantially all of the Corporation’s property otherwise than in the usual and regular course of business or the dissolution of the Corporation shall be a majority of all votes entitled to be cast by each voting group entitled to vote on such action.

ARTICLE VII

1. In this Article:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees.

“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

2. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

3. The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or officer of the Corporation, or (b) any Director or officer of the Corporation who is or was serving at the request of the Corporation as a Director, member, trustee, partner, manager, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with any proceeding; unless, in either case, he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

4. The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including counsel fees, incurred by any such Director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

5. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in section 2 or 3 of this Article.

6. Any indemnification under section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in section 3 of this Article.

The determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

(b) If a quorum cannot be obtained under subsection (a) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties to the proceeding may participate), consisting solely of two or more Directors not at the time parties to the proceeding; or

(c) By special legal counsel:

(i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section 6; or

(ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section 6 and a committee cannot be designated under subsection (b) of this section 6, selected by majority vote of the full Board of Directors, in which selection Directors who are parties to the proceeding may participate; or

(d) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this section 6 to select special legal counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7. (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section 6 of this Article if the applicant furnishes the Corporation:

(i) a written statement of his or her good faith belief that he or she has met the standard of conduct described in section 3 of this Article; and

(ii) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

(b) The undertaking required by paragraph (ii) of subsection (a) of this section 7 shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(c) Authorizations of payments under this section shall be made by the persons specified in section 6 of this Article.

8. The Corporation may indemnify or contract to indemnify any person not specified in section 2 or 3 of this Article who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as Director, member, trustee, partner, manager, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section 3 of this Article.

9. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, member, trustee, partner, manager, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him or her in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.

10. Every reference herein to Directors, members, trustees, partners, managers, officers, employees or agents shall include former Directors, members, trustees, partners, managers, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

11. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

Exhibit H

AMENDED AND RESTATED

BYLAWS

OF

XENITH BANKSHARES, INC.

ARTICLE I.

Meetings of Shareholders.

1.1 Places of Meetings. All meetings of the shareholders shall be held at such place, either within or without the Commonwealth of Virginia, as from time to time may be fixed by the Board of Directors.

1.2 Annual Meetings. The annual meeting of the shareholders, for the election of Directors and transaction of such other business as may come before the meeting, shall be held in each year on the first Thursday in May, at 10:00 a.m., if that day is not a legal holiday. If that day is a legal holiday, the annual meeting shall be held on the next succeeding day not a legal holiday.

1.3 Special Meetings. A special meeting of the shareholders for any purpose or purposes may be called at any time by the Chairman of the Board, the President or by a majority of the Board of Directors. At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

1.4 Notice of Meetings. Written or printed notice stating the place, day and hour of every meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting in any manner permitted by the Virginia Stock Corporation Act (the “VSCA”), including by electronic transmission (as defined therein). Such further notice shall be given as may be required by law, but meetings may be held without notice if all the shareholders entitled to vote at the meeting are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.

1.5 Quorum. Any number of shareholders together holding at least a majority of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by the Chairman of the meeting or by a majority of the shareholders present or represented by proxy without notice other than by announcement at the meeting.

1.6 Voting. At any meeting of the shareholders, each shareholder of a class entitled to vote on any matter coming before the meeting shall, as to such matter, have one vote, in person or by proxy, for each share of capital stock of such class standing in his or her name on the books of the Corporation on the date, not more than 70 days prior to such meeting, fixed by the Board of Directors as the record date for the purpose of determining shareholders entitled to vote. Every proxy shall be in writing, dated and signed by the shareholder entitled to vote or his or her duly authorized attorney-in-fact.

1.7 Inspectors. An appropriate number of inspectors for any meeting of shareholders may be appointed by the Chairman of such meeting. Inspectors so appointed will open and close the polls, will receive and take charge of proxies and ballots, and will decide all questions as to the qualifications of voters, validity of proxies and ballots, and the number of votes properly cast.

1.8 Advance Notice of Nominations and Shareholder Proposals.

(a) Except as otherwise expressly provided by the Articles of Incorporation, nominations for the election of Directors shall be made by the Board of Directors or by any shareholder entitled to vote in elections of Directors. However, any shareholder entitled to vote in election of Directors may nominate one or more persons for election as Directors at an annual meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States registered or certified mail, postage prepaid, to the Secretary of the Corporation not later than 120 days prior to the date of the anniversary of the immediately preceding annual meeting. Each notice shall set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”), had the nominee been nominated, or intended to be nominated, by the Board of Directors (the requirement set forth in this clause (iv) shall apply regardless of whether the Corporation is subject to Section 14 of the Securities Exchange Act of 1934, as amended), and shall include a consent signed by each such nominee to serve as a Director of the Corporation if so elected; (v) a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Corporation; (vi) a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing and (vii) a representation that the shareholder will notify the Corporation in writing of any changes to the information provided pursuant to clauses (ii), (iii), (v) and (vi) above that are in effect as of the record date for the relevant meeting. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(b) To be properly brought before a meeting of shareholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors; or (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be given, either by personal delivery or by United States registered or certified mail, postage prepaid, to the Secretary of the Corporation, in the case of an annual meeting, not later than 120 days prior to the date of the anniversary of the immediately preceding annual meeting. A shareholder’s notice to the Secretary shall set forth, as to each matter the shareholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, with respect to such business, and the reasons for conducting such business at the meeting, (ii) the name and address of record of the shareholder proposing such business, (iii) the class and number of shares of the corporation that are beneficially owned by the shareholder; (iv) any material interest of the shareholder in such business; (v) a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Corporation; (vi) a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing and (vii) a representation that the shareholder will notify the Corporation in writing of any changes to the information provided pursuant to clauses (iii), (iv), (v) and (vi) above that are in effect as of the record date for the relevant meeting. In the event that a shareholder attempts to bring business before an annual meeting without complying with the foregoing procedure, the Chairman of the meeting may declare at the meeting that the business was not properly brought before the meeting and, if he or she shall so declare, such business shall not be transacted.

ARTICLE II.

Directors.

2.1 General Powers. The property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors, and, except as otherwise expressly provided by law, the Articles of Incorporation or these Bylaws, all of the powers of the Corporation shall be vested in such Board.

2.2 Number of Directors and Qualifications. The number of Directors constituting the Board of Directors shall be designated by resolution of the Board, but shall be at least eight and not more than 20.

2.3 Election and Removal of Directors; Quorum.

(a) Directors shall be elected at each annual meeting of shareholders to succeed those Directors whose terms have expired and to fill any vacancies then existing.

(b) Directors shall hold their offices for terms of one year and until their successors are elected. Except as otherwise expressly provided by the Articles of Incorporation, any Director may be removed from office at a meeting called expressly for that purpose by the vote of shareholders if the votes cast to remove such Director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group or voting groups by which such Director was elected.

(c) Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board, and the term of office of any Director so elected shall expire at the next shareholders’ meeting at which Directors are elected.

(d) A majority of the number of Directors prescribed in these Bylaws shall constitute a quorum for the transaction of business. Except as otherwise provided by the Articles of Incorporation, the act of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Less than a quorum may adjourn any meeting.

2.4 Meetings of Directors. An annual meeting of the Board of Directors shall be held as soon as practicable after the adjournment of the annual meeting of shareholders at such place as the Board may designate. Other meetings shall be held at places within or without the Commonwealth of Virginia and at times fixed by resolution of the Board, or upon call of the Chairman of the Board, the President or a majority of the Directors. The Secretary or officer performing the Secretary’s duties shall give not less than 24 hours’ notice by any manner permitted in the VSCA, including by electronic transmission (as defined therein), of all meetings of the Board of Directors, provided that notice need not be given of the annual meeting or of regular meetings held at times and places fixed by resolution of the Board. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting.

ARTICLE III.

Committees.

3.1 Executive Committee. The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these Bylaws, may elect an Executive Committee which shall consist of not less than three Directors, including the Chairman of the Board, the President and at least one other Director. When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by law, by the

Articles of Incorporation or by these Bylaws, except as provided in the VSCA. The Executive Committee shall report at the next regular or special meeting of the Board of Directors all action which the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.

3.2 Governance and Compensation Committee. The Board of Directors, at its regular annual meeting, shall designate a Governance and Compensation Committee, which shall consist of three or more Directors, each of whom shall satisfy the independence requirements of the Nasdaq Stock Market (“NASDAQ”) and the SEC, as amended from time to time. The responsibilities of the Governance and Compensation Committee shall be set forth in its charter as approved by the Board of Directors.

The Governance and Compensation Committee shall fix its own rules of procedure. The Committee shall keep minutes of its meetings, and all action taken shall be reported to the Board of Directors. Vacancies on the Governance and Compensation Committee shall be filled by the Board of Directors, and members shall be subject to removal by the Board at any time.

3.3 Audit and Compliance Committee. The Board of Directors, at its regular annual meeting, shall designate an Audit and Compliance Committee, which shall consist of three or more Directors whose membership on the Committee shall meet the requirements set forth in the rules of the NASDAQ and the SEC, as amended from time to time. The responsibilities of the Audit and Compliance Committee shall be set forth in its charter as approved by the Board of Directors.

The Audit and Compliance Committee shall fix its own rules of procedure. The Committee shall keep minutes of all of its meetings, and all action taken shall be reported to the Board of Directors. Vacancies on the Audit and Compliance Committee shall be filled by the Board of Directors, and members shall be subject to removal by the Board at any time.

3.4 Other Committees. The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these Bylaws, may establish such other standing or special committees of the Board as it may deem advisable and the members, terms and authority of such committees shall be as set forth in the resolutions establishing the same.

3.5 Meetings. Regular and special meetings of any Committee established pursuant to this Article may be called and held subject to the same requirements with respect to time, place and notice as are specified in these Bylaws for regular and special meetings of the Board of Directors.

3.6 Quorum and Manner of Acting. A majority of the members of any Committee serving at the time of any meeting thereof shall constitute a quorum for the transaction of business at such meeting. The action of a majority of those members present at a Committee meeting at which a quorum is present shall constitute the act of the Committee.

3.7 Term of Office. Members of any Committee shall be elected as above provided and shall hold office until their successors are elected by the Board of Directors or until such Committee is dissolved by the Board of Directors.

3.8 Resignation and Removal. Any member of a Committee may resign at any time by giving written notice of his or her intention to do so to the President or the Secretary of the Corporation, or may be removed, with or without cause, at any time by such vote of the Board of Directors as would suffice for his or her election.

3.9 Vacancies. Any vacancy occurring in a Committee resulting from any cause whatever may be filled by a majority of the number of Directors fixed by these Bylaws.

ARTICLE IV.

Officers.

4.1 Election of Officers; Terms. The officers of the Corporation shall consist of a President, a Chief Financial Officer, a Secretary and a Treasurer. Other officers, including a Chairman of the Board, one or more Vice-Presidents (whose seniority and titles, including Executive Vice-Presidents and Senior Vice-Presidents, may be specified by the Board of Directors), and assistant and subordinate officers, may from time to time be elected by the Board of Directors. All officers shall hold office until the next annual meeting of the Board of Directors and until their successors are elected. The President shall be chosen from among the Directors. More than one office may be held by the same person as the Board of Directors may determine.

4.2 Removal of Officers; Vacancies. Any officer of the Corporation may be removed summarily with or without cause, at any time, by the Board of Directors. Vacancies may be filled by the Board of Directors.

4.3 Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or are hereinafter provided or as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his or her duties as the Board may see fit.

4.4 Duties of the President. The President shall be the chief executive officer of the Corporation and shall be primarily responsible for the implementation of policies of the Board of Directors. He or she shall have authority over the general management and direction of the business and operations of the Corporation and its divisions, if any, subject only to the ultimate authority of the Board of Directors. He or she shall be a Director, and, except as otherwise provided in these Bylaws or in the resolutions establishing such committees, he or she shall be ex officio a member of all Committees of the Board. In the absence of the Chairman and the Vice-Chairman of the Board, or if there are no such officers, the President shall preside at all corporate meetings. He or she may sign and execute in the name of the Corporation share certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law otherwise to be signed or executed. In addition, the President shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him or her by the Board of Directors.

4.5 Duties of the Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any Director for a purpose reasonably related to his or her position as a Director. The Chief Financial Officer shall render to the President and the Board of Directors, whenever they may request it, an account of the transactions of the Corporation and of the financial condition of the Corporation. The Chief Financial Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except where the signing and execution of such documents shall be expressly delegated by the Board of Directors or the President to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed. In addition, the Chief Financial Officer shall perform all duties incident to the office of the Chief Financial Officer and such other duties as from time to time may be assigned to him or her by the Board of Directors or the President.

4.6 Duties of the Vice-Presidents. Each Vice-President, if any, shall have such powers and duties as may from time to time be assigned to him or her by the President or the Board of Directors. Any Vice-President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except where the signing and execution of such documents shall be expressly delegated by the Board of Directors or the President to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed. In addition, each Vice President shall perform all duties incident to the office of Vice President and such other duties as from time to time may be assigned to him or her by the Board of Directors or the President.

4.7 Duties of the Treasurer. The Treasurer shall have charge of all funds and securities of the Corporation, shall endorse the same for deposit or collection when necessary, and shall deposit, or cause to be deposited, the same, to the credit of the Corporation, in such banks, trust companies, or other depositories as the Board of Directors may authorize. The Treasurer may endorse all commercial documents requiring endorsements for or on behalf of the Corporation and may sign and execute in the name of the Corporation all receipts and vouchers for payment made to the Corporation. The Treasurer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except where the signing and execution of such documents shall be expressly delegated by the Board of Directors or the President to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed. In addition, the Treasurer shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board of Directors or the President.

4.8 Duties of the Secretary. The Secretary shall act as secretary of all meetings of the Board of Directors and shareholders of the Corporation. When requested, he or she shall also act as secretary of the meetings of the committees of the Board. He or she shall keep and preserve the minutes of all such meetings in permanent books. He or she shall see that all notices required to be given by the Corporation are duly given and served; shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed to all share certificates of the Corporation and to all documents the execution of which on behalf of the Corporation under its corporate seal is duly authorized in accordance with law or the provisions of these Bylaws; shall have custody of all deeds, leases, contracts and other important corporate documents; shall have charge of the books, records and papers of the Corporation relating to its organization and management as a Corporation; shall see that all reports, statements and other documents required by law (except tax returns) are properly filed; and shall in general perform all the duties incident to the office of Secretary. In addition, the Secretary shall perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board of Directors or the President.

4.9 Compensation. The Board of Directors shall have authority to fix the compensation of all officers of the Corporation.

ARTICLE V.

Capital Stock.

5.1 Form. The shares of capital stock of the Corporation may be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law. Alternatively, some or all of the shares of capital stock of the Corporation may be issued without certificates in which case, within a reasonable time after issuance or transfer, the Corporation shall send, or cause to be sent, to the shareholders a written statement that shall include the information required by the VSCA to be set forth in the certificates for shares of capital stock. Transfer agents and/or registrars for one or more classes of shares of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates representing shares of such class or classes. If any officer whose signature or facsimile thereof shall have been used on a share certificate shall for any reason cease to be an officer of the Corporation and such certificate shall not then have been delivered by the Corporation, it may thereafter be issued and delivered as though such person had not ceased to be an officer of the Corporation.

5.2 Lost, Destroyed and Mutilated Certificates. Holders of certificated shares of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion cause one or more new certificates or uncertificated shares for the same number of shares in the aggregate to be issued to such shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

5.3 Transfer of Shares. The Board of Directors may make rules and regulations concerning the issue, registration and transfer of shares of capital stock of the Corporation. The certificated shares of the Corporation shall be transferable or assignable only on the books of the Corporation by the holder in person or by attorney on surrender of the certificate for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. Uncertificated shares of the Corporation shall be transferable or assignable only on the books of the Corporation upon proper written instruction of the holder of such shares. The Corporation will recognize, however, the exclusive right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

5.4 Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 70 days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notices of the meeting are mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

5.5 Control Share Acquisition Statute. Article 14.1 of the VSCA shall not apply to acquisition of shares of capital stock of the Corporation.

ARTICLE VI.

Miscellaneous Provisions.

6.1 Seal. The seal of the Corporation shall consist of a flat-faced circular die, of which there may be any number of counterparts, on which there shall be engraved the word “Seal” and the name of the Corporation.

6.2 Fiscal Year. The fiscal year of the Corporation shall end on such date and shall consist of such accounting periods as may be fixed by the Board of Directors.

6.3 Checks, Notes and Drafts. Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.

6.4 Amendment of Bylaws. Unless proscribed by the Articles of Incorporation, these Bylaws may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors fixed by these Bylaws. The shareholders entitled to vote in respect of the election of Directors, however, shall have the power to rescind, amend, alter or repeal any Bylaws and to enact Bylaws which, if expressly so provided, may not be amended, altered or repealed by the Board of Directors.

6.5 Voting of Shares Held. Unless otherwise provided by resolution of the Board of Directors or of the Executive Committee, if any, the President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the

Corporation, to cast the vote which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation, or to consent in writing to any action by any such other corporation; and the President shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Corporation, and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises. In lieu of such appointment the President may himself or herself attend any meetings of the holders of shares or other securities of any such other corporation and there vote or exercise any or all power of the Corporation as the holder of such shares or other securities of such other corporation.

ARTICLE VII.

Emergency Bylaws.

The Emergency Bylaws provided in this Article VII shall be operative during any emergency, notwithstanding any different provision in the preceding Articles of these Bylaws or in the Articles of Incorporation of the Corporation or in the VSCA (other than those provisions relating to emergency Bylaws). An emergency exists if a quorum of the Corporation’s Board of Directors cannot readily be assembled because of some catastrophic event. To the extent not inconsistent with these Emergency Bylaws, the Bylaws provided in the preceding Articles shall remain in effect during such emergency and upon the termination of such emergency the Emergency Bylaws shall cease to be operative unless and until another such emergency shall occur.

During any such emergency:

(a) Any meeting of the Board of Directors may be called by any officer of the Corporation or by any Director. The notice thereof shall specify the time and place of the meeting. To the extent feasible, notice shall be given in accord with Section 2.4 above, but notice may be given only to such of the Directors as it may be feasible to reach at the time, by such means as may be feasible at the time, including publication or radio, and at a time less than 24 hours before the meeting if deemed necessary by the person giving notice. Notice shall be similarly given, to the extent feasible, to the other persons referred to in (b) below.

(b) At any meeting of the Board of Directors, a quorum shall consist of a majority of the number of Directors fixed at the time by Article II of the Bylaws. If the Directors present at any particular meeting shall be fewer than the number required for such quorum, other persons present as referred to below, to the number necessary to make up such quorum, shall be deemed Directors for such particular meeting as determined by the following provisions and in the following order of priority:

(i) Vice-Presidents not already serving as Directors, in the order of their seniority of first election to such offices, or if two or more shall have been first elected to such offices on the same day, in the order of their seniority in age;

(ii) All other officers of the Corporation in the order of their seniority of first election to such offices, or if two or more shall have been first elected to such offices on the same day, in the order of their seniority in age; and

(iii) Any other persons that are designated on a list that shall have been approved by the Board of Directors before the emergency, such persons to be taken in such order of priority and subject to such conditions as may be provided in the resolution approving the list.

(c) The Board of Directors, during as well as before any such emergency, may provide, and from time to time modify, lines of succession in the event that during such an emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties.

(d) The Board of Directors, during as well as before any such emergency, may, effective in the emergency, change the Corporation’s principal office, or designate several alternative offices, or authorize the officers so to do.

No officer, Director or employee shall be liable for action taken in good faith in accordance with these Emergency Bylaws.

These Emergency Bylaws shall be subject to repeal or change by further action of the Board of Directors or by action of the shareholders, except that no such repeal or change shall modify the provisions of the next preceding paragraph with regard to action or inaction prior to the time of such repeal or change. Any such amendment of these Emergency Bylaws may make any further or different provision that may be practical and necessary for the circumstances of the emergency.